                                        Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 333-101117

                         GOLFSMITH INTERNATIONAL, INC.

                               OFFER TO EXCHANGE

                                  $93,750,000

                      8.375% SENIOR SECURED NOTES DUE 2009
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                      FOR

                          ALL OUTSTANDING UNREGISTERED
                      8.375% SENIOR SECURED NOTES DUE 2009
                            ------------------------
THE REGISTERED NOTES

- The terms of the new notes are substantially identical to the old notes, except that the new notes will be freely tradable.

- We will pay interest on the new notes at an annual rate of 8.375%. Interest on the new notes is payable on March 1 and September 1 of each year, beginning March 1, 2003.

- The new notes will be senior secured obligations and will rank equally with all of our other senior indebtedness. As of March 29, 2003, we had $2.1 million of senior indebtedness outstanding in addition to the notes.

- The information in this prospectus is not complete and may be changed. We may not offer these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The new notes will mature on October 15, 2009.

- Our senior credit facility and the related guarantees are secured by a first priority lien on substantially all of our assets, the assets of our parent (including our common stock) and the assets of our subsidiaries, other than real property, fixtures, equipment and proceeds thereof. The new notes and the related guarantees will be secured by a first priority lien on real property, fixtures, equipment and the proceeds thereof and a second priority lien on substantially all other assets.

- We may redeem some or all of the new notes at any time prior to October 15, 2006 at a make-whole redemption price. On or after October 15, 2006, we may, at our option, redeem some or all of the new notes at a redemption price that will decrease ratably from 106.50% of accreted value to 100.00% of accreted value on October 15, 2008, in all cases plus accrued and unpaid interest. Prior to October 15, 2005, we may redeem on one or more occasions new notes and old notes, if any outstanding, in an amount equal to up to 35% in the aggregate of the principal amount at maturity of the notes originally issued at a redemption price equal to 113% of accreted value plus accrued and unpaid interest with the proceeds of certain equity offerings.

- On October 15, 2007 and October 15, 2008, we must make a partial pro rata redemption of 20% and 10% (which percentages are subject to reduction as described in this prospectus), respectively, of the principal amount at maturity of each new note, plus accrued and unpaid interest to the redemption date. These redemption requirements may be reduced by the aggregate principal amount at maturity of any notes we have previously repurchased pursuant to excess cash flow offers.

- Within 120 days after the end of each fiscal year and beginning after the first full fiscal year, we must offer to repurchase a portion of the notes at 100% of their accreted value with 50% of our excess cash flow.

- If we experience a change of control, we must give holders of the new notes the opportunity to sell to us their new notes at 101% of their accreted value plus accrued and unpaid interest.

- If we sell assets, we may have to offer to use the proceeds to repurchase new notes at 100% of their accreted value plus accrued and unpaid interest.

- All of our existing and future domestic restricted subsidiaries and our parent company will fully and unconditionally guarantee the new notes, jointly and severally, on a senior secured basis.

- We do not intend to list the new notes on any securities exchange or to include the new notes in any automated quotation system. Currently, there is currently no public market for the new notes.

THE EXCHANGE OFFER

- The exchange offer will expire at 5:00 p.m. New York City time, on July 21, 2003, unless extended.

- The exchange offer is not subject to any conditions other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

- All old notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.
                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF THE FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN EXCHANGE OF OLD NOTES FOR NEW NOTES.

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is June 18, 2003.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................     i
Market Share, Ranking and Other Industry Data...............    ii
Summary.....................................................     1
Risk Factors................................................    14
Forward-Looking Statements..................................    29
Use of Proceeds.............................................    31
Capitalization..............................................    32
The Exchange Offer..........................................    33
Unaudited Pro Forma Condensed Financial Statements..........    43
Selected Consolidated Financial Data........................    46
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    47
Business....................................................    61
Management..................................................    71
Principal Stockholders......................................    77
Related Party Transactions..................................    79
Description of Senior Credit Facility.......................    82
Description of the New Notes................................    86
Material United States Federal Income Tax Consequences......   132
Plan of Distribution........................................   137
Legal Matters...............................................   137
Experts.....................................................   137
Index to Consolidated Financial Statements..................   F-1

     EACH BROKER-DEALER THAT RECEIVES NEW NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THE NEW NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, WHICH WE REFER TO AS THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR OLD NOTES WHERE THE OLD NOTES WERE ACQUIRED BY THE BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, FOR A PERIOD OF UP TO 180 DAYS AFTER THE EXPIRATION OF THE EXCHANGE OFFER, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. The registration statement and the exhibits and schedules thereto will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N. W., Washington, D. C. 20549, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D. C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the operation of the public reference facilities. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

     You may also request a copy of these filings at no cost, by writing or calling us at the following address:

           Golfsmith International, Inc.
           11000 N. IH-35
           Austin, Texas 78753-3195
           (512) 837-8810
           Attention: Chief Executive Officer

     TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST IT NO LATER THAN FIVE (5) BUSINESS DAYS BEFORE JULY 21, 2003, THE EXPIRATION DATE OF THE EXCHANGE OFFER.

     In addition, while any notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR ANY OF THE GUARANTORS HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE ONLY OFFERING TO EXCHANGE THE OLD NOTES FOR NEW NOTES IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                 MARKET SHARE, RANKING AND OTHER INDUSTRY DATA

     The market share, ranking and other industry data contained in this prospectus are based either on our estimates or derived from industry data or third-party sources and, in each case, we believe these estimates are reasonable as of the date of this prospectus. However, market share data is subject to change and cannot always be verified due to limits on the availability and reliability of independent sources, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, purchasing patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be accurate.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read this prospectus carefully before making an investment decision. On October 15, 2002, we were acquired by a subsidiary of Atlantic Equity Partners III, L.P. in a merger transaction described below under "-- The Merger." Unless the context requires otherwise, references in this prospectus to (1) "Golfsmith," "our company," "we," "our," "us" and similar expressions refer to Golfsmith International, Inc., a Delaware corporation, and its consolidated subsidiaries and (2) "Holdings" refers to Golfsmith International Holdings, Inc., a Delaware corporation, which became our parent company upon completion of the merger. As a result of applying the required purchase accounting rules, the financial statements of Golfsmith International Holdings, Inc. are significantly affected. The application of purchase accounting rules results in different accounting bases and hence financial information for the periods beginning on October 16, 2002. The term "successor" refers to Golfsmith International Holdings, Inc. and all of its subsidiaries, including Golfsmith International, Inc. following the acquisition on October 15, 2002. The term "predecessor" refers to Golfsmith International, Inc. prior to being acquired by Golfsmith International Holdings, Inc.

     References to "fiscal 2002" refer to the combined financial results of our predecessor from December 30, 2001 through October 15, 2002 and of Holdings from October 16, 2002 through December 28, 2002. As used herein, references to any "fiscal" year of our company refer to the fiscal year of us or our predecessor ended or ending on the Saturday closest to December 31 of such year.

                                  THE COMPANY

OVERVIEW

     We believe we are one of the largest, multi-channel, specialty retailers of golf equipment and related accessories in the industry, as determined by sales, and are an established designer and marketer of golf equipment. We have a 35-year history as a retailer in the golf industry. We offer equipment from leading manufacturers, including Callaway(R), Cobra(R), FootJoy(R), Nike(R), Ping(R), Taylor Made(R) and Titleist(R). In addition, we offer our own proprietary brands, including Golfsmith(R), Lynx(R), Snake Eyes(R) and Killer Bee(R). We market our products through 26 superstores as well as through our direct-to-consumer channel, which includes our clubmaking and accessory catalogs and our Internet site. In fiscal 2001, fiscal 2002 and the three months ended March 29, 2003, we generated net revenues of $221.4 million, $218.1 million and $45.8 million, respectively. We had net income of $7.2 million in fiscal 2001 and net losses of $2.2 million and $1.2 million in fiscal 2002 and the three months ended March 29, 2003, respectively.

     We offer a complete line of golf equipment and related accessories through multiple distribution channels:

          Superstores. We opened our first golf superstore in 1992 and currently operate 26 superstores. These stores range in size from approximately 10,000 to 30,000 square feet. Our superstores feature a wide selection of golf equipment from substantially all of the major name brand manufacturers. Our superstore format enables us to provide customers a superior shopping experience and a wide selection of golf products. Our superstores accounted for approximately 56.7% and 54.7% of our net revenues for fiscal 2002 and the three months ended March 29, 2003, respectively.

          Direct-to-Consumer. Our principal publications are the Golfsmith Accessory Catalog and the Golfsmith Clubmaking Catalog. We leverage our sizable catalog business through our website, www.golfsmith.com. Through our direct-to-consumer distribution channels, we provide customers our extensive offering of products, including equipment, apparel, accessories and clubmaking components and tools. Our direct-to-consumer channels accounted for approximately 40.3% and 43.4% of our net revenues for fiscal 2002 and the three months ended March 29, 2003, respectively.

     In 1993, we partnered with Austin native and well-known golf instructor, the late Harvey Penick, to form the Harvey Penick Golf Academy. The academy earned a spot in GOLF Magazine's listing of golf's top 25 instructional schools in 1999 and has attracted over 15,000 students since its inception. We believe the academy adds to our quality image and helps contribute to sales at our adjacent Austin superstore. We believe that the strength of the Harvey Penick name and the academy's strong reputation could allow us to open additional Harvey Penick Golf Academies although we do not currently have plans to open any new academies. The academy accounted for approximately 0.5% and 0.4% of our net revenues for fiscal 2002 and the three months ended March 29, 2003, respectively.

     We work with a group of international distributors to offer golf club components and equipment to clubmakers and golfers in selected regions outside the United States. In the United Kingdom, we sell our proprietary branded equipment through a commissioned sales force directly to retailers. Throughout most of Europe and parts of Asia and other parts of the world, we sell our products through a network of distributors. In fiscal 2002, we shipped products to customers, including through our direct-to-consumer channel, in more than 60 countries. Sales made through our international distributors and our distribution center near London accounted for approximately 2.5% and 1.9% of our net revenues for fiscal 2002 and the three months ended March 29, 2003, respectively.

INDUSTRY OVERVIEW

     The golf industry has a base of over 26 million participants in the United States and is expected to grow steadily at 1% to 2% annually over the next ten years. In addition to stability and growth, the golf industry is characterized by a base of core participants and favorable demographic trends. The typical golfer is male, just over 40 years old, has a household income of more than $70,000, and plays 22 rounds of golf per year. As the typical golfer ages and has more time and disposable income, the golf retailing industry is poised to benefit. This consumer base of over 26 million mostly affluent golfers spends approximately $6 billion annually on golf products, including range balls. In addition, there are a number of trends indicating that the golf industry will continue to grow through the next decade, including growth of the two largest segments of the American population, the 40 to 60 year old age group (the group that generally plays the most rounds and spends the most money on golf) and people in their 20s (the age when many people start playing golf), and increased interest in golf by women, junior and minority golfers. These trends may be offset by risks in the golf industry, including those posed by the general decline in the U.S. economy. We believe that since 1997, the overall worldwide premium golf club market has experienced little growth in dollar volume from year to year and that since 1999 there has been no material increase, and in 2001 a decrease, in the number of rounds played. We cannot assure you that continued declines in the U.S. economy or a reduction in discretionary consumer spending will not impede growth in the worldwide market for golf-related products.

     The retail infrastructure in the golf industry is highly fragmented. The leading retail channel for golf equipment, apparel and accessories is the specialty off-course distribution channel, which includes Golfsmith, other large golf-focused retailers and golf specialty shops not located at a golf course. The specialty off-course channel accounted for over 40% of all retail golf sales in 1999.

BUSINESS STRENGTHS

     Multi-Channel Market Leadership. We use a multi-faceted marketing strategy, which leverages our established position in the golf industry. Our distribution channels consist of our 26 superstores and our direct-to-consumer channel, which includes our clubmaking and accessory catalogs and our Internet site. This approach allows for strong sales due to the complementary nature of our channels and higher margins as we leverage our overhead and infrastructure across both channels. In addition, we believe our own high margin, vertically-integrated, proprietary product brands, Golfsmith(R), Lynx(R), Snake Eyes(R) and Killer Bee(R), benefit from traffic created by third-party manufacturers marketing their brand name golf equipment that we sell and the general marketing of our stores, catalogs, website and instructional golf academy.

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     Premier Brand Recognition.  Through 35 years of operations serving the golf industry and our multiple distribution channels, we believe we have built substantial brand equity with golfers ranging from golfers who build custom clubs to golfers who seek to improve their games through the major brands' latest equipment offerings. We have a long history in product development and design of golf club components. In addition, through our regular interaction with clubmakers, we believe we stay attuned to new developments in club design and player specifications.

     Portfolio of Proprietary Brands. Sales of our proprietary brands, including components, constituted over 21.9% and 20.8% of our net revenues in fiscal 2002 and the three months ended March 29, 2003, respectively. These brands generate substantially higher gross profit margins than products we sell that are produced by other manufacturers. We offer a wide range of quality products under several different well known brand names, which allows us to supply beginning, casual and advanced players along various price points. In addition to being an attractive source of revenue and profits, we believe that our portfolio of vertically-integrated, proprietary brands enhances the appeal of our superstores and direct-to-consumer channels and differentiates us from our competitors.

     Advanced Infrastructure. We have made significant investments in our information systems and supply-chain capabilities, which have improved the efficiency of our order fulfillment and inventory management capabilities. Our 240,000 square foot shipping facility, warehouse and distribution center at our Austin, Texas-based headquarters supports our existing network of superstores, catalog and Internet customers and should enable us to handle our expected growth with minimal additional infrastructure. Through our implementation of an ERP information system in fiscal 2000, we improved reporting, reduced our inventory levels by 31.8% from the year end of fiscal 1999 to the year end of fiscal 2002 and by 30.0% from the end of the first quarter of fiscal 1999 to the end of the first quarter of fiscal 2003, and reduced order processing costs, payroll, and corporate overhead. The lower inventory levels are the result of our ability to better manage inventory at our distribution center and our retail stores.

     Proven Management Team with a Significant Equity Stake; Relationship with First Atlantic. We have a strong management team that combines in-depth knowledge of the golf industry with substantial large-store retailing experience. Our senior management team has an average of over 15 years of industry experience and an average tenure with us of over 11 years. Jim Thompson is our chief executive officer. Mr. Thompson and his management team have had responsibility for many of our day-to-day operations over the last few years. Messrs. Carl Paul and Franklin Paul, our founders, along with our management team, own approximately 20.3% of Holdings' common stock on a fully diluted basis and Atlantic Equity Partners III, L.P., a limited partnership operated by First Atlantic Capital Ltd., owns approximately 79.7% of Holdings' common stock on a fully diluted basis. In connection with the merger, we entered into a management consulting agreement with First Atlantic. Under the agreement, First Atlantic is available to advise us in connection with proposed financial transactions, acquisitions and other senior management matters. The management consulting agreement is more fully described under "Related Party
Transactions -- Management Consulting Agreement."

     Significant Expansion Opportunities. We intend to expand and open additional stores. Based on our experience to date, we expect to spend approximately $1.2 million to open each additional superstore. In addition to internal growth opportunities, we believe that as the golf industry continues to divide into premium brands and secondary brands, we will have opportunities to acquire companies and market selected brands through our retail distribution network. From time to time, we evaluate opportunities to make acquisitions in our industry. We believe that by controlling certain product offerings from conception through delivery to the customer, we control brand image, product differentiation, distribution, prices and margins, and in so doing, establish an advantage over our competitors.

BUSINESS STRATEGY

     The primary objectives of our business plan are:

     - to expand our store base by adding stores in existing or new markets;

     - to leverage our existing infrastructure, scale, proprietary brands and multi-channel distribution model to increase market share;

     - to modify certain larger stores and open new stores using a smaller, more productive layout that increases our profitability and lowers per-store capital investments, while continuing to provide customers with value, product selection, services and a superior shopping environment;

     - to capture market segments that are under-served by major brands through the design and development of proprietary equipment; and

     - to expand our direct-to-consumer distribution channel by improving customer acquisition and retention initiatives, and by offering an enjoyable on-line shopping experience to our customers.

THE MERGER

     On October 15, 2002, BGA Acquisition Corp., a wholly owned subsidiary of Golfsmith International Holdings, Inc., merged with and into Golfsmith International, Inc. Golfsmith International Inc. is the surviving corporation and is a wholly owned subsidiary of Holdings as a result of the merger. The aggregate purchase price for the merger was approximately $121.0 million. The components of this purchase price included the payment to the stockholders of Golfsmith prior to the merger of $101.5 million in cash and $12.8 million in equity securities of Holdings, and $6.7 million in fees and expenses incurred in connection with the merger. The cash portion of the purchase price for the merger was funded out of:

     - the net proceeds from the offering of the old notes, of approximately $67.9 million;

     - the cash contribution of $50.0 million described below; and

     - existing cash.

The merger agreement required Golfsmith to repay and terminate all then existing indebtedness and also required Holdings to put in place a new revolving credit facility as a condition to the closing of the merger. For more information about the purchase price and the other terms of the merger generally, you should read the description of the merger agreement contained under the caption "Related Party Transactions -- Merger Agreement."

     Holdings was formed by Atlantic Equity Partners III, L.P., a limited partnership operated by First Atlantic Capital Ltd. First Atlantic is a private equity investment firm. Holdings was formed solely for the purpose of completing the merger and had no operations, assets or properties prior to the merger. In connection with the merger, Atlantic Equity Partners III contributed $50.0 million in return for approximately 79.7% of Holdings' common stock on a fully diluted basis. Our stockholders prior to the merger, including members of our management, received in the merger and currently own in the aggregate 20.3% of Holdings' common stock on a fully diluted basis. In connection with the merger, we entered into a management consulting agreement with First Atlantic, and all of our stockholders, including members of our management, entered into a stockholders agreement and certain other contractual arrangements with First Atlantic as described under "Related Party Transactions."
                             ---------------------

     We were incorporated in Texas in 1973 and reincorporated in Delaware in 1998. Our principal offices are located at 11000 N. IH-35, Austin, Texas 78753-3195. Our telephone number is (512) 837-8810. Our website address is www.golfsmith.com. Information on our website does not constitute part of this prospectus.

                                  RISK FACTORS

     Our business is subject to risks. Before deciding to tender your old notes in exchange for new notes pursuant to the exchange offer, you should consider carefully the information included in the "Risk Factors" section, as well as all other information set forth in this prospectus.

                               THE EXCHANGE OFFER

     On October 15, 2002, we completed the offering of $93,750,000 aggregate principal amount at maturity of our 8.375% senior secured notes due 2009 in a transaction exempt from registration under the Securities Act. In connection with the offering, we entered into a registration rights agreement with the initial purchaser of the old notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes which have substantially the same terms. We refer to the old notes and the new notes together as the notes. The following summary of the exchange offer is not intended to be complete. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus.

Securities Offered............   $93,750,000 aggregate principal amount at
                                 maturity of our 8.375% senior secured notes due
                                 2009, registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and penalty interest provisions relating to the old notes do not apply to the new notes.

The Exchange Offer............   We are offering new notes in exchange for a
                                 like principal amount of our old notes. We are offering these new notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchaser of the old notes. You may tender your outstanding notes for exchange by following the procedures described under the heading "The Exchange Offer." The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Expiration Date; Tenders;
Withdrawal....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on July 21, 2003, unless we extend it. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of this exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn before the expiration date. See "The Exchange
                                 Offer -- Procedures for Tendering Old Notes" and "-- Withdrawals of Tenders of Old Notes" for a more complete description of the tender and withdrawal period.

Material United States Federal
Income Tax Consequences.......   Your exchange of old notes for new notes to be
                                 issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material
                                 United States Federal Income Tax Consequences" for a summary of United States federal income tax consequences associated with the exchange of old notes for new notes and the ownership and disposition of those new notes.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Exchange Agent................   U.S. Bank Trust National Association.

Shelf Registration............   If applicable interpretations of the staff of
                                 the SEC do not permit us to effect the exchange offer, or upon the request of any holder of old notes under certain circumstances, we will be required to file, and use our reasonable best efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes. See "Description of the New Notes -- Exchange Offer; Registration
                                 Rights."

Consequences of Your Failure
to Exchange Your Old Notes....   Old notes that are not exchanged in the
                                 exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes.

Consequences of Exchanging
Your Old Notes................   Based on interpretations of the staff of the
                                 SEC, we believe that you will be allowed to resell the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

                                      - you are acquiring the new notes in the
                                        ordinary course of your business,

                                      - you are not engaging in and do not
                                        intend to engage in a distribution of
                                        the new notes,

                                      - you have no arrangement or understanding
                                        with any person to participate in the
                                        distribution of the new notes, and

                                      - you are not an "affiliate," as defined
                                        in Rule 405 under the Securities Act, of us or any of the guarantors.

                                 If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

                                 If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                                 THE NEW NOTES

     The following summary is not intended to be complete. For a more complete description of the terms of the new notes, see "Description of the New Notes" in this prospectus.

Issuer........................   Golfsmith International, Inc.

Securities Offered............   $93,750,000 aggregate principal amount of our
                                 8.375% senior secured notes due 2009.

Issue Price...................   The old notes were issued at an issue price of
                                 $800 per note. Each note will have a principal amount at maturity of $1,000.

Maturity Date.................   October 15, 2009.

Interest Rate and Payment
Dates.........................   We will pay interest on the new notes at a rate
                                 equal to 8.375% per year. Interest on the new notes will be payable semi-annually in cash in arrears on March 1 and September 1 of each year, beginning on March 1, 2003.

Original Issue Discount.......   The new notes will be issued with original
                                 issue discount (that is, the difference between the stated principal amount at maturity and the issue price of the notes) for federal income tax purposes. Thus, original issue discount will accrue from the issue date and be included as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Material
                                 United States Federal Income Tax Consequences."

HYDO Payments.................   On each interest payment date beginning March
                                 1, 2008, in addition to accrued interest due on that date, we will make a payment, which we call a HYDO payment, on each new note in an amount equal to the excess, if any, of:

                                   - the total amount of interest and original
                                     issue discount accrued on the new note
                                     through that date, over

                                   - the sum of:

                                      - all amounts of interest and original
                                       issue discount paid in cash with respect to such new note through and including that date;

                                      - all HYDO payments previously made by us;
                                       and

                                      - the annual "yield to maturity"
                                       applicable for purposes of the accrual of original issue discount multiplied by the original principal amount at maturity of the new note.

                                 Each HYDO payment will reduce the outstanding principal amount at maturity of the applicable new note. As a result of making these HYDO payments, we will not be subject to special rules (applicable to some high-yield debt obligations with significant amounts of unpaid original issue discount after five years from their issue date), that would otherwise limit the amount of interest expense we could deduct on the new notes for U.S. federal income tax purposes.

Guarantees....................   Holdings, our parent company, will guarantee
                                 the new notes on a senior secured basis. In addition, all of our domestic restricted subsidiaries will guarantee the new notes on a senior secured basis. If we are unable to make payments on the new notes when they are due, Holdings and our subsidiary guarantors will be obligated to make them instead.

Security Interest.............   The new notes will be secured by a first
                                 priority lien on our real property, fixtures, equipment and proceeds thereof and a second priority lien on substantially all of our other assets (including stock of subsidiaries), and each guarantee will be secured by a first priority lien on the real property, fixtures, equipment and proceeds thereof of the relevant guarantor and a second priority lien on substantially all of the other assets
                                 (including stock of subsidiaries) of such guarantor. Our senior credit facility is secured by a first priority lien on substantially all of the assets of the borrowers and the guarantors under the senior credit facility, including stock of their respective subsidiaries (including all of our stock) but excluding real property, fixtures, equipment and proceeds thereof.

Ranking.......................   The new notes will be senior secured
                                 obligations and will rank equal in right of payment with all of our existing and future senior indebtedness. The guarantees will be senior secured obligations of Holdings and the subsidiary guarantors and will rank equal in right of payment with all of their respective existing and future senior indebtedness. As of March 29, 2003, we had $2.1 million of senior indebtedness outstanding in addition to the notes. In addition, we had $7.4 million of borrowing availability (after giving effect to required reserves of $500,000), subject to customary conditions, under our senior credit facility, which, if borrowed, would be senior indebtedness. In the event of a bankruptcy, the rights of noteholders to receive any distribution of assets or the proceeds therefrom from us, Holdings or the subsidiary guarantors with respect to the collateral on which the notes have a second priority lien will be subject to the prior claims of the lenders under our senior credit facility.

Optional Make-Whole
Redemption....................   We may, at our option, redeem some or all of
                                 the new notes at any time prior to October 15, 2006 by paying the greater of (1) 100% of the accreted value of the new notes and (2) the sum of the present values of 106.5% of the accreted value of the new notes plus scheduled interest payments on the new notes through and including
                                 October 15, 2006, discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus 50 basis points, plus accrued and unpaid interest to the redemption date. In the event that we redeem less than all of the new notes and old notes, if any outstanding, the trustee will select the notes for redemption on a pro rata basis or another method it reasonably determines is fair and appropriate.

Optional Redemption...........   On or after October 15, 2006, we may redeem all
                                 or a portion of the new notes at our option at the redemption prices described under
                                 "Description of the New
                                 Notes -- Redemption -- Optional

                                 Redemption on or After October 15, 2006." In the event that we redeem less than all of the new notes and old notes, if any outstanding, the trustee will select the notes for redemption on a pro rata basis or another method it reasonably determines is fair and appropriate.

Equity Offering Optional
Redemption....................   Prior to October 15, 2005, we may redeem on one
                                 or more occasions new notes and old notes, if any outstanding, in an amount equal to up to 35% in the aggregate of the principal amount at maturity of the notes originally issued at 113% of the accreted value of the notes being redeemed plus accrued and unpaid interest, if any, to the redemption date with the net cash proceeds realized by us from any equity offering. In the event that we redeem less than all of the new notes and old notes, if any outstanding, we will redeem such notes on a pro rata basis.

Mandatory Redemption..........   We must make a partial pro rata redemption of a
                                 portion of the original principal amount at maturity of each new note according to the following schedule:

                                                                                         PERCENTAGE OF
                                             DATE                                      PRINCIPAL REDEEMED
                                             ----                                      ------------------
                                             October 15, 2007........................         20%
                                             October 15, 2008........................         10%

                                 In addition, we must pay accrued and unpaid interest on the principal amount of new notes redeemed to the redemption date.

                                 If we issue additional notes after the issue date, these percentages will be reduced by multiplying the relevant percentage by a fraction, the numerator of which is the principal amount at maturity of notes issued on the issue date and the denominator of which is the sum of the principal amount at maturity of such notes and the principal amount at maturity of any additional notes issued under the indenture.

                                 However, the principal amount at maturity of notes we must redeem on the dates set forth above will be reduced by the aggregate principal amount at maturity of notes we have previously repurchased pursuant to the excess cash flow offers, as described below.

Excess Cash Flow Offer........   Within 120 days after the end of each fiscal
                                 year (beginning 120 days after the end of fiscal 2003), we must offer to repurchase the maximum principal amount of notes that may be purchased with 50% of our excess cash flow from our previous fiscal year at a purchase price of 100% of the accreted value of the notes to be purchased. We will repurchase notes pursuant to any excess cash flow offer on a pro rata basis, or by another method if required by law. The indenture governing the new notes defines excess cash flow as consolidated net income plus interest, amortization and depreciation expense, income taxes, and net non-cash charges, less certain capital expenditures, increases in working capital, cash interest expense and income taxes.

Change of Control Offer.......   If we experience a change of control, each
                                 holder of new notes will have the right to sell us all or a portion of its new notes at

                                 101% of the accreted value of the new notes, plus accrued and unpaid interest, if any, to the date of purchase.

Asset Sale Offers.............   If we do not reinvest the proceeds from the
                                 sale of assets in our business, we may have to use the proceeds to offer to repurchase new notes at 100% of the accreted value of the new notes, plus accrued and unpaid interest, if any, to the date of purchase.

Restrictive Covenants.........   The indenture governing the new notes contains
                                 covenants that, among other things, limit our ability to:

                                   - incur additional indebtedness or issue
                                     disqualified capital stock;

                                   - pay dividends or make other restricted
                                     payments;

                                   - issue capital stock of certain
                                     subsidiaries;

                                   - make capital expenditures;

                                   - enter into transactions with affiliates;

                                   - enter into sale/leaseback transactions;

                                   - create or incur liens;

                                   - transfer or sell assets;

                                   - incur dividend or other payment
                                     restrictions affecting certain
                                     subsidiaries; and

                                   - consummate a merger, consolidation or sale
                                     of all or substantially all of our assets.

                                 These covenants are subject to a number of important exceptions described below in "Description of the New Notes -- Certain Covenants."

Events of Default.............   The indenture governing the new notes contains
                                 the following as events of default, which could result in the accreted value and all accrued and unpaid interest on the notes becoming immediately due and payable:

                                   - failure to pay premium, if any, interest or
                                     any other amount (other than principal) on any notes for a period of 30 days or more after it becomes due and payable;

                                   - failure to pay the principal on any notes
                                     when it becomes due and payable;

                                   - a default upon certain covenants that
                                     continues for a specified period;

                                   - a default under any other agreement in the
                                     indenture or any agreement contained in the documents relating to the collateral, including the security agreement described below, that continues for a specified period;

                                   - our or any guarantor's failure to pay any
                                     indebtedness when due, if the amount of
                                     such indebtedness is $5.0 million or more at any one time;

                                   - judgments in excess of $5.0 million are
                                     rendered against us or any of our
                                     restricted subsidiaries and remain unpaid for a specified period;

                                   - certain events of bankruptcy affecting us
                                     or certain of our subsidiaries;

                                   - any agreement relating to the collateral
                                     ceases to be effective;

                                   - we or any of our subsidiaries contest any
                                     agreement relating to the collateral; and

                                   - certain guarantees cease to be in effect.

                                 You should read the description of these events of default below under "Description of the New Notes -- Events of Default" for a complete explanation of their terms and exceptions.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data for fiscal 2000, 2001 and for the period from December 30, 2001 through October 15, 2002 have been derived from the audited consolidated financial statements of Golfsmith International, Inc., and for the period from October 16, 2002 through December 28, 2002 have been derived from the audited consolidated financial statements of Golfsmith International Holdings, Inc., all periods of which have been audited by Ernst & Young LLP. Golfsmith International Holdings, Inc. was formed on September 4, 2002 and became the parent company of Golfsmith International, Inc. on October 15, 2002 as a result of the merger. Holdings is a holding company and had no material assets or operations prior to acquiring all of the capital stock of Golfsmith International, Inc. in the merger. The summary financial data of Golfsmith as of and for the three months ended March 30, 2002 and of Holdings as of and for the three months ended March 29, 2003 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the three months ended March 29, 2003 may not be indicative of results that may be expected for the full year.

     You should read the information set forth below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations", the consolidated financial statements and related notes and "Unaudited Pro Forma Combined Condensed Financial Statements" included elsewhere in this prospectus.

                                               PREDECESSOR                           SUCCESSOR
                         --------------------------------------------------------   ------------
                                                                     PERIOD FROM    PERIOD FROM
                                                                     DECEMBER 30,   OCTOBER 16,    THREE MONTHS    THREE MONTHS
                                        FISCAL YEAR                  2001 THROUGH   2002 THROUGH       ENDED          ENDED
                         -----------------------------------------   OCTOBER 15,    DECEMBER 28,     MARCH 30,      MARCH 29,
                           1998       1999       2000       2001         2002           2002           2002            2003
                         --------   --------   --------   --------   ------------   ------------   -------------   ------------
                                                                                                   (PREDECESSOR)   (SUCCESSOR)
                                                         (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
RESULTS OF OPERATIONS:
Net revenues...........  $253,624   $267,946   $232,080   $221,439     $180,315       $ 37,831        $48,443        $45,830
Gross profit...........    90,751     92,346     78,450     78,321       63,109         12,684         17,095         14,858
Selling, general and
  administrative.......    80,204     78,360     76,352     64,081       48,308         13,581         14,749         14,259
Operating income(1)....     9,745     13,493        506     13,782        8,646           (990)         2,200            599
Income (loss) from
  continuing
  operations...........     5,558      7,143     (5,224)     7,753       (3,464)        (2,546)         2,609         (1,217)

OTHER FINANCIAL DATA:
Depreciation and
  amortization(2)......     4,359      5,601      9,118      6,717        4,776          1,382          1,418          1,311
Capital
  expenditures(3)......    16,405      9,740      2,107      1,345        2,086          1,127            377            409
Ratio of earnings to
  fixed charges........       1.6x       1.6x       0.6x       1.6x         0.7x           0.1x           1.9x           0.5x

                                                                AS OF
                                                              MARCH 29,
                                                                2003
                                                              ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  2,775
Total assets................................................   162,701
Total debt..................................................    77,954
Total stockholders' equity..................................    52,246

---------------

(1) Operating income reflects net revenues less cost of products sold, selling, general and administrative expenses and store pre-opening/closing expenses that are not reflected in discontinued operations and amortization of deferred compensation.

(2) Excludes the amortization of the debt discount and deferred charges associated with our 12% senior subordinated notes, the deferred charges associated with our credit facility in effect prior to the merger, the amortization of the debt discount and deferred charges associated with our 8.375% senior secured notes and deferred charges associated with our senior credit facility in effect subsequent to the merger.

(3) Capital expenditures consist of total capital expenditures including capital costs associated with opening new stores.

                                  RISK FACTORS

     You should carefully consider the following risk factors before deciding to tender your old notes in exchange for new notes pursuant to the exchange offer.

RISK FACTORS RELATING TO THE NEW NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NEW NOTES.

     We have a significant amount of indebtedness and we are highly leveraged. Our total debt outstanding as of March 29, 2003 was $78.0 million (consisting of the accreted principal amount of the notes and borrowings outstanding under our senior credit facility), and we have the ability, subject to customary conditions, to incur $7.4 million of additional debt under our new senior credit facility (after giving effect to required reserves of $500,000). As of March 29, 2003 we had borrowed $2.1 million under our senior credit facility. After giving effect to the offering of the old notes and the merger,

     - our ratio of total debt to total capital was 60.0% at March 29, 2003;

     - our ratio of earnings to fixed charges for the three months ended March 29, 2003 was 0.5x.

     Our substantial amount of indebtedness could have important consequences for you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the new notes upon realization of the common collateral in any bankruptcy proceeding because all amounts so released would be required to be used to repay borrowings under our senior credit facility;

     - limit our ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions, and general corporate purposes;

     - increase our vulnerability to adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions and other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and/or our industry; and

     - place us at a competitive disadvantage compared to our competitors that have less indebtedness.

     The terms of the indenture allow us to incur additional indebtedness, subject to certain limitations. Any such additional debt could increase the risks associated with our substantial leverage.

THE INDENTURE AND OUR SENIOR CREDIT FACILITY IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS ON US. IF WE DEFAULT UNDER OUR SENIOR CREDIT FACILITY, WE MAY NOT BE ABLE TO MAKE PAYMENTS ON THE NEW NOTES.

     The indenture and our senior credit facility impose significant operating and financial restrictions on us. These restrictions limit our ability and the ability of our subsidiaries, among other things, to:

     - incur additional indebtedness or issue disqualified capital stock;

     - pay dividends or make other restricted payments;

     - issue capital stock of subsidiaries;

     - make capital expenditures;

     - enter into transactions with affiliates;

     - create or incur liens;

     - transfer or sell assets;

     - incur dividend or other payment restrictions affecting subsidiaries; and

     - consummate a merger, consolidation or sale of all or substantially all of our or its assets.

     In addition, our senior credit facility requires us to maintain compliance with specified financial ratios, including fixed charge coverage and total leverage ratios, as well as achievement of a minimum level of EBITDA. Our ability to comply with these ratios may be affected by events beyond our control. See "Description of Senior Credit Facility."

     A breach of any of the covenants contained in our senior credit facility, or our inability to comply with the required financial ratios, could result in an event of default, which would allow the lenders under the senior credit facility to discontinue lending and/or to declare all borrowings outstanding to be due and payable. We, the borrowers under the senior credit facility and the guarantors of the senior credit facility have granted the lenders under our new senior credit facility a first priority security interest in substantially all of our respective assets (including, without limitation, our common stock, all of the capital stock of our domestic subsidiaries and 65% of the voting capital stock and 100% of the non-voting capital stock of our foreign subsidiaries that are direct subsidiaries of us or any of our domestic subsidiaries), other than real property, fixtures, equipment and proceeds thereof. All of the borrowers and guarantors under our senior credit facility (other than us) are guarantors of the notes.

     In the event of any default under the senior credit facility, the lenders thereunder could elect to discontinue lending and/or to declare all amounts outstanding to be immediately due and payable, to foreclose upon the assets pledged to them, or to require Golfsmith, Holdings and each of their domestic subsidiaries to apply all of their available cash to repay borrowings under the senior credit facility. If the amounts outstanding under the senior credit facility or the notes were to be accelerated, we cannot assure you that our consolidated assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder. Although the lenders under our senior credit facility and the holders of the notes share in the proceeds of this collateral (other than collateral consisting of real property, fixtures, equipment and the proceeds thereof), our obligations to the lenders under our senior credit facility are secured on a first priority basis and our obligations under the notes are secured on a second priority basis. As a result, the lenders under our senior credit facility are entitled to receive proceeds from any realization of such collateral to repay their obligations in full before the holders of the new notes. Therefore, if the lenders under the senior credit facility proceed against the collateral (whether held by us or any guarantor) securing that indebtedness, including the collateral pledged by the guarantors, the proceeds received upon the realization of the collateral upon which the lenders under the senior credit facility have a first priority lien would be applied first to amounts due under our senior credit facility before any proceeds will be available to make payments on the new notes. In addition, under the intercreditor agreement, at any time that obligations under our senior credit facility are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, will be at the direction of the lenders under our senior credit facility, and the trustee, on behalf of the holders of the notes, does not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected.

THE LENDERS UNDER OUR SENIOR CREDIT FACILITY MAY LIMIT BORROWINGS UNDER OUR SENIOR CREDIT FACILITY WHICH COULD LIMIT OUR LIQUIDITY AND THEREBY ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NEW NOTES.

     If the lenders under our credit facility limit our borrowing ability, we may not have the liquidity we need to purchase inventory or otherwise run our business. This could cause us to be unable to generate enough cash flow to make payments on the notes or otherwise adversely affect our business. The amount available to be borrowed under our senior credit facility is limited for each borrower to 85% of the net amount of eligible receivables of such borrower plus the lesser of 65% of the value of eligible inventory (valued on a lower of cost or market basis) of such borrower and 60% of the net orderly liquidation value of eligible inventory of such borrower. The lender agent under our senior credit facility retains the right from time to time to establish or modify advance rates, standards of eligibility and reserves against availability. The borrowers have agreed with the lender agent that, in addition to other reserves that the lender agent may impose, they will maintain an availability reserve at all times of $0.5 million. As a result, the amount of borrowings available to the borrowers under the senior credit facility may at no time exceed $9.5 million, unless the lender agent releases that reserve. In addition, the occurrence of an event of default under the senior credit facility, or the occurrence of a material adverse change in our financial condition, operations, business or prospects, or the inability of the borrowers to make certain representations required to be made upon each borrowing, would entitle the lenders to withhold further funding under the senior credit facility. These limitations may result in the borrowers being able to borrow less than the $9.5 million availability under the senior credit facility (after giving effect to required reserves of $500,000).

     If we are able to borrow less than the $9.5 million available under our senior credit facility (after giving effect to required reserves of $500,000), we may not have sufficient funds available to us for working capital, capital expenditures, acquisitions and other purposes. As a result, we may not be able to effectively engage in our business or to compete effectively and our profitability, and therefore our ability to fulfill our obligations under the new notes, may be adversely affected.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MAKE INTEREST PAYMENTS UNDER THE NEW NOTES OR REQUIRED PAYMENTS UNDER OUR SENIOR CREDIT FACILITY DUE TO EVENTS THAT ARE BEYOND OUR CONTROL WHICH COULD CAUSE US TO DEFAULT UNDER THE CREDIT AGREEMENT AND THE INDENTURE.

     Economic, financial, competitive, regulatory, and other factors beyond our control affect our ability to generate cash flow from operations to make payments on, or to refinance, the new notes and our other indebtedness, including indebtedness under our senior credit facility, and to fund necessary working capital. We cannot assure you that our operations will generate sufficient cash flow to enable us to meet our obligations. A significant reduction in operating cash flow would likely increase the need for alternative sources of liquidity. If we are unable to generate sufficient cash flow to make payments on the new notes or other debt, including debt under our senior credit facility, we will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing the new notes or other debt, selling assets or raising equity. We cannot assure you that any of these alternatives could be accomplished on satisfactory terms or that they would yield sufficient funds to retire the new notes and our other debt or to make payments on the new notes or under our senior credit facility. In the event that our cash flow and any alternative sources of liquidity are insufficient to make the required payments under our senior credit facility, a default may occur under our senior credit facility and the indebtedness under our senior credit facility could be accelerated, which may cause an event of default under the indenture.

FRAUDULENT CONVEYANCE LAWS MAY PERMIT COURTS TO VOID THE GUARANTEE OF OUR PARENT OR THE SUBSIDIARY GUARANTEES OF THE NEW NOTES IN SPECIFIC CIRCUMSTANCES, WHICH WOULD INTERFERE WITH THE PAYMENT OF THESE GUARANTEES.

     U.S. federal bankruptcy law and comparable state statutes may allow courts, upon the bankruptcy or financial difficulty of a parent or subsidiary guarantor, to void that parent's or that subsidiary's guarantee of the new notes. If a court voids a guarantee or holds it unenforceable, you will cease to be a creditor of, and you may be required to return payments received from, that guarantor, and you will be a creditor solely of us and the other guarantors whose guarantees have not been voided. In the alternative, the court could subordinate that guarantee (including all payments thereunder) to all other debt of the guarantor. The court could take these actions in respect of a guarantee if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

     - incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

     - received less than reasonably equivalent value or fair consideration for incurring the guarantee, and

      - was insolvent or was rendered insolvent by reason of the incurrence; or

      - was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business; or

      - intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

     - was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment the judgment was unsatisfied.

     The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the debt, either:

     - the sum of the debtor's debts and liabilities, including contingent liabilities, was greater than the debtor's assets at fair valuation; or

     - the present fair saleable value of the debtor's assets was less that the amount required to pay the probable liability on the debtor's total existing debts and liabilities, including contingent liabilities, as they became absolute and matured.

     Because certain of our subsidiaries who are guarantors of the new notes are direct borrowers under the senior credit facility, in the event that guarantees are voided, the lenders under our senior credit facility would continue to have recourse to the assets of these subsidiaries; in contrast, holders of the new notes would be forced to look to dividends and similar equity payments from those subsidiaries, after payment of the senior credit facility obligations.

THE COLLATERAL WHICH SECURES BOTH THE NEW NOTES AND BORROWINGS UNDER OUR SENIOR CREDIT FACILITY IS SUBJECT TO CONTROL BY THE LENDERS UNDER OUR SENIOR CREDIT FACILITY. IF THERE IS A DEFAULT, THE PROCEEDS FROM THE COLLATERAL MAY NOT BE SUFFICIENT TO REPAY BOTH THE LENDERS UNDER OUR SENIOR CREDIT FACILITY AND THE HOLDERS OF THE NEW NOTES AND THE LENDERS UNDER THE SENIOR CREDIT FACILITY WILL BE REPAID BEFORE THE HOLDERS OF THE NOTES.

     The rights of the holders of the new notes with respect to the collateral securing the new notes are limited pursuant to the terms of the intercreditor agreement. Although our senior credit facility currently permits borrowings of up to $9.5 million (after giving effect to required reserves of $500,000), the intercreditor agreement permits borrowings of up to $12.5 million principal amount under the senior credit facility in the event we amend that facility in the future. Borrowings under the senior credit facility are secured by the same collateral, other than collateral consisting of real property, fixtures, equipment and proceeds thereof, that secures the new notes. Although the lenders under our senior credit facility and the holders of the notes share in the proceeds of this collateral (other than collateral consisting of real property, fixtures, equipment and the proceeds thereof), our obligations to the lenders under our senior credit facility are secured on a first priority basis and our obligations under the notes are secured on a second priority basis. As a result, the lenders under our senior credit facility are entitled to receive proceeds from any realization of such collateral to repay their obligations in full before the holders of the new notes. In addition, under the intercreditor agreement, at any time that obligations under our senior credit facility are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, will be at the direction of the lenders under our senior credit facility, and the trustee, on behalf of the holders of the notes, does not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. See "Description of the New Notes -- Security." We cannot assure you that the value of this collateral will be sufficient to repay in full all indebtedness outstanding under the senior credit facility and the new notes.

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

THE VALUE OF THE LIMITED ASSETS SECURING THE NOTES ON A FIRST PRIORITY BASIS MAY NOT BE SUFFICIENT TO MAKE UP ANY SHORTFALL BETWEEN OUR OBLIGATIONS UNDER THE NOTES AND THE PROCEEDS FROM THE REALIZATION OF THE COLLATERAL WHICH SECURES THE NOTES ON A SECOND PRIORITY BASIS.

     Our obligations under the notes are secured on a first priority basis by collateral consisting of real property, fixtures, equipment and proceeds thereof. The lenders under our senior credit facility do not have a security interest in such collateral. However, the proceeds from any realization of this collateral may not be sufficient to make up any shortfall between our obligations under the notes and any proceeds allocable to noteholders from the realization of the collateral which secures our obligations to the lenders under our senior credit facility on a first priority basis.

THE ASSETS EXCLUDED FROM THE LIENS SECURING OUR OBLIGATIONS UNDER THE NOTES AND/OR OUR SENIOR CREDIT FACILITY MAY BE SUBJECT TO LIENS IN FAVOR OF OTHER PARTIES AND, IF NOT SUBJECT TO ANY SUCH LIENS, WILL BE AVAILABLE, ON AN EQUAL AND PRO RATA BASIS, TO SATISFY ALL SENIOR INDEBTEDNESS OF THE ENTITY OWNING SUCH ASSETS. THESE ASSETS MAY NOT BE SUFFICIENT TO PROVIDE FOR PAYMENT OF ALL SUCH SENIOR INDEBTEDNESS (INCLUDING THE NOTES), ESPECIALLY IF WE ISSUE ADDITIONAL INDEBTEDNESS OR DISPOSE OF ASSETS.

     Any claim for the remaining shortfall between the amount realized by the holders of the notes from the sales of such collateral securing the notes (and related guarantees) and the obligations under the notes (and related guarantees) will rank equally in right of payment with all of our existing and future senior indebtedness or that of the relevant guarantor, as applicable, and, in some cases, junior to the claims of any person holding liens which are permitted liens as described under "Description of the New Notes." The indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Any additional notes issued pursuant to the indenture will rank equal to the notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture may have the effect of significantly diluting your ability to recover in full from the then existing pool of collateral.

THE BOOK VALUE OF OUR ASSETS IS NOT A MEASURE OF THE AMOUNT OF PROCEEDS REALIZABLE UPON A SALE. THE PROCEEDS FROM THE SALE OF THE COLLATERAL SECURING THE NOTES AND OUR SENIOR CREDIT FACILITY IN THE EVENT OF A LIQUIDATION MAY BE INSUFFICIENT TO REPAY THE NOTES AND OUR SENIOR CREDIT FACILITY.

     The value of the collateral in the event of liquidation is not the book value of the assets, but rather will depend on market and economic conditions, the availability of buyers and other factors. We have not conducted any asset appraisals in connection with the initial offering of the notes or the exchange offer. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the collateral at the time of such sale, as well as the timing and manner of such sale. By its nature all or some of the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral, if saleable, can be sold in a short period of time or at an appropriate price. The proceeds from any sale of the collateral will likely be insufficient to satisfy the amounts outstanding under the notes after payment in full of all obligations under our senior credit facility. If such proceeds are not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets. As of March 29, 2003, we had borrowed $2.1 million under our senior credit facility and had $7.4 million of borrowing availability (after giving effect to required reserves of $500,000).

BANKRUPTCY LAWS MAY LIMIT YOUR ABILITY TO REALIZE VALUE FROM THE COLLATERAL.

     The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the new notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, a secured creditor such as the collateral agent is prohibited from

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

repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

     In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict:

     - how long payments under the new notes could be delayed following commencement of a bankruptcy case;

     - whether or when the collateral agent could repossess or dispose of the collateral;

     - the value of the collateral at the time of the bankruptcy petition; or

     - whether or to what extent holders of the new notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

     Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would hold secured claims to the extent of the value of the collateral to which the holders of the notes are entitled, and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

     The intercreditor agreement also prohibits the holders of the new notes or the collateral agent from seeking adequate protection with respect to the collateral which also secures the senior credit facility and prohibits the collateral agent and holders of the new notes from objecting to the lender agent or the lenders seeking adequate protection with respect to such collateral.

AN ACTIVE TRADING MARKET FOR THE NEW NOTES MAY NOT DEVELOP, WHICH COULD MAKE IT DIFFICULT FOR YOU TO RESELL YOUR NOTES AT THEIR FAIR MARKET VALUE OR AT ALL.

     The new notes are a new issue of securities for us for which there is currently no public market. We do not intend to list the new notes on any national securities exchange or automated quotation system. Accordingly, no market for the new notes may develop, and any market that develops may not last. If the new notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your new notes at their fair market value or at all.

     To the extent that old notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered old notes and for surrendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for the security. Conversely, if many old notes are not surrendered, or are surrendered-but-unaccepted, the trading market for the new notes could be adversely affected. To the extent our affiliate Atlantic Equity Partners III continues to own any old notes at the consummation of the exchange offer, these notes will not be eligible for exchange and will remain outstanding. As of

May 15, 2003, Atlantic Equity Partners III held $5.8 million of old notes that are not eligible for exchange. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES, YOU WILL CONTINUE TO HAVE RESTRICTIONS ON YOUR ABILITY TO RESELL THEM, WHICH COULD REDUCE THEIR VALUE.

     The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided in the registration rights agreement.

WE MAY BE UNABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE, WHICH COULD CONSTITUTE A DEFAULT UNDER THE INDENTURE.

     Upon the occurrence of certain specific kinds of change of control events, we must offer to repurchase all outstanding notes. In addition, a change of control under the indenture would also constitute a change of control, and thus an event of default, under our senior credit facility as well. This would entitle the lenders to cause all of our outstanding debt under our senior credit facility to become due and payable. As of March 29, 2003, we had $2.1 million of borrowings outstanding under our senior credit facility. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or payments under our senior credit facility, or that restrictions in our senior credit facility will not allow such repurchases of the notes. If we are required to repurchase the notes or to make accelerated payments under our senior credit facility, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. Our failure to purchase the notes would be a default under the indenture, which would also result in a default under our senior credit facility.

WE ARE NOT REQUIRED BY THE CHANGE OF CONTROL PROVISIONS IN THE INDENTURE TO REPURCHASE THE NEW NOTES IF WE SELL ASSETS THAT DO NOT CONSTITUTE "SUBSTANTIALLY ALL" OF OUR ASSETS UNDER THE INDENTURE. WHETHER ANY GIVEN SALE OF ASSETS CONSTITUTES A SALE OF "SUBSTANTIALLY ALL" OF OUR ASSETS IS SUBJECT TO UNCERTAINTY, WHICH COULD MAKE IT DIFFICULT FOR NOTEHOLDERS TO DETERMINE WHETHER A CHANGE OF CONTROL HAS OCCURRED.

     The indenture requires us to offer to repurchase all outstanding notes upon a change of control, which includes a sale of all or substantially all of our assets. We may sell large amounts of our assets and may not be required by the indenture to repurchase the notes if the sale is not deemed to be "substantially all" of our assets under the indenture. Because this term is not defined in the indenture, we must rely on the definition established under New York law, which governs the indenture. New York law is not clear regarding what constitutes a sale of "substantially all" of a company's assets and we can not predict how a court might apply New York law with respect to a particular sale of assets. As a consequence, in cases where the law is uncertain, the noteholders may have difficulty determining whether a change of control has occurred. This could impede the repurchase of the notes upon a possible change of control in some cases.

WE MAY EXPERIENCE CORPORATE EVENTS OR ENTER INTO TRANSACTIONS OTHER THAN A SALE OF ASSETS THAT WILL NOT CONSTITUTE A CHANGE OF CONTROL AND MAY ADVERSELY AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     Certain corporate events or transactions, such as leveraged recapitalizations that increase the level of our indebtedness, would not constitute a change of control under the indenture and we would not be

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

required to offer to repurchase the new notes. These corporate events, including increases in our indebtedness, may adversely affect our ability to fulfill our obligations under the notes.

HOLDERS OF THE NEW NOTES WILL BE REQUIRED TO INCLUDE AMOUNTS IN GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF CASH PAYMENTS.

     The new notes will be issued with original issue discount for United States federal income tax purposes. As a result, U.S. holders, as defined under "Material United States Federal Income Tax Consequences," will be required to include amounts in income in respect of the new notes on a constant yield to maturity basis in advance of the receipt of the cash to which such income is attributable. See "Material United States Federal Income Tax Consequences--U.S. holders -- Original Issue Discount."

RISK FACTORS RELATING TO OUR BUSINESS

OUR SUCCESS DEPENDS ON THE CONTINUED POPULARITY OF GOLF AND THE GROWTH OF THE MARKET FOR GOLF-RELATED PRODUCTS. IF GOLF DECLINES IN POPULARITY, OUR SALES COULD MATERIALLY DECLINE.

     We generate substantially all of our net revenues from the sale of golf-related equipment and accessories. The demand for our golf products is directly related to the popularity of golf, the number of golf participants and the number of rounds of golf being played by these participants. If golf participation decreases, sales of our products would be adversely affected. In addition, the popularity of golf organizations, such as the Professional Golfers Association, also affects the sales of our golf equipment and golf-related apparel. We depend on the exposure of our brands to increase brand recognition and reinforce the quality of our products. Any significant reduction in television coverage of PGA or other golf tournaments, or any other significant decreases in either attendance at golf tournaments or viewership of golf tournaments, will reduce the visibility of our brand and could adversely affect our sales.

     In addition, we do not believe there has been any material increase in golf participation or the number of golf rounds played in 1999, 2000, 2001 and 2002. In fact, we believe that the number of rounds played declined in 2002, perhaps reflecting the general decline in the U.S. economy. Furthermore, we believe that since 1997, the overall worldwide premium golf club market has experienced little growth in dollar volume from year to year. We can not assure you that the overall dollar volume of the worldwide market for golf-related products will grow, or that it will not decline, in the future.

WE MAY NOT BE ABLE TO BORROW ADDITIONAL FUNDS, IF NEEDED, TO EXPAND OUR BUSINESS OR COMPETE EFFECTIVELY AND, AS A RESULT, OUR NET REVENUES AND PROFITABILITY MAY BE MATERIALLY ADVERSELY AFFECTED.

     The indenture and our senior credit facility limit almost completely our ability to borrow additional funds. We believe that the terms of the liens securing our senior credit facility and the notes effectively preclude us from borrowing additional funds, other than under our new senior credit facility. As a result, to the extent that we do not have borrowing availability under our senior credit facility, we will have to fund our operations, including new store openings and capital expenditures as well as any future acquisitions, with cash flow from operations. If we do not generate sufficient cash flow from our operations to fund these expenditures, we may not be able to compete effectively and our sales and profitability would likely be materially adversely affected.

A REDUCTION IN DISCRETIONARY CONSUMER SPENDING COULD REDUCE SALES OF OUR
PRODUCTS.

     Our products are recreational in nature and are therefore discretionary purchases for consumers. Consumers are generally more willing to make discretionary purchases of golf products during favorable economic conditions. Discretionary spending is affected by many factors, including, among others, general business conditions, interest rates, the availability of consumer credit, taxation, and consumer confidence in future economic conditions. Our customers' purchases of discretionary items, including our products, could decline during periods when disposable income is lower, or periods of actual or perceived unfavorable economic conditions. Any significant decline in these general economic conditions or uncertainties regarding future economic prospects that adversely affect discretionary consumer spending could lead to reduced sales of our products. In addition, our sales could be adversely affected by a downturn in the economic conditions in the markets in which our superstores operate. The general slowdown in the United States economy and the uncertain economic outlook have adversely affected consumer spending habits, which has adversely affected our net revenues. A prolonged economic downturn could have a material adverse effect on our business, financial condition, and results of operations.

OUR SALES AND PROFITS MAY BE ADVERSELY AFFECTED IF WE AND OUR SUPPLIERS FAIL TO SUCCESSFULLY DEVELOP AND INTRODUCE NEW PRODUCTS.

     Our future success will depend, in part, upon our and our suppliers' continued ability to develop and introduce innovative products in the golf equipment market. The success of new products depends in part upon the various subjective preferences of golfers, including a golf club's look and "feel," and the level of acceptance that a golf club has among professional and recreational golfers. The subjective preferences of golf club purchasers are difficult to predict and may be subject to rapid and unanticipated changes. If we or our suppliers fail to successfully develop and introduce innovative products on a timely basis, then our sales and profits may suffer.

     In addition, if we or our suppliers introduce new golf clubs too rapidly, it could result in close-outs of existing inventories. Close-outs can result in reduced margins on the sale of older products, as well as reduced sales of new products given the availability of older products at lower prices. These reduced margins and sales may adversely affect our results of operations.

OUR SALES AND PROFITABILITY MAY BE ADVERSELY AFFECTED IF NEW COMPETITORS ENTER THE GOLF PRODUCTS INDUSTRY.

     Increased competition in our markets due to the entry of new competitors, including companies which currently supply us with products that we sell, could reduce our net revenues. Our competitors currently include other specialty retailers, mass merchandise retailers, conventional sporting goods retailers, on-course pro shops, and online retailers of golf equipment. These businesses compete with us in one or more product categories. In addition, traditional and specialty golf retailers are expanding more aggressively in marketing brand-name golf equipment, thereby competing directly with us for products, customers and locations. Some of these potential competitors have been in business longer than us and/or have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. Several of our key vendors have begun to operate retail stores or websites that sell directly to consumers and may compete with us and reduce our sales. As a result of this competition, we may experience lower sales or greater operating costs, such as marketing costs, which would have an adverse effect on our profitability.

NEW SUPERSTORES THAT WE MAY OPEN MAY DIVERT OUR LIMITED CAPITAL RESOURCES AWAY FROM OTHER AREAS OF OUR BUSINESS AND MAY NOT BE PROFITABLE, WHICH COULD ADVERSELY AFFECT THE PROFITABILITY OF OUR COMPANY AS A WHOLE.

     Our growth strategy involves opening additional superstores in new and existing markets. We opened three new stores during fiscal 2002 and incurred pre-opening expenses of $0.2 million and $1.9 million in capital expenditures. In the three months ended March 29, 2003, we did not open any new stores. We expect to open five new stores during the remainder of fiscal 2003. Subject to our ability to generate sufficient cash flow, we currently plan to spend $5.0 million to $7.0 million to open additional stores and/or retrofit existing stores in fiscal 2003. However, to the extent that we use capital for acquisitions, our budget for store openings and retrofittings will be reduced. Typically, we estimate that we incur $0.6 million in net working capital costs and $0.6 million in capital expenditures in connection with the opening of a new store. These amounts are estimates and actual store opening costs may vary. We intend to fund new store openings through cash flow from operations. Because our senior credit facility and the indenture governing the notes significantly restrict our ability to incur indebtedness and to make capital expenditures, we may not have or be able to obtain sufficient funds to fund our planned expansion. If we use our limited capital resources to open new stores and these stores are not profitable, our business as a whole could suffer.
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

     Our ability to open new stores on a profitable basis is subject to various contingencies, some of which are beyond our control. These contingencies include our ability to locate suitable store sites, negotiate acceptable lease terms, build-out or refurbish sites on a timely and cost-effective basis, hire, train and retain skilled managers and personnel, obtain adequate capital resources and successfully integrate new stores into existing operations. We can not assure you that our new stores will be a profitable deployment of our limited capital resources. If any of our new stores are not profitable, then the profitability of our company a whole may be adversely affected.

OUR EXPANSION IN NEW AND EXISTING MARKETS, IF UNSUCCESSFUL, COULD CAUSE OUR NET REVENUES TO DECREASE.

     Our expansion in new and existing markets may present competitive, distribution, and merchandising challenges that differ from our current challenges, including competition among our stores clustered in a single market, diminished novelty of our store design and concept, added strain on our distribution center and management information systems and diversion of management attention from existing operations. To the extent that we are not able to meet these new challenges, our net revenues could decrease.

IF WE DO NOT ACCURATELY PREDICT OUR SALES DURING OUR PEAK SEASONS AND THEY ARE LOWER THAN WE EXPECT, OUR PROFITABILITY MAY BE MATERIALLY ADVERSELY AFFECTED.

     Our business is highly seasonal. Our sales during our second fiscal quarter of each year, which includes the Father's Day selling season, and the Christmas holiday selling season have historically contributed a disproportionate percentage of our net revenues and most of our net income for the entire year. We make decisions regarding merchandise well in advance of the season in which it will be sold, particularly for the Father's Day and Christmas holiday selling seasons. We incur significant additional expenses leading up to and during our second fiscal quarter and the month of December in anticipation of higher sales in those periods, including acquiring additional inventory, preparing and mailing our catalogs, advertising, creating in-store promotions and hiring additional employees. If our sales during our peak seasons are lower than we expect for any reason, we may not be able to adjust our expenses in a timely fashion. As a result, our profitability may be materially adversely affected.

IF THE PRODUCTS WE SELL DO NOT SATISFY THE STANDARDS OF THE UNITED STATES GOLF ASSOCIATION AND THE ROYAL AND ANCIENT GOLF CLUB OF ST. ANDREWS IN THE FUTURE, OUR NET REVENUES ATTRIBUTABLE TO THOSE PRODUCTS AND OUR PROFITABILITY MAY BE REDUCED.

     We and our suppliers generally seek to satisfy the standards established by the United States Golf Association and the Royal and Ancient Golf Club of St. Andrews in the design of golf clubs because these standards are generally followed by golfers within their respective geographic areas. We believe that all of the products we sell conform to these standards, except where expressly marketed as non-conforming. However, we cannot assure you that our products will satisfy these standards in the future or that the standards of these organizations will not be changed in a way that makes our products non-conforming. If our products that are intended to conform are determined to be non-conforming, our net revenue attributable to those products and, as a result, our profitability may be reduced.

WE LEASE MOST OF OUR SUPERSTORE LOCATIONS. IF WE ARE UNABLE TO MAINTAIN OUR SUPERSTORE LEASES OR TO LOCATE ALTERNATIVE SITES FOR OUR SUPERSTORES ON TERMS THAT ARE ACCEPTABLE US, OUR NET REVENUES AND PROFITABILITY COULD BE REDUCED.

     We lease 25 of our 26 superstores. As of March 29, 2003, we operated one of our superstores under a lease with a term that expires in less than one year. We cannot assure you that we will be able to maintain our existing store locations as leases expire, or that we will be able to locate alternative sites on favorable terms. If we cannot maintain our existing store locations or locate alternative sites on favorable or acceptable terms, our net revenues and profitability could be reduced.

OUR COMPARABLE STORE SALES MAY FLUCTUATE, WHICH COULD NEGATIVELY IMPACT OUR FUTURE OPERATING PERFORMANCE.

Our comparable store sales are affected by a variety of factors, including, among others:

     - customer demand in different geographic regions;

     - our ability to efficiently source and distribute products;

     - changes in our product mix;

     - promotional events;

     - effects of competition;

     - our ability to effectively execute our business strategy; and

     - general economic conditions.

     Our comparable store sales have fluctuated significantly in the past and we believe that such fluctuations may continue. Our historic results are not necessarily indicative of our future results, and we cannot assure you that our comparable store sales will not decrease again in the future. Any reduction in or failure to increase our comparable store sales could negatively impact our future operating performance.

IF WE FAIL TO ACCURATELY TARGET THE APPROPRIATE SEGMENT OF THE CONSUMER CATALOG MARKET OR IF WE FAIL TO ACHIEVE ADEQUATE RESPONSE RATES TO OUR CATALOGS, OUR RESULTS OF OPERATIONS MAY SUFFER.

     Our results of operations depend in part on the success of our catalog operations. We believe that the success of our catalog operations depends on our ability to:

     - achieve adequate response rates to our mailings;

     - continue to offer a merchandise mix that is attractive to our mail order customers;

     - cost-effectively add new customers;

     - cost-effectively design and produce appealing catalogs; and

     - timely deliver products ordered through our catalogs to our customers.

We have historically experienced fluctuations in the response rates to our catalog mailings. If we fail to achieve adequate response rates, we could experience lower sales, significant markdowns or write-offs of inventory and lower margins, which would adversely affect our results of operations, perhaps materially.

IF WE ARE UNABLE TO MEET OUR LABOR NEEDS, OUR PERFORMANCE WILL SUFFER.

     Many of our employees are in entry-level or part-time positions that historically have high rates of turnover. We may be unable to meet our labor needs and control our costs due to external factors such as unemployment levels, minimum wage legislation, and wage inflation. If we cannot attract and retain quality employees, our performance will suffer and we may not be able to successfully execute our growth strategy.

IF WE LOSE THE SERVICES OF KEY MEMBERS OF OUR MANAGEMENT, WE MAY NOT BE ABLE TO MANAGE OUR OPERATIONS AND IMPLEMENT OUR GROWTH STRATEGY EFFECTIVELY.

     Our future success depends, in large part, on the continued service of Jim Thompson, our chief executive officer, and some of our other key executive officers and managers who possess significant expertise and knowledge of our business and markets. We do not maintain key person insurance on any of our officers or managers. Any loss or interruption of the services of these individuals could significantly reduce our ability to effectively manage our operations and implement our growth strategy because we cannot assure you that we would be able to find appropriate replacements for our key executives and managers should the need arise.

WE ARE CONTROLLED BY ONE STOCKHOLDER, WHICH MAY GIVE RISE TO A CONFLICT OF INTEREST.

     Atlantic Equity Partners III, L.P. owns approximately 79.7% of Holdings' common stock on a fully diluted basis. All of the stockholders of Holdings are parties to a stockholders agreement that contains voting arrangements that give Atlantic Equity Partners III voting control over the election of all but one of our directors. As a result, Atlantic Equity Partners III controls us and Holdings and effectively has the power to approve any action requiring the approval of the holders of our or Holdings' stock, including adopting certain amendments to our or Holdings' certificate of incorporation and approving mergers or sales of all of our assets. In addition, as a result of Atlantic Equity Partners III's ownership interest, conflicts of interest could arise with respect to transactions involving business dealings between us and Atlantic Equity Partners III or First Atlantic Capital Ltd., which operates Atlantic Equity Partners III, potential acquisitions of businesses or properties, the issuance of additional securities, the payment of dividends by us or Holdings and other matters.

IF WE ARE UNABLE TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OR IF WE ARE ACCUSED OF INFRINGING ON A THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS, OUR NET REVENUES AND PROFITS MAY DECLINE.

     We currently hold a substantial number of industrial designs, and trademarks. The exclusive right to use these designs and trademarks has helped establish our market share. The loss or reduction of any of our significant proprietary rights could hurt our ability to distinguish our products from competitors' products and retain our market share. In addition, our proprietary products generate substantially higher margins than products we sell that are produced by other manufacturers. If we are unable to effectively protect our proprietary rights and less of our sales come from our proprietary products, our net revenues and profits may decline.

     Additionally, third parties may assert claims against us alleging infringement, misappropriation or other violations of patent, trademark or other proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease using and selling the allegedly infringing products, which may have a significant impact on our net revenues and cause us to incur significant litigation costs and expenses.

WE RELY ON OUR MANAGEMENT INFORMATION SYSTEMS FOR INVENTORY MANAGEMENT, DISTRIBUTION AND OTHER FUNCTIONS. IF OUR INFORMATION SYSTEMS FAIL TO ADEQUATELY PERFORM THESE FUNCTIONS OR IF WE EXPERIENCE AN INTERRUPTION IN THEIR OPERATION, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     The efficient operation of our business is dependent on our management information systems. We rely on our management information systems to effectively manage order entry, order fulfillment, point-of-sale, and inventory replenishment processes. In 2000, we replaced our existing systems with a new, company-wide, integrated management information system. In connection with implementing this new system, we experienced significant difficulties that resulted in lost sales, higher customer returns, increased operating costs and higher inventory levels. Although we believe we have resolved these difficulties, the failure of our management information systems to perform as we anticipate could disrupt our business and could result in decreased sales, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer.

     In addition, our management information systems are vulnerable to damage or interruption from:

     - earthquake, fire, flood and other natural disasters; and

     - power loss, computer systems failure, Internet and telecommunications or data network failure.

Any such interruption could have a material adverse effect on our business.

OUR PROFITABILITY WOULD BE ADVERSELY AFFECTED IF THE OPERATION OF OUR AUSTIN CALL CENTER OR DISTRIBUTION CENTER WERE INTERRUPTED OR SHUT DOWN.

     We operate a centralized call center and distribution center in Austin, Texas. We receive most of our catalog orders and receive and ship a substantial portion of our merchandise at our Austin facility. Any natural disaster or other serious disruption to this facility due to fire, tornado or any other cause would substantially disrupt our sales and would damage a portion of our inventory, impairing our ability to adequately stock our stores. In addition, we could incur significantly higher costs and longer lead times associated with fulfilling our direct-to-consumer orders and distributing our products to our stores during the time it takes for us to reopen or replace our Austin facility. As a result, a disruption at our Austin facility would adversely affect our profitability.

IF OUR SUPPLIERS FAIL TO DELIVER PRODUCTS ON A TIMELY BASIS AND IN SUFFICIENT QUANTITIES, INCLUDING AS A RESULT OF A DISRUPTION AT THE PORT IN LONG BEACH, CALIFORNIA, SUCH FAILURE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     We depend on a limited number of suppliers for our clubheads and shafts. In addition, some of our products require specifically developed manufacturing techniques and processes which make it difficult to identify and utilize alternative suppliers quickly. Any significant production delay or inability of current suppliers to timely deliver products including clubheads and shafts in sufficient quantities, or the transition to other suppliers, could have a material adverse effect on our results of operations.

     A disruption in the operations of the port in Long Beach, California could interrupt the supply of our products. We import substantially all of our proprietary products from Asia, and a significant amount of the products we buy from vendors to resell through our distribution channels is shipped to us from Asia. A significant amount of these shipments arrive in the United States at the port in Long Beach. The contract between the International Longshore and Warehouse Union, the union that represents the workers at the port in Long Beach, and the Pacific Maritime Association, which represents terminal operators and ocean ship companies, expired on July 1, 2002 and on September 30, 2002, the Pacific Maritime Association locked out the union workers. The two parties subsequently agreed on a new contract, but we cannot assure you that another disruption will not occur in the future. If another disruption occurs, we may begin to ship some of our products from Asia by air freight, and our suppliers may also begin to ship their products by air freight. Shipping by air freight is more expensive than shipping by boat, and if we cannot pass these increased shipping costs on to our customers, our profitability will be reduced. A future disruption at the port in Long Beach would have a material adverse effect on our results of operations.

WE MAY BE SUBJECT TO PRODUCT WARRANTY CLAIMS OR PRODUCT RECALLS WHICH COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND REPUTATION.

     We may be subject to risks associated with our products, including product liability. Our existing or future products may contain design or materials defects, which could subject us to product liability claims and product recalls. Although we maintain limited product liability insurance, if any successful product liability claim or product recall is not covered by or exceeds our insurance coverage, our business, results of operation and financial condition would be harmed. In addition, product recalls could adversely affect our reputation in the marketplace. In May 2002, we learned that some of our private label products sold in the last two years were not manufactured in accordance with their design specifications. Upon discovery of this discrepancy, we offered our customers refunds, replacements or gift certificates. As a result, in the twelve months ended December 28, 2002, we recognized approximately $0.3 million in product return and replacement expenses. In the three months ended March 29, 2003, we did not recognize any product-return and replacement expenses.

AN INCREASE IN THE COSTS OF MAILING, PAPER, AND PRINTING OUR CATALOGS WOULD DECREASE OUR NET INCOME.

     Postal rate increases and paper and printing costs affect the cost of our catalog mailings. We rely on discounts from the basic postal rate structure such as discounts for bulk mailings and sorting by zip code and carrier routes for our catalogs. In fiscal 2002 and the three months ended March 29, 2003, we spent approximately $8.4 million and $1.5 million on paper, printing and postage for our catalogs, respectively. We are not a party to any long-term contracts for the supply of paper. Our cost of paper has fluctuated significantly during the past three fiscal years, and our future paper costs are subject to supply and demand forces external to our business. A material increase in postal rates or printing or paper costs for our catalogs could materially decrease our net income.

A DISRUPTION IN THE SERVICE OF OUR PRIMARY DELIVERY SERVICE FOR OUR DIRECT-TO-CONSUMER SALES MAY DECREASE OUR PROFITABILITY.

     During fiscal 2002 and the three months ended March 29, 2003, we generated approximately 40.3% and 43.4% of our net revenues through our direct-to-consumer sales, respectively. We use UPS for substantially all of our ground shipments of products sold through our catalogs and Internet site to our customers in the United States. Any significant interruption in UPS's services would impede our ability to deliver our products to our direct-to-consumer channel, which could cause us to lose sales and/or customers. In the event of an interruption in UPS's services, we may not be able to engage alternative carriers to deliver our products in a timely manner on equally favorable terms. If we incur higher shipping costs, we may be unable to pass these costs on to our customers, which could decrease our profitability.

CURRENT AND FUTURE TAX REGULATIONS MAY ADVERSELY AFFECT OUR DIRECT-TO-CONSUMER BUSINESS AND NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     Our direct-to-consumer business may be adversely affected by state sales and use taxes as well as the regulation of Internet commerce. We currently must collect taxes for less than half of our catalog and Internet sales. An unfavorable change in state sales and use taxes could adversely affect our business and results of operations. In addition, future regulation of the Internet, including the imposition of taxes on Internet commerce, could affect the development of our Internet business and negatively affect our ability to increase our net revenues.

IF WE DO NOT ANTICIPATE AND RESPOND TO THE CHANGING PREFERENCES OF OUR CUSTOMERS, OUR REVENUES COULD SIGNIFICANTLY DECLINE AND WE COULD BE REQUIRED TO TAKE SIGNIFICANT MARKDOWNS IN INVENTORY.

     Our success depends, in large part, on our ability to identify and anticipate the changing preferences of our customers and stock our stores with a wide selection of quality merchandise that appeals to their preferences. Our customers' preferences for merchandise and particular brands vary from location to location, and may vary significantly over time. We cannot guarantee that we will accurately identify or anticipate the changing preferences of our customers or stock our stores with merchandise that appeals to them. If we do not accurately identify and anticipate our customers' preferences, we may lose sales or we may overstock merchandise, which may require us to take significant markdowns on our inventory. In either case, our revenues could significantly decline and our business and financial results may suffer.

WE MAY INCUR MATERIAL COSTS OR LIABILITIES UNDER ENVIRONMENTAL LAWS, WHICH MAY MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We are subject to various foreign, federal, state, and local environmental protection, chemical control, and health and safety laws and regulations. We own and lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on or originating from that property, even if they did not know of and were not responsible for the contamination. The presence of hazardous substances on any of our properties or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or to sell the property or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. If hazardous substances are released from or located on any of our properties, we could incur substantial liabilities through a private party personal injury or property damage claim or a claim by a governmental entity for other damages.

     In addition, some of the products we sell contain hazardous or regulated substances, such as solvents and lead. Environmental laws may impose liability on any person who disposes of hazardous substances, regardless of whether the disposal site is owned or operated by such person.

     If we incur material costs or liabilities in the future under environmental laws for any reason, our results of operations may be materially adversely affected.

OUR SALES COULD DECLINE IF WE ARE UNABLE TO PROCESS INCREASED TRAFFIC OR OUR WEBSITE OR TO PREVENT UNAUTHORIZED SECURITY BREACHES.

     A key element of our strategy is to generate a high volume of traffic on, and use of, our website. Accordingly, the satisfactory performance, reliability and availability of our website, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers, as well as maintain adequate customer service levels. Our Internet revenues will depend on the number of visitors who shop on our website and the volume of orders we can fill on a timely basis. Problems with our website or order fulfillment performance would reduce the volume of goods sold and the attractiveness of our merchandise and could also adversely affect consumer perception of our brand name. We may experience periodic system interruptions from time to time. If there is a substantial increase in the volume of traffic on our website or the number of orders placed by customers, we may be required to expand and upgrade further our technology, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our website, or that we will be able to expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis.

     The success of our website depends on the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. In addition, we maintain an extensive confidential database of customer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction and personal data contained in our customer database. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation, business, operating results and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend," or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store retrofits and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity.

     Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the introduction of new product offerings, store opening costs, our ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

     - the continued popularity of golf and golf-related products;

     - our ability to borrow funds to expand our business or compete effectively;

     - economic conditions and their effect on discretionary spending by consumers;

     - our ability and our suppliers' ability to develop and introduce new products;

     - new competitors entering the market;

     - the diversion of our limited capital resources away from other areas when we open new superstores and the profitability of new superstores that we may open;

     - our expansion in new and existing markets;

     - our ability to accurately predict our sales during our peak seasons;

     - the impact of standards developed by golf associations;

     - our ability to maintain or negotiate new leases for our superstores;

     - fluctuations in comparable store sales;

     - our ability to achieve adequate response rates to our catalogs;

     - our ability to attract and retain quality employees;

     - the continued service of our key executive officers;

     - being controlled by our principal stockholder;

     - our ability to enforce our intellectual property rights and defend infringement claims;

     - the operation of our management information systems;

     - our dependence on our Austin call center and distribution center;

     - interruptions in the supply of the products we sell, including at the port in Long Beach, California;

     - claims against us from users of our products;

     - fluctuations in the costs of mailing, paper and printing;

     - interruptions in the operations of our delivery service;

     - the impact of state tax regulations and regulation of the Internet;

     - changing preferences of our customers;

     - potential environmental liabilities;

     - increased traffic and possible security breaches on our website; and

     - other factors referenced in this prospectus, including those set forth under "Risk Factors."

     In addition, an investment in the new notes is subject to a number of additional risks that may affect our ability to fulfill our obligations under the new notes or the value of the notes. These risks include:

     - our substantial indebtedness;

     - significant operating and financial restrictions placed on us by the indenture and our senior credit facility;

     - restrictions on our ability to borrow under our senior credit facility;

     - our ability to generate cash flow to make interest payments on the new notes or required payments under our senior credit facility;

     - our parent's and our subsidiaries' ability to make payments under their guarantees;

     - the sufficiency of the collateral which secures both the new notes and borrowings under our senior credit facility;

     - the sufficiency of the collateral securing the notes on a first priority basis;

     - the exclusion of certain assets from the liens securing the notes and/or our senior credit facility;

     - the sufficiency of the collateral securing the notes and our senior credit facility in the event of liquidation;

     - the effect of bankruptcy laws on the disposition of the collateral;

     - the existence of a trading market for the new notes;

     - restrictions upon transfer of the old notes if they are not exchanged for new notes;

     - our ability to repurchase the new notes upon a change in control;

     - uncertainty regarding what constitutes a sale of "substantially all" of our assets;

     - our ability to enter into transactions that will not constitute a change of control under the indenture; and

     - the requirement that holders of new notes include amounts in gross income for federal income tax purposes in advance of receipt of cash payments.

     We believe the forward-looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to updated publicly any of them in light of new information or future events.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement. Neither we nor the guarantors will receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 29, 2003. You should read the table below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                   AS OF
                                                               MARCH 29, 2003
                                                               --------------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Cash and cash equivalents...................................      $  2,775
                                                                  ========
Total debt:
  Senior credit facility(1).................................      $  2,075
  Senior secured notes due 2009.............................        75,879
                                                                  --------
          Total debt........................................        77,954
Stockholders' equity........................................        52,246
                                                                  --------
     Total capitalization...................................      $130,200
                                                                  ========

---------------

(1) As of March 29, 2003, we had $7.4 million of borrowing availability, subject to customary conditions, under our new senior credit facility entered into in connection with the merger (after giving effect to required reserves of $500,000).

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     As a condition to the initial sale of the old notes, we, the guarantors and the initial purchaser entered into a registration rights agreement dated as of October 15, 2002. Pursuant to the registration rights agreement, we agreed to:

     - file a registration statement under the Securities Act with respect to the new notes with the SEC by February 12, 2003; and

     - use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before April 13, 2003.

     We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under "The Exchange Offer -- Procedures for Tendering Old Notes." However, if you intend to participate in a distribution of the new notes, or you are an "affiliate" of us or any of the guarantors as defined in Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available to you. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet the conditions exempting you from the registration requirements.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period of up to 180 days after the expiration of the exchange offer. See "Plan of Distribution" for more information regarding broker-dealers.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before the expiration date.

     Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the new notes are the same as the form and terms of the old notes except that:

     - the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes, and

     - holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the penalty interest provisions of the registration rights agreement.

     The new notes will evidence the same indebtedness as the old notes, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being surrendered for exchange.

     As of the date of this prospectus, $93,750,000 in aggregate principal amount at maturity of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on June 16, 2003 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

     As a holder of old notes, you do not have any appraisal or dissenters' rights or any other right to seek monetary damages in court under the Delaware General Corporation Law or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not surrendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue.

     We will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to U.S. Bank Trust National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

     If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The "expiration date" means 5:00 p.m., New York City time, on July 21, 2003, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

     In order to extend the exchange offer, we will:

     - notify the exchange agent of any extension by oral or written communication;

     - issue a press release or other public announcement, which will report the approximate number of old notes deposited, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During any extension of the exchange offer, all old notes previously surrendered and not withdrawn will remain subject to the exchange offer.

     We reserve the right:

     - to delay accepting any old notes,

     - to amend the terms of the exchange offer in any manner,

     - to extend the exchange offer, or

     - if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

     We will have no obligation to publish, advertise, or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.

     In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent's message, in each case, with all other required documents. However, we reserve the right to waive any conditions of the exchange offer which we, in our reasonable discretion, determine are not satisfied or any defects or irregularities in the surrender of old notes. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for at least five business days. If we do not accept any surrendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See "--Return of Old Notes." We will deliver new notes to tendering holders of old notes that are accepted for exchange and we will return any old notes that we do not accept for exchange for any reason to their tendering holder as promptly as practicable.

INTEREST ON THE NEW NOTES

     The new notes will accrue cash interest on the same terms as the old notes, i.e., at the rate of 8.375% per year for each new note (using a 360-day year consisting of twelve 30-day months), payable semi-annually in arrears on March 1 and September 1 of each year. Old notes accepted for exchange will not receive accrued interest at the time of exchange. However, each new note will bear interest:

     - from the later of (1) the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or (2) if the old note is exchanged for the new note on a date after the record date for an interest payment date to occur on or after the date of the exchange and as to which that interest will be paid, the date of that interest payment date, or

     - if no interest has been paid on the old note, from October 15, 2002.

PROCEDURES FOR TENDERING OLD NOTES

     If you wish to surrender old notes you must:

     - complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent,

     - have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

     - mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date.

     In addition, either:

     - certificates for old notes must be received by the exchange agent along with the letter of transmittal;

     - a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date; or

     - you must comply with the procedures described below under "-- Guaranteed Delivery Procedures."

     If you do not withdraw your surrender of old notes before the expiration date, it will indicate an agreement between you and Golfsmith and the guarantors that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or nominee effect the above transactions for you.

     If you are a beneficial owner of the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to surrender your old notes, you should contact that intermediary promptly and instruct it to surrender the old notes on your behalf.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

     - you tender your old notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old notes, and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes, or

     - you surrender your old notes for the account of an eligible institution.

     An "eligible institution" is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or

     - an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act.

     In each instance, the entity must be a member of one of the signature guarantee programs identified in the letter of transmittal.

     If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature in the letter of transmittal.

     Your surrender will be deemed to have been received as of the date when:

     - the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old notes, or a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC with an agent's message, or

     - the exchange agent receives a notice of guaranteed delivery from an eligible institution.

     Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes, or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

     We will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of surrendered old notes, and our determination will be final and binding on all parties.

     We reserve the absolute right to reject any and all old notes improperly surrendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of surrender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time we determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

     We have no current plan to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

     Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.

     By executing the letter of transmittal and surrendering old notes in the exchange offer, you will be representing to us that, among other things,

     - you have full power and authority to tender, exchange, assign, and transfer the old notes surrendered,

     - we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes,

     - you are acquiring the new notes in the ordinary course of your business,

     - you are not engaging in and do not intend to engage in a distribution of the new notes,

     - you have no arrangement or understanding with any person to participate in the distribution of the new notes,

     - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that you cannot rely on the position of the SEC's staff set forth in their no-action letters,

     - you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC, and

     - you are not an "affiliate," as defined in Rule 405 under the Securities Act, of us or any of the guarantors, or, if you are an "affiliate," that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

     Participation in the exchange offer is voluntary. You are urged to consult your financial adviser in making your decision on whether to participate in the exchange offer.

RETURN OF OLD NOTES

     If any old notes are not accepted for any reason described in this prospectus, or if old notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

BOOK ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant.

     A delivery of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     If you wish to surrender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offer if:

     - you surrender your notes through an eligible institution;

     - before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

     - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

     Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWALS OF TENDERS OF OLD NOTES

     You may withdraw your surrender of old notes at any time before the expiration date.

     To withdraw old notes surrendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below before the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes,

     - contain a statement that the holder is withdrawing the election to have the old notes exchanged,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal used to surrender the old notes, and

     - specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

     We, in our sole discretion, will make the final determination on all questions regarding the validity, form, eligibility, and time of receipt of notices of withdrawal, and our determination will bind all parties. Any old notes withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly surrendered again. Properly withdrawn old notes may be surrendered again by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offer.

ADDITIONAL OBLIGATIONS

     We will be required to file a shelf registration statement if:

     - we are not permitted to effect the exchange offer because of any change in law or in currently prevailing interpretations of the staff of the SEC,

     - the exchange offer is not consummated within 30 business days from the date the registration statement with respect to the exchange offer was declared effective,

     - the initial purchaser of the old notes or Atlantic Equity Partners III receive unregistered new notes and within 45 days after the exchange offer request us to file a shelf registration statement, or

     - in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act).

     See "Description of the New Notes -- Exchange Offer; Registration Rights." In any event, we are under a continuing obligation, for a period of up to 180 days after the SEC declares the registration statement of which this prospectus is a part effective, to keep the registration statement effective and to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the effectiveness of any registration statement as described in the registration rights agreement.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

     - any statute, rule, or regulation has been enacted or any action has been taken by any court or governmental authority that, in our reasonable judgment, seeks to or would prohibit, restrict, or otherwise render consummation of the exchange offer illegal; or

     - any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or a change that would materially impair the contemplated benefits to us of the exchange offer; or

     - a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

     If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

     - refuse to accept any old notes and return all surrendered old notes to the surrendering holders,

     - extend the exchange offer and retain all old notes surrendered before the expiration date, subject to the holders' right to withdraw the surrender of the old notes, or

     - waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for at least five business days, if the exchange offer would have otherwise expired. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer.

EXCHANGE AGENT

     We have appointed U.S. Bank Trust National Association, as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

                             By Overnight Courier:

                            U.S. Bank Trust National
                                  Association
                          180 E. 5th Street, 4th Floor
                           St. Paul, Minnesota 55101
                             Attn: Shauna Thilmany,
                              Specialized Finance
                                    By Mail:
                     (registered or certified recommended)

                      U.S. Bank Trust National Association
                            Corporate Trust Services
                                 P.O. Box 64485
                         St. Paul, Minnesota 55164-9549
                           Attn: Specialized Finance
                                    By Hand:

                            U.S. Bank Trust National
                                  Association
                            Corporate Trust Services
                          100 Wall Street, 16th Floor
                            New York, New York 10005
                             Attn: Bond Drop Window
                               Barbara A. Nastro

                                 By Facsimile:

                                 (651) 244-1537
                             Attn: Shauna Thilmany

                            To Confirm by Telephone:

                                 (651) 244-8112
                                Shauna Thilmany

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

     We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

     We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

     - to us or to any of our subsidiaries,

     - inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

     - inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and an opinion of counsel acceptable to us that the transfer complies with the Securities Act,

     - outside the United States in compliance with Rule 904 under the Securities Act,

     - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

     - pursuant to an effective registration statement under the Securities Act.

     The liquidity of the old notes could be adversely affected by the exchange offer. See "Risk Factors -- Risk Factors Relating to the New Notes -- An active trading market for the notes may not develop, which could reduce their value."

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma statement of operations gives effect to the purchase of our company ("predecessor") by Holdings ("successor") pursuant to the merger and the offering of the old notes (which occurred on October 15, 2002) as if they occurred on December 30, 2001. Adjustments were made to the predecessor statement of operations for the period from December 30, 2001 through October 15, 2002. These adjustments are described in the notes to the pro forma condensed statement of operations. As the most recent historical balance sheets as of March 29, 2003 and December 28, 2002 reflect the effects of the merger transaction, no pro forma balance sheets for those periods have been presented. Likewise, no pro forma statements of operations have been presented for the three months ended March 29, 2003.

     On October 15, 2002, Holdings acquired Golfsmith in a merger transaction for an aggregate purchase price of approximately $121.0 million, which included the payment of $101.5 million in cash and $12.8 million in equity securities in Holdings to the stockholders of Golfsmith prior to the merger and $6.7 million in fees and expenses in connection with the merger. The direct transaction costs incurred consist primarily of investment banker, private placement fees, legal and accounting fees and printing costs that are directly related to the merger. There can be no assurance that Holdings and Golfsmith will not incur additional expenses related to the merger.

     The unaudited pro forma condensed statement of income gives effect to: (1) the acquisition of our company by Holdings, (2) the offering of the old notes,
(3) the repayment of our outstanding debt as of the date of the merger and the settlement of minority interest, and (4) provision for taxes as if the condensed statement of operations was for a C corporation. The pro forma condensed statement of operations has been prepared giving effect to the recapitalization of our company in accordance with EITF 88-16, "Basis in Leveraged Buyout Transactions" as a partial purchase. Under EITF 88-16, our business was revalued at the merger date to fair value to the extent of Atlantic Equity Partners III, L.P.'s 79.7% controlling interest in the business, subject to final closing adjustments. The remaining 20.3% is accounted for at continuing stockholder's carryover basis in the business.

     The total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition as determined by an independent valuation obtained by Golfsmith. Under EITF 88-16, Golfsmith was revalued at the merger date to fair value to the extent of the majority shareholders' 79.7% controlling interest in Golfsmith. The remaining 20.3% is accounted for at the continuing stockholder's carryover basis in Golfsmith. The excess of the purchase price over the historical basis of the net assets acquired has been applied to adjust net assets to their fair values to the extent of the majority shareholders' 79.7% ownership. Contingent consideration of $6.25 million has been placed in an escrow account by the selling stockholders cover a final working capital assessment and to secure certain indemnification obligations of the sellers. In accordance with the merger agreement, on May 20, 2003, the parties determined that an adjustment in the merger consideration of $25,000 was payable to Holdings based on the post-merger review of Golfsmith's working capital and will be paid out of the escrow account. We have adjusted the purchase price allocation accordingly.

     The pro forma condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the merger and the offering of the old notes had been consummated at the beginning of the period presented, nor is it necessarily indicative of future operating results. The pro forma adjustments are based upon information and assumptions available at the time of the preparation of this prospectus. The pro forma condensed statement of operations should be read in conjunction with the accompanying notes thereto and our historical consolidated financial statements and related notes thereto included in this prospectus. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                      PREDECESSOR
                                   -----------------                                           SUCCESSOR
                                      PERIOD FROM                       PERIOD FROM      ----------------------
                                   DECEMBER 30, 2001                 DECEMBER 30, 2001    PERIOD FROM OCTOBER
                                    THROUGH OCTOBER                   THROUGH OCTOBER       16, 2002 THROUGH
                                       15, 2002                          15, 2002          DECEMBER 28, 2002
                                    ---------------                   ---------------         ------------
                                        ACTUAL         ADJUSTMENTS       PRO FORMA               ACTUAL
                                   -----------------   -----------   -----------------   ----------------------
                                                 (DOLLARS IN THOUSANDS)                  (DOLLARS IN THOUSANDS)
Net revenues.....................      $180,315          $    --         $ 180,315              $ 37,831
Cost of products sold............       117,206              703(a)        117,909                25,147
                                       --------          -------         ---------              --------
     Gross profit................        63,109             (703)           62,406                12,684
Selling, general and
  administrative.................        48,308            2,236(b)         50,544                13,581
Store pre-opening/closing
  expenses.......................           122               --               122                    93
Amortization of deferred
  compensation...................         6,033           (6,033)(f)            --                    --
                                       --------          -------         ---------              --------
Total operating expenses.........        54,463           (3,797)           50,666                13,674
Operating income (loss)..........         8,646            3,094            11,740                  (990)
Interest expense.................         5,206            3,353(c)          8,559                 2,210
Interest income..................          (331)              --              (331)                   (7)
Other income.....................        (2,365)              --            (2,365)                  (14)
Other expense....................            --               --                --                    --
Minority interest................           844             (844)(d)            --                    --
Loss on debt extinguishment......         8,047           (8,047)(g)            --                    --
                                       --------          -------         ---------              --------
Income (loss) from continuing
  operations before income
  taxes..........................        (2,755)           8,632             5,877                (3,179)
Income tax expense (benefit).....           708            1,466(e)          2,174                  (633)
                                       --------          -------         ---------              --------
Income (loss) from continuing
  operations.....................      $ (3,463)         $ 7,166         $   3,703              $ (2,546)
                                       ========          =======         =========              ========

                         GOLFSMITH INTERNATIONAL, INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

     The accompanying unaudited pro forma condensed statement of operations has been prepared as if the merger was consummated as of the beginning of fiscal year 2002 (December 30, 2001). Pro forma adjustments were made to reflect the following:

          (a) Amortization of the purchase price adjustment to inventory to record at fair value as determined by an independent valuation over the period of one year, assuming the inventory turnover rate is four times a year.

          (b) The pro forma adjustments for selling, general and administrative expense reflect the following:


Amortization of purchased intangible assets (customer
  databases) over the useful life of nine years.............  $  299
Additional depreciation expense associated with the fair
  value adjustments to property and equipment as determined
  by an independent valuation...............................     452
Increase in rent expense associated with the recommencement
  of deferred rent on the merger transaction date...........   1,010
Management fee to First Atlantic Capital Ltd................     475
                                                              ------
                                                              $2,236
                                                              ======

          (c) The pro forma adjustments for interest expense reflect the following:

Elimination of historical interest expense relating to the
  pre-merger 12% senior subordinated notes and bank debt....  $(5,206)
Accretion of the $18.75 million senior secured notes
  discount, over the period of the notes maturity, assuming
  seven years to maturity...................................    1,567
Amortization of debt issuance costs of $7.8 million of the
  senior secured notes and senior credit facility over the
  period of their respective debt maturities................      684
Cash interest expense impact of the senior secured notes at
  the stated rate of 8.375%.................................    6,200
Interest expense for assumed borrowings under the senior
  credit facility...........................................      108
                                                              -------
                                                              $ 3,353
                                                              =======

          (d) Elimination of minority interest.

          (e) Impact of taxes at an estimated 37% rate as if we were a C Corporation for the entire period.

          (f) Elimination of a variable compensation charge relating to a change of control provision in Golfsmith's employee stock option plan.

          (g) Elimination of the loss on extinguishment of the outstanding pre-merger debt, primarily related to unamortized discount, prepayment penalties and the write-off of debt issuance costs related to the outstanding pre-merger debt.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for fiscal 1998, 1999, 2000, 2001 and for the period from December 30, 2001 through October 15, 2002 have been derived from the audited consolidated financial statements of Golfsmith International, Inc., and for the period from October 16, 2002 through December 28, 2002 have been derived from the audited consolidated financial statements of Golfsmith International Holdings, Inc., all periods of which have been audited by Ernst & Young LLP. Golfsmith International Holdings, Inc. was formed on September 4, 2002 and became the parent company of Golfsmith International, Inc. on October 15, 2002 as a result of the merger. Holdings is a holding company and had no material assets or operations prior to acquiring all of the capital stock of Golfsmith International, Inc. in the merger. The selected financial data of Golfsmith as of and for the three months ended March 30, 2002 and of Holdings as of and for the three months ended March 29, 2003 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the three months ended March 29, 2003 may not be indicative of results that may be expected for the full year. You should read the information set forth below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                          PREDECESSOR
                                    --------------------------------------------------------
                                                                                PERIOD FROM
                                                                                DECEMBER 30,
                                                   FISCAL YEAR                  2001 THROUGH
                                    -----------------------------------------   OCTOBER 15,
                                      1998       1999       2000       2001         2002
                                    --------   --------   --------   --------   ------------

                                             (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
RESULTS OF OPERATIONS:
Net revenues......................  $253,624   $267,946   $232,080   $221,439     $180,315
Cost of products sold.............   162,873    175,600    153,630    143,118      117,206
                                    --------   --------   --------   --------     --------
Gross profit......................    90,751     92,346     78,450     78,321       63,109
Selling, general and
  administrative..................    80,204     78,360     76,352     64,081       48,308
Store pre-opening/closing
  expenses........................       802        493      1,592         --          122
Amortization of deferred
  compensation....................        --         --         --        458        6,033
Total operating expenses..........    81,006     78,853     77,944     64,539       54,463
                                    --------   --------   --------   --------     --------
Operating income..................     9,745     13,493        506     13,782        8,646
Interest expense..................     4,058      5,775      6,905      6,825        5,206
Interest income...................       (42)       (22)       (82)      (597)        (331)
Other income, net.................       (24)      (275)      (449)    (1,031)      (2,365)
Minority interest.................        --        583       (454)       581          844
Loss on debt extinguishment.......        --         --         --         --        8,047
                                    --------   --------   --------   --------     --------
Income (loss) before income
  taxes...........................     5,753      7,432     (5,414)     8,004       (2,755)
Income tax expense (benefit)......       195        289       (190)       251          709
                                    --------   --------   --------   --------     --------
Income (loss) from continued
  operations......................     5,558      7,143     (5,224)     7,753       (3,464)
Income (loss) from discontinued
  operations......................      (352)        52       (380)      (590)        (230)
Income (loss) before extraordinary
  items...........................     5,206      7,195     (5,604)     7,163       (3,694)
Extraordinary items...............        --         --         --         --        4,122
                                    --------   --------   --------   --------     --------
Net income (loss).................  $  5,206   $  7,195   $ (5,604)  $  7,163          428
                                    ========   ========   ========   ========     ========
OTHER FINANCIAL DATA:
Depreciation and
  amortization(1).................  $  4,359   $  5,601   $  9,118   $  6,717        4,776
Capital expenditures(2)...........    16,405      9,740      2,107      1,345        2,086
Ratio of earnings to fixed
  charges(3)......................       1.6x       1.6x       0.6x       1.6x         0.7x
BALANCE SHEET DATA:
Cash and cash equivalents.........  $    842   $  3,023   $ 11,149   $ 39,550        3,788
Total assets......................   103,013    105,882    106,902    111,500      153,135
Long-term debt....................    23,833     23,540     37,145     33,720       75,000
Total stockholders' equity........    25,810     33,004     24,921     32,519       56,011

                                     SUCCESSOR
                                    ------------
                                    PERIOD FROM
                                    OCTOBER 16,    THREE MONTHS    THREE MONTHS
                                    2002 THROUGH       ENDED          ENDED
                                    DECEMBER 28,     MARCH 30,      MARCH 29,
                                        2002           2002            2003
                                    ------------   -------------   ------------
                                                   (PREDECESSOR)   (SUCCESSOR)
                                       (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
RESULTS OF OPERATIONS:
Net revenues......................    $ 37,831        $48,443        $ 45,830
Cost of products sold.............      25,147         31,348          30,972
                                      --------        -------        --------
Gross profit......................      12,684         17,095          14,858
Selling, general and
  administrative..................      13,581         14,749          14,259
Store pre-opening/closing
  expenses........................          93             --              --
Amortization of deferred
  compensation....................          --            146              --
Total operating expenses..........      13,674         14,895          14,259
                                      --------        -------        --------
Operating income..................        (990)         2,200             599
Interest expense..................       2,210          1,589           2,638
Interest income...................          (7)          (112)             (7)
Other income, net.................         (14)        (2,226)             (3)
Minority interest.................          --            223              --
Loss on debt extinguishment.......          --             --              --
                                      --------        -------        --------
Income (loss) before income
  taxes...........................      (3,179)         2,726          (2,029)
Income tax expense (benefit)......        (633)           117            (812)
                                      --------        -------        --------
Income (loss) from continued
  operations......................      (2,546)         2,609          (1,217)
Income (loss) from discontinued
  operations......................         (40)            --              --
Income (loss) before extraordinary
  items...........................      (2,586)         2,609          (1,217)
Extraordinary items...............          --             --              --
                                      --------        -------        --------
Net income (loss).................      (2,586)         2,609          (1,217)
                                      ========        =======        ========
OTHER FINANCIAL DATA:
Depreciation and
  amortization(1).................       1,382          1,418           1,311
Capital expenditures(2)...........       1,127            377             409
Ratio of earnings to fixed
  charges(3)......................         0.1x           1.9x            0.5x
BALANCE SHEET DATA:
Cash and cash equivalents.........      11,412         24,597           2,775
Total assets......................     160,011        104,733         162,701
Long-term debt....................      75,380         26,227          77,954
Total stockholders' equity........      53,473         35,258          52,246

---------------

(1) Excludes the amortization of the debt discount and deferred charges associated with our 12% senior subordinated notes, the deferred charges associated with our credit facility in effect prior to the merger, the amortization of the debt discount and deferred charges associated with our 8.375% senior secured notes and deferred charges associated with our senior credit facility in effect subsequent to the merger.

(2) Capital expenditures consist of total capital expenditures, including capital costs associated with opening new stores.

(3) The ratio of earnings to fixed charges is calculated by dividing the fixed charges into net income before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the estimated interest component of rent expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Golfsmith International Holdings, Inc. became the parent company of Golfsmith International, Inc. on October 15, 2002 as a result of a purchase business combination, which we refer to as the merger. Holdings has no assets or liabilities other than its investment in its wholly owned subsidiary Golfsmith and did not have assets or operations prior to its acquisition of Golfsmith. The following discussion and analysis of historical financial condition and results of operations is therefore based on the financial condition and results of operations of Golfsmith International, Inc. with respect to periods prior to the merger. The discussion for periods following the merger is based on the financial condition and results of operations of Golfsmith International Holdings, Inc.

     We sell brand name golf equipment from the industry's leading manufacturers including Callaway(R), FootJoy(R), Ping(R), Nike(R), Taylor Made(R) and Titleist(R) as well as our own proprietary brands, Golfsmith(R), Lynx(R), Snake Eyes(R) and Killer Bee(R). We sell through multiple distribution channels consisting of:

     - 26 golf superstores;

     - regular mailings of our clubmakers' catalogs, which offer golf club components, and our accessory catalogs, which offer golf accessories, clothing and equipment; and

     - golfsmith.com, our online e-commerce website.

     We also operate a clubmaker training program and are the exclusive operator of the Harvey Penick Golf Academy, an instructional school incorporating the techniques of the well-known golf instructor, the late Harvey Penick.

     Over the past few years we have implemented a number of initiatives to improve our competitive position and financial performance, including closing under-performing stores, reducing headcount, updating stores, narrowing product assortments and upgrading our technology and infrastructure. While some of these initiatives have reduced sales, we believe that these actions have contributed to improved cash flow, earnings and asset management.

     In January 2000, we completed the implementation of a company-wide, integrated management information system. This new system included substantial revisions to, among other areas, our order entry, order fulfillment, point-of-sale and inventory replenishment processes. We encountered difficulties with this new system that resulted in a substantial decline in net revenues and net income in fiscal 2000 due to lost sales, higher customer returns, increased operating costs, an inability to collect certain accounts receivable and higher inventory levels. These difficulties included system slowdowns that made entering orders, shipping and receiving merchandise difficult and, at times, impossible. The slow system performance resulted in lengthy checkout lines, extended call wait times and slow transaction processing causing lost sales as we were unable to process customer requests in a timely manner. Further, the slow performance affected the movement of inventory, processing of sales, generation of management reports and collection of accounts receivables, and resulted in multiple shipments for a single order, inventory shrink, uncollectible receivables and out-of-stock inventory among other problems. Through our implementation of this system, we improved reporting, reduced our inventory levels by 31.8% from the year end of fiscal 1999 to the year end of fiscal 2002, reduced inventory levels by 30.0% from the end of first quarter 1999 to the end of first quarter 2003, and reduced order processing costs, payroll and corporate overhead. Based on these improvements and the fact that our integrated management information system no longer experiences the slowdowns that led to the difficulties in fiscal 2000, we believe these difficulties are behind us and that our systems have improved the efficiency of our operations and lowered our operating costs. Inventory levels have subsequently increased from December 28, 2002 to March 29, 2003 as we are preparing for the opening of three new stores subsequent to March 29, 2003. In addition, inventory has been replenished over the first quarter of 2003 from the holiday season of 2002 in preparation for the upcoming busy spring and summer seasons.

     We recognize revenue for retail sales at the time the customer takes possession of the merchandise and purchases are paid for, primarily with either cash or credit card. Catalog and e-commerce sales are recorded upon shipment of merchandise. Revenue from the Harvey Penick Golf Academy instructional school are recognized at the time the services are performed. Revenues from the sale of gift certificates are recorded upon the redemption of the gift certificate for the purchase of tangible products at the time the customer takes possession of the merchandise.

     Our business is highly seasonal with sales peaks during the Father's Day and Christmas Holiday seasons. A substantial portion of our net revenues and an even larger portion of our operating income occur in our second fiscal quarter. You should read the "Risk Factors" section for an explanation of the effects and risks of the seasonality of our business.

     Sales of our products are affected by increases and declines in the golf industry as a whole. Growth in the segments of the American population that include the group that generally plays the most rounds of golf and people in their 20's, the age when many people start playing golf, along with increased interest in golf by women, junior and minority golfers indicate that the golf industry will continue to grow in the next decade. These trends may however be offset by further declines in the U.S. economy and reductions in the discretionary consumer spending. We believe that since 1997, the worldwide premium golf club market has experienced little growth in dollar volume from year to year and that the number of rounds played has not increased since 1999. As sales of golf products increase and decrease in the industry as a whole, these fluctuations may impact our sales similarly.

     We capitalize inbound freight and vendor discount charges into inventory upon receipt of inventory. These costs are then subsequently included in cost of goods sold upon the sale of that inventory. Since some retailers exclude their costs from cost of goods sold, and instead include them in a line item like selling and administrative expenses, our gross margins may not be comparable to those of these other retailers.

     Our fiscal year ends on the last Saturday in December and generally consists of 52 weeks, though occasionally our fiscal years will consist of 53 weeks. This will next occur in 2003. Fiscal years 2002, 2001, and 2000 each consisted of 52 weeks. Each quarter of each fiscal year consists of 13 weeks.

IMPACT OF MERGER

     On October 15, 2002, BGA Acquisition Corp., a wholly owned subsidiary of Golfsmith International Holdings, Inc., merged with and into Golfsmith International, Inc. We accounted for the merger under the purchase method of accounting for business combinations. In accordance with the purchase method of accounting, in connection with the merger, Holdings, our parent after the merger, allocated the excess purchase price over the value of our net assets between a write-up of certain of our assets, which reflect an adjustment to the fair values of these assets, and goodwill. The assets that have had their fair values adjusted include inventory, property and equipment, and certain intangible assets.

     As a result of applying the required purchase accounting rules, the financial statements of Golfsmith International Holdings, Inc. are significantly affected. The application of purchase accounting rules results in different accounting bases and hence financial information for the periods beginning on October 16, 2002. The term "successor" refers to Golfsmith International Holdings, Inc. and all of its subsidiaries, including Golfsmith International, Inc. following the acquisition on October 15, 2002. The term "predecessor" refers to Golfsmith International, Inc. prior to being acquired by Golfsmith International Holdings, Inc.

     Immediately prior to the merger, we repaid in full our 12% senior subordinated notes for $34.4 million and terminated our then existing revolving credit facility. Deferred debt financing costs of $1.6 million were written-off in connection with the termination of these agreements. We sold 8.375% Senior Secured Notes due 2009 with an aggregate principal amount at maturity of $93.75 million for gross proceeds of $75.0 million in a private placement offering to finance part of the cash portion of the merger consideration, and entered into a new senior credit facility to fund our future working capital requirements and for general corporate purposes as described below.

     As a result of the merger and the offering of the senior secured notes, we currently have total debt in amounts substantially greater than historical levels. This amount of debt and associated debt service costs will lower our net income and cash provided by operating activities and will limit our ability to obtain additional debt financing, fund capital expenditures or operating requirements, open new or retrofit existing stores, and make acquisitions.

     Historically, we operated as a Subchapter S corporation under the Internal Revenue Code. Consequently, we were not generally subject to federal income taxes because our stockholders included our income in their personal income tax returns. Simultaneously with the completion of the merger, we converted from a Subchapter S corporation to a Subchapter C corporation and consequently became subject to federal income taxes from that date. This conversion will lower our future net income and cash provided by operating activities.

     In connection with the merger, all stock options held by our employees vested and were either canceled in exchange for the right to receive cash or surrendered in exchange for stock units. As a result, we incurred a non-cash compensation charge of $4.6 million which was equal to the difference between the market value of our common stock and the exercise price of these options at that vesting date. Total non-cash compensation expense for the year ended December 28, 2002 and the three months ended March 29, 2003 was $6.0 million and $0, respectively. For further information about our stock-based compensation, see Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

     Management's discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and other various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

  INVENTORY VALUATION

     Inventory value is presented as a current asset on our balance sheet and is a component of cost of products sold in our statement of operations. It therefore has a significant impact on the amount of net income reported in any period. Merchandise inventories are carried at the lower of cost or market. Cost is the sum of expenditures, both direct and indirect, incurred to bring inventory to its existing condition and location. Cost is determined using the weighted-average method. We estimate a reserve for damaged, obsolete, excess and slow-moving inventory and for inventory shrinkage due to anticipated book-to-physical adjustments. We periodically review these reserves by comparing them to on-hand quantities, historical and projected rates of sale, changes in selling price and inventory cycle counts. Based on our historical results, using various methods of disposition, we estimate the price at which we expect to sell this inventory to determine the potential loss if those items are later sold below cost. The carrying value for inventories that are not expected to be sold at or above costs are then written down. A significant adjustment in these estimates or in actual sales may have a material adverse impact on our net income. Reserves are booked on a monthly basis at 0.5% to 1.0% of net revenues depending on the distribution channel (direct-to-consumer channel or retail channel) in which the sales occur. Historical shrinkage experience has been within this range, with the exception of fiscal 2000. In fiscal 2000, shrinkage was 1.3% of net revenues due to problems associated with the implementation of our new management information system. In fiscal 2001, inventory shrinkage was 0.74% of net revenues and in fiscal 2002, inventory shrinkage was 0.53% of net revenues indicating an improvement towards the results we achieved in 1999, with inventory shrinkage of 0.45% of net revenues before the implementation of our new management information system. Based on current trends, during the three months ended March 29, 2003, we do not expect the inventory shrinkage as a percentage of net revenues to exceed fiscal 2002 levels.

  LONG-LIVED ASSETS, INCLUDING GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

     We evaluate the impairment of the book value of our identifiable intangibles and related goodwill based on our projection of estimated discounted cash flows annually, as well as whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. We evaluate the impairment of the book value of our long-lived assets in accordance with SFAS No. 144, Impairment of Long-Lived Assets, which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", based on our projections of estimated future undiscounted cash flows annually, as well as whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. Factors that are considered by management in performing these assessments include, but are not limited to, our performance relative to our projected or historical results, our intended use of acquired assets and our strategy for our overall business, as well as industry and economic trends. In the event that the book value of intangibles, long-lived assets and related goodwill is determined to be impaired, such impairments are measured using a discount rate determined to be commensurate with the risk inherent in our current business model. To the extent these future projections or our strategies change, our estimates regarding impairment may differ from our current estimates. In accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, we determined that our recorded trademarks have indefinite useful lives and therefore are not amortized.

  PRODUCT RETURN RESERVES

     We reserve for product returns based on estimates of future sales returns related to our current period sales. We analyze historical returns, current economic trends and changes in customer acceptance of our products when evaluating the adequacy of the reserve for sales returns. Any significant increase in merchandise returns that exceeds our estimates could adversely affect our operating results. In addition, we may be subject to risks associated with defective products, including product liability. Our current and future products may contain defects, which could subject us to higher defective product returns, product liability claims and product recalls. Because our allowances are based on historical return rates, we cannot assure you that the introduction of new merchandise in our stores or catalogs, the opening of new stores, the introduction of new catalogs, increased sales over the Internet, changes in the merchandise mix or other factors will not cause actual returns to exceed return allowances. We book reserves on a monthly basis at 2% to 7% of net revenues depending on the distribution channel in which the sales occur. We routinely compare actual experience to current reserves and make any necessary adjustments.

  DEFERRED CATALOG EXPENSES

     Prepaid catalog expenses consist of third party incremental costs, including primarily paper, printing, postage and mailing costs. We capitalize these costs as prepaid catalog expenses and amortize them over their expected period of future revenues. We base our estimates of expected future revenue streams upon our historical results. If the carrying amount is in excess of the estimated probable remaining future revenues, we expense the excess in the reporting period.

  SELF-INSURED LIABILITIES

     We are primarily self-insured for employee health benefits. We record our self-insurance liability based on claims filed and an estimate of claims incurred but not yet reported. If more claims are made than were estimated or if the costs of actual claims increases beyond what was anticipated, reserves recorded may not be sufficient and additional accruals may be required in future periods.

  STORE CLOSURE COSTS

     When we decide to close a store, we recognize an expense related to the future net lease obligation, non-recoverable investments in related fixed assets and other expenses directly related to the discontinuance of operations in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. These charges require us to make judgments about exit costs to be incurred for employee severance, lease terminations, inventory to be disposed of, and other liabilities. The ability to obtain agreements with lessors, to terminate leases or to assign leases to third parties can materially affect the accuracy of these estimates.

     We closed two stores in fiscal 2000, one store in fiscal 2001 and two stores in fiscal 2002. We did not close any stores in the three months ended March 29, 2003. These stores were selected for closure by evaluating the historical and projected financial performance of all of our stores in accordance with our store strategy. In each case, the stores that have been closed were the only Golfsmith store in that market and were substantially larger in size than our current store prototype. We do not currently have any plans to close any additional stores, although we regularly evaluate our stores. You should see "-- Fiscal 2002 Compared to Fiscal 2001" for information regarding the costs associated with those store closures.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In October 2001, the Financial Accounting Standards Board, or FASB issued Statement of Financial Accounting Standard, or SFAS, No. 144, Impairment of Long-Lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and the fair value of the asset. SFAS No. 144 removes goodwill from its scope. SFAS No. 144 is applicable to financial statements issued for fiscal years beginning after December 15, 2001. We adopted the provisions of SFAS No. 144 in fiscal 2002 and recorded a loss on discontinued operations in 2002 of $269,800 (including a loss on disposal of approximately $285,000) relating to the closure of two stores considered an "asset group" under SFAS No. 144.

     In June 2002 the FASB issued SFAS No. 146, Accounting For Costs Associated With Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 has not had a material impact on our financial statements.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires a company to recognize an initial liability for the fair value of an obligation it assumes under a guarantee, as well as its ongoing obligation over the term of the guarantee. The offsetting entry of recognizing a liability depends on the circumstances in which the guarantee was issued. Additionally, FIN 45 elaborates on and clarifies existing disclosure requirements for most guarantees. The initial recognition provisions of FIN 45 apply to guarantees issued or modified after December 31, 2002. The adoption of FIN 45's initial recognition and measurement provisions has not had a material effect on our consolidated financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, and have been incorporated into our disclosures of guarantees in the December 28, 2002 consolidated financial statements included elsewhere in this prospectus.

     In January 2003, the Emerging Issues Task Force ("EITF") issued Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. Issue No. 1 of Issue No. 02-16 states that cash consideration received by a customer or a reseller from a vendor is presumed to be a reduction of the prices of the vendor's products or services and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer's income statement. However, that presumption is overcome when the consideration is either (a) a payment for assets or services delivered to the vendor, in which case the cash consideration should be characterized as revenue (or other income, as appropriate) when recognized in the customer's income statement, or (b) a reimbursement of costs incurred by the customer to sell the vendor's products, in which case the cash consideration should be characterized as a reduction of that cost when recognized in the customer's income statement. The consensus on Issue 1 should be applied to fiscal periods beginning after December 15, 2002. Upon application of the consensus on Issue 1, income statements for prior periods presented should be reclassified to comply with that consensus, provided that the recasting of prior-period financial statements does not result in a change to net income of those prior periods. The adoption of Issue No. 02-16, Issue 1 did not have a material impact on our financial statements and no prior period reclassifications were necessary.

     Issue No. 2 of Issue No. 02-16 states that a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund provided the amounts are probable and reasonably estimable. If the rebate or refund is not probable and reasonably estimable, it should be recognized as the milestones are achieved. Issue 2 is effective for arrangements entered into after November 21, 2002. The adoption of Issue No. 02-16, Issue 2 did not have a material impact on our financial statements.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 29, 2003 (SUCCESSOR) COMPARED TO THREE MONTHS ENDED MARCH 30, 2002 (PREDECESSOR)

     We had net revenues of $45.8 million, operating income of $0.6 million and a net loss of $1.2 million in the three months ended March 29, 2003 compared to net revenues of $48.4 million, operating income of $2.2 million and net income of $2.6 million in the three months ended March 30, 2002.

     The $2.6 million decline in net revenues from the three months ended March 30, 2002 to the three months ended March 29, 2003 was due to one store that closed in 2002 and therefore did not contribute to 2003 revenues, accounting for a reduction in revenues of $0.9 million, combined with a $2.6 million reduction in revenues in our direct to consumer channel, a $0.3 million reduction in international revenues and a $0.5 million reduction, or 2.2%, in comparable retail revenues. These revenue declines were partially offset by the opening of three new stores in fiscal 2002 which resulted in an increase of $1.7 million in revenues.

     For the three months ended March 29, 2003, gross profit was $14.9 million, or 32.5% of net revenues, compared to $17.1 million, or 35.3% of net revenues, for the three months ended March 30, 2002. Gross profit declined due to the lower net revenues and lower gross profit margins resulting principally from higher sales in lower margin merchandise categories such as equipment. Additionally, in the three month period ended March 29, 2003, we incurred approximately $0.2 million of costs included in cost of goods sold resulting from the fair value adjustment made to inventory as part of the merger transaction in October 2002.

     Selling, general and administrative expenses decreased $0.5 million to $14.3 million for the three months ended March 29, 2003 from $14.7 million for the three months ended March 30, 2002. The decrease was the result of a decline in salaries and benefits of $0.3 million and a reduction in advertising of $0.6 million. Those reductions were partially offset by a $0.3 million increase in occupancy expenses and a $0.1 million increase in management fee expense to our majority shareholder. Additionally, approximately $0.1 million related to depreciation of fixed assets resulting from the fair value adjustment made as part of the merger transaction and amortization of identifiable intangible assets of approximately $0.1 million that were also a result of the merger were included in selling, general and administrative expenses for the three month period ended March 29, 2003. This combined $0.2 million increase resulting from the merger transaction was offset by decreases of the same amount in deprecation expense during the three months ended March 29, 2003 relating to fixed assets that became fully depreciated during the fourth quarter of fiscal 2002.

     Amortization of deferred compensation decreased approximately $0.1 million to $0 for the three months ended March 29, 2003 compared to $0.1 million for the three months ended March 30, 2002. Deferred compensation is related to the accounting for stock options under variable plan accounting

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

guidance. These non-cash charges decreased from the three months ended March 30, 2002 to the three months ended March 29, 2003 due to all remaining outstanding options becoming vested and being either canceled in exchange for the right to receive cash or surrendered in exchange for stock units on the merger date of October 15, 2002. See "-- Impact of Merger" for further discussion.

     For the three months ended March 30, 2002, interest expense consisted of costs related to our 12% senior subordinated notes, a mortgage note and a bank line of credit. Immediately prior to the merger in October 2002, we repaid our senior subordinated notes and other pre-existing debt and a new line of credit was put in place. Interest expense was $2.6 million and $1.6 million in the three months ended March 29, 2003 and March 30, 2002, respectively. Interest expense increased as a result of increased borrowings and reduced repayments in the first quarter of 2003 as compared to the first quarter or 2002. Approximately $0.2 million of amortization of debt issuance costs resulting from the old notes during the three months ended March 29, 2003 as compared to approximately $41,000 of amortization of debt issuance costs related to the senior subordinated notes during the three months ended March 30, 2002 also contributed to the increase in interest expense. For further discussion see
"-- Senior Secured Notes" and "-- Credit Facility" below. Interest income was approximately $7,400 and $0.1 million in the three months ended March 29, 2003 and March 30, 2002, respectively. The decrease in interest income was the result of overall lower cash and cash equivalent balances combined with lower interest rates.

     Other income, net of other expenses was approximately $3,300 for the three months ended March 29, 2003, compared to other income, net of other expenses of $2.2 million for the three months ended March 30, 2002. The decrease is due to a gain on the sale of assets during the first quarter of 2002. In March 2002, we sold the rights to certain intellectual property for gross proceeds of $3.3 million resulting in a $2.2 million gain.

     Minority interest expense during the three months ended March 30, 2002 of $0.2 million relates to an obligation that was associated with partnership interests issued in 1998. Immediately prior to the merger, Golfsmith repurchased this minority interest obligation. The minority interest obligation had a carrying value of $13.1 million and was repurchased for $9.0 million resulting in the recording of negative goodwill during the fourth quarter of fiscal 2002.

     Historically, we have elected to be treated as a Subchapter S Corporation under the Internal Revenue Code. Consequently, we have not generally been subject to federal income taxes because our stockholders include our income in their personal income tax returns. Concurrently with the completion of the merger, we converted from a Subchapter S corporation to a Subchapter C corporation and consequently became subject to federal income taxes from that date. For the three months ended March 29, 2003 our income tax benefit was $0.8 million compared to an income tax expense of $0.1 million for the three months ended March 30, 2002, related to our European and Canadian operations, as well as certain state income taxes.

  COMBINED FISCAL 2002 COMPARED TO PREDECESSOR FISCAL 2001

     For comparison purposes, references to "fiscal 2002" refer to the combined financial results of our predecessor from December 30, 2001 through October 15, 2002 and of Holdings from October 16, 2002 through December 28, 2002.

     We had net revenues of $218.1 million, operating income of $7.7 million and a net loss of $2.2 million in fiscal 2002 compared to net revenues of $221.4 million, operating income of $13.8 million and net income of $7.2 million in fiscal 2001.

     The $3.3 million decline in net revenues from fiscal 2002 to fiscal 2001 was due to stores that closed in 2001 and therefore did not contribute to 2002 revenues, accounting for a reduction in revenues of $1.3 million combined with a $4.7 million reduction in revenues in our direct to consumer channel. These revenue declines were partially offset by the opening of three new stores in fiscal 2002 resulting in $2.2 million in revenues as well as an increase in international revenues of $0.5 million. Revenues from comparable stores remained consistent with a 0.1% increase from fiscal 2001 to fiscal 2002.

     In fiscal 2002, gross profit was $75.8 million, or 34.8% of net revenues, compared to $78.3 million, or 35.4% of net revenues, in fiscal 2001. Gross profit declined due to the lower net revenues and lower gross profit margins resulting principally from higher sales in lower margin merchandise categories such as equipment.

     Selling, general and administrative expenses, excluding store pre-opening/closing expenses, decreased $2.2 million to $61.9 million in fiscal 2002 from $64.1 million in fiscal 2001. The decrease was the result of improvements in management of administrative expenses which decreased by $2.6 million as well as a reduction in store payroll which decreased by $0.2 million. Those reductions were partially offset by $0.6 million increase in advertising expense.

     During fiscal 2002, we closed two stores, opened one store in June and opened two stores in November. The two closed stores accounted for $2.0 million and $7.8 million in net revenues and $0.3 million and $0.6 million in operating loses in fiscal 2002 and 2001, respectively. Store closure expenses were $0.3 million and $0.7 million in fiscal 2002 and 2001, respectively. Store closure expenses for stores closed in 2002 are reflected in discontinued operations in accordance with SFAS No. 144, Impairment of Long-Lived Assets. We incurred approximately $0.2 million in store pre-opening expenses in fiscal 2002.

     Amortization of deferred compensation increased $5.5 million to $6.0 million in fiscal 2002 compared to $0.5 million in 2001. Deferred compensation is related to the accounting for stock options under variable plan accounting guidance. These non-cash charges increased over prior year due to all remaining outstanding options becoming vested on the merger date of October 15, 2002. See "-- Impact of Merger" for further discussion.

     For all of 2001 and a majority of 2002, interest expense consisted of costs related to our 12% senior subordinated notes, a mortgage note and a bank line of credit. In fiscal 2002, we repaid our senior subordinated notes and other pre-existing debt with the net proceeds from the old notes which were $67.9 million. Interest expense was $7.4 million and $6.8 million for fiscal 2002 and fiscal 2001, respectively. Interest expense increased as a result of increased borrowings in fiscal 2002 compared to fiscal 2001. The senior subordinated notes and the line of credit were repaid in connection with the merger in October 2002 and a new line of credit and the senior secured notes were put in place. For further discussion see "-- Senior Secured Notes" and "-- Credit Facility" below. In fiscal 2002 and fiscal 2001, interest income was $0.3 million and $0.6 million, respectively.

     Other income, net of other expenses was $2.4 million in fiscal 2002, compared to other income, net of other expenses of $1.0 million for fiscal 2001. The increase is due primarily to a gain on the sale of assets. In March 2002, we sold the rights to certain intellectual property for gross proceeds of $3.3 million resulting in a $2.2 million gain. In March 2001, we sold unutilized real estate adjacent to our Austin facilities which resulted in a $1.1 million gain.

     On October 15, 2002, immediately prior to the merger, all remaining outstanding debt under the Subordinated Notes was repaid in full. We recorded a loss of $8.0 million on the extinguishment of this debt, as reported in continuing operations.

     We recognized a loss of $0.3 million and $0.6 million in fiscal 2002 and 2001, respectively from discontinued operations related to the operations and final closing costs associated with closing two retail locations in fiscal 2002 due to poor operating performance and the lack of market penetration being derived from these single-market stores. Store closure costs include writedowns of remaining leasehold improvements and store equipment to estimated fair values and lease termination costs. We recorded a loss on the disposal of these assets in fiscal 2002 of $0.3 million which is reported in discontinued operations under the accounting guidance of SFAS No. 144, Impairment of Long-Lived Assets. All related assets and liabilities for these two locations have been eliminated from the December 28, 2002 consolidated balance sheet.

     Immediately prior to the merger, Golfsmith repurchased a minority interest obligation that was associated with partnership interests issued in 1998. The minority interest had a carrying value of $13.1 million and was repurchased for $9.0 million resulting in the recordation of negative goodwill. In accordance with Statement of Financial Accounting Standard No. 141, Business Combinations, this gain is recorded on the statement of operations as an extraordinary item.

     Historically, we have elected to be treated as a Subchapter S Corporation under the Internal Revenue Code. Consequently, we have not generally been subject to federal income taxes because our stockholders include our income in their personal income tax returns. For fiscal 2002 income tax expense was $0.1 million compared to income tax expense of $0.3 million for fiscal 2001, related to our European and Canadian operations, as well as certain state income taxes.

  FISCAL 2001 (PREDECESSOR) COMPARED TO FISCAL 2000 (PREDECESSOR)

     In fiscal 2001, we had net revenues of $221.4 million compared to net revenues of $232.1 million in fiscal 2000. The decline in net revenues of $10.7 million was due to the closure of two stores in 2000 and one in 2001 resulting in reduced revenues of $7.4 million. Additionally, soft consumer demand in our direct-to-consumer channel and reduced catalog prospecting resulted in an additional decrease in revenues of $5.9 million as well as a reduction of international revenues of $0.5 million. These declines were offset partially by an increase in comparable store sales of $3.1 million, or 2.9%, due in part to the absence of system problems which lowered sales in 2000.

     Gross profit in fiscal 2001 was $78.3 million, or 35.4% of net revenues, compared with $78.4 million, or 33.8% of net revenues in fiscal 2000. Compared to fiscal 2000, gross profit margin increased as we increased sales of our proprietary branded products and upgraded our management information systems. This upgrade resulted in reduced in- and out-bound freight costs, lower handling costs and fewer product returns. These lower costs were partially offset by markdowns on discontinued merchandise as we narrowed select merchandise assortments and closed under-performing stores.

     Selling, general and administrative expenses, excluding store pre-opening and closing expenses, in fiscal 2001 declined $12.3 million to $64.1 million, or 28.9% of net revenues, from $76.4 million, or 32.9% of net revenues, in the fiscal 2000. Lower selling, general and administrative expenses were the result of reduced catalog circulation costs, particularly in prospecting for new customers, which decreased by $5.2 million, and better management of store payroll and other administrative expenses, which decreased by $7.1 million.

     In fiscal 2001, we closed one, and began the closure of another, under-performing store. Both stores were the only store we operated in each of their markets and as a result, both suffered from advertising and operating inefficiencies. These two stores accounted for $4.7 and $5.7 million in net revenues and $1.0 and $0.5 million in operating losses in fiscal 2001 and 2000, respectively. Store closure expenses, including amounts recorded in discontinued operations, were $0.7 million and $1.9 million in fiscal 2001 and 2000, respectively, and primarily consisted of writedowns of leasehold improvements, fixtures, and equipment and lease termination and other disposal costs.

     In fiscal 2001 and 2000, interest expense consisted of costs related to our 12% senior subordinated notes and borrowings under our senior credit facility. Interest expense was $6.8 million and $6.9 million in fiscal 2001 and 2000, respectively. Interest income increased $0.5 million due to higher balances of marketable securities resulting from cash provided by higher earnings and reduced working capital requirements. These notes and lines of credit were repaid in connection with the merger as discussed under "-- Liquidity and Capital Resources" below

     Other income, net of other expenses was $1.0 million in fiscal 2001 compared to other income, net of other expenses of $0.4 million in fiscal 2000. In both years, other income primarily related to gains from the sale of unutilized real estate adjacent to our Austin facility. The gain on the sale of real estate was $1.1 million and $1.0 million in fiscal 2001 and 2000, respectively. In fiscal 2000, other expenses included $0.6 million for the write-off of software for e-commerce web sites. Historically, we have elected to be treated as a Subchapter S Corporation under the Internal Revenue Code. Consequently, we have not generally been subject to federal income taxes because our stockholders include our income in their personal income tax returns. Fiscal 2001 income tax expense of $0.3 million and fiscal 2000 income tax benefit of $0.2 million include the result of foreign taxes relating to our European and Canadian operations, as well as certain state income taxes.

     The company recognized a loss of $0.6 million and $0.4 million in fiscal 2001 and 2000, respectively, from discontinued operations related to the operations of two retail locations that closed in fiscal 2002 due to poor operating performance and the lack of market penetration being derived from these single-market stores. Store closure costs include writedowns of remaining leasehold improvements and store equipment to estimated fair values and lease termination costs.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

     As of March 29, 2003 we had $2.8 million in cash and cash equivalents and outstanding debt obligations of $78.0 million.

  OPERATING ACTIVITIES

     Net cash used in operating activities was $10.3 million for the three months ended March 29, 2003, compared to $8.9 million net cash used in operating activities for the three months ended March 30, 2002. The increase in net cash used in operations during the three months ended March 29, 2003 as compared to the three months ended March 30, 2002 is attributable to two causes. First, in the three months ended March 29, 2003 we incurred a net loss of $1.2 million, whereas in the three months ended March 30, 2002 we had net income of $2.6 million. Second, cash used in operations relating to the increase of inventory was $11.3 million in the three months ended March 29, 2003 as compared to $9.4 million in the three months ended March 30, 2002. This increase in cash used for inventory relates largely to the opening of three new stores subsequent to March 30, 2002, an overall lower inventory balance at December 28, 2002 as compared to December 29, 2001 due to continued improvement in inventory management, and lower sales during the first quarter of fiscal 2003 as compared to the first quarter of fiscal 2002. These factors were partially offset by a net increase in accounts payable, accounts receivable and accrued liabilities resulting in net cash provided by operations of $0.2 million during the three months ended March 29, 2003 as compared to a net decrease in accounts payable, accounts receivable and accrued liabilities resulting in net cash used in operations of $0.6 million during the three months ended March 30, 2002. This $0.8 million increase in cash provided by operations was largely a result of our taking greater advantage of vendor payment discounts during the three months ended March 29, 2003 and the opening of three new retail stores subsequent to March 30, 2002. Additionally, net non-cash expenses added back to net income (loss) were $2.0 million and $46,000 during the three month periods ended March 29, 2003 and March 30, 2002, respectively, thus further offsetting net cash used in operations. These expenses relate primarily to depreciation and amortization expenses recognized during the period. However, during the first quarter of fiscal 2002, we recognized a gain on the sale of certain intellectual property of $2.2 million, accounting for the change in the comparative periods.

     The decrease in net cash provided by operating activities in fiscal 2002 as compared to fiscal 2001 is attributable to two causes. First, in fiscal 2002 we had a net loss of $2.0 million, whereas in fiscal 2001 we had income of $7.2 million. Second, in fiscal 2001 we decreased our inventory and accounts receivable and generated $16.6 million in cash. In fiscal 2002 we further decreased our inventory and accounts receivable, but generated only $3.7 million in cash. The difference of $12.9 million accounts for part of the decrease in overall net cash provided in operating activities.

     The increase in net cash provided by operating activities in fiscal 2001 as compared to fiscal 2000 is attributable to the $16.6 million in cash generated by our decrease in inventory and accounts receivable discussed above and $5.6 million net loss for the year due to problems associated with our system conversion.

  INVESTING ACTIVITIES

     Net cash used in investing activities was $0.4 million for the three months ended March 29, 2003, compared to net cash provided by investing activities of $2.9 million for the three months ended March 30, 2002. Net cash provided by investing activities was $0.1 million during both combined fiscal 2002 and fiscal 2001. Net cash used in investing activities was $1.0 million in fiscal 2000.

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

     Net cash used in investing activities for the three months ended March 29, 2002 of $0.4 million was primarily the result of capital expenditures of $0.4 million. For the three months ended March 29, 2003, capital expenditures comprised of $0.2 million to retrofit existing stores, $36,000 for new stores, $88,000 for systems development projects, $39,000 for corporate projects and $35,000 in other capital expenditures. Net cash provided by investing activities for the three months ended March 30, 2002 of $2.9 million was the result of proceeds from the sale of certain intellectual property of $3.3 million partially offset by $0.4 million in capital expenditures. For the three months ended March 30, 2002, capital expenditures comprised of $49,000 for corporate projects, $39,000 for system development projects and $30,000 for other capital expenditures.

     Net cash provided by investing activities in fiscal 2002 of $0.1 million was a result of proceeds from the sale of certain intellectual property of $3.3 million partially offset by $3.2 million in capital expenditures. In fiscal 2002, capital expenditures comprised primarily of $0.5 million to retrofit existing stores, $1.9 million for new stores, $0.3 million to relocate an existing store and $0.5 million for systems development projects.

     Net cash provided by investing activities for fiscal 2001 of $0.1 million was the result of proceeds from the sale of excess real estate of $1.4 million partially offset by $1.3 million in capital expenditures. For fiscal 2001 capital expenditures comprised primarily of $0.5 million to retrofit existing stores and $0.8 million for system development projects.

     Net cash used in investing activities in fiscal 2000 of $1.0 million was the result of capital expenditures of $2.1 million offset partially by proceeds from the sale of excess real estate of $1.1 million.

  FINANCING ACTIVITIES

     Net cash provided by financing activities was $2.1 million for the three months ended March 29, 2003, compared to net cash used in financing activities of $9.0 million for the three months ended March 30, 2002. Net cash used in financing activities was $48.5 million and $13.1 million in combined fiscal 2002 and fiscal 2001, respectively. Net cash provided by financing activities was $5.6 million in fiscal 2000.

     Net cash provided by financing activities for the three months ended March 29, 2003 of $2.1 million was comprised primarily of borrowings under our senior credit facility of $7.6 million offset partially by principal payments on our senior credit facility of $5.5 million. For the three months ended March 30, 2002, net cash used in financing activities of $9.0 million was comprised of principal payments on long-term debt of $8.9 million and principal payments on lines of credit of $0.1 million, net of borrowings.

     Net cash used in financing activities in fiscal 2002 of $48.5 million was comprised of principal payments on long term debt of $41.7 million, payments to satisfy debt and minority interest obligations of $10.6 million, distributions to shareholders as a result of the merger of $35.9 million and dividends paid to shareholders of $3.5 million. We received proceeds from the issuance of common stock associated with the merger of $43.2 million.

     In fiscal 2001, net cash used in financing activities was $13.1 million, comprised of $7.1 million for the repayment on lines of credit, net of borrowings, and $6.0 million in principal payments of long-term debt.

     In fiscal 2000, net cash provided by financing activities was $5.6 million, comprised primarily of $14.3 million in long-term debt borrowings ($15.0 million in gross proceeds less $0.7 million in debt placement costs) offset by $6.2 million in debt and line of credit repayments and $2.5 million in dividends paid to shareholders.

SENIOR SECURED NOTES

     On October 15, 2002, we completed a private placement of $93.75 million aggregate principal amount at maturity of the old notes, for gross proceeds of $75.0 million. Among the covenants in the indenture governing the old notes, our ability to borrow under our revolving credit facility is restricted to a maximum of $12.5 million and the payments of dividends or repurchases of stock are limited. The proceeds from the sale of the old notes were used by us to pay a portion of the cash portion of the merger consideration and for fees and expenses of the offering and merger.

     As a result of the merger and the offering of the senior secured notes, we currently have total debt in amounts substantially greater than historical levels. This amount of debt and associated debt service costs could lower our net income and cash provided by operating activities and will limit our ability to obtain additional debt financing, fund capital expenditures or operating requirements, open new or retrofit existing stores, and make acquisitions.

CREDIT FACILITY

     Historically, our principal sources of liquidity have consisted of cash from operations and financing sources. In fiscal 2000, we entered into a credit facility providing for term loan borrowings of $15.0 million and revolver borrowings up to $40.0 million, subject to certain limitations. The term loan was secured by a pledge of the company's land and buildings. The revolver was secured by a pledge of our inventory, receivables, and certain other assets, and was repaid and re-borrowed from time to time until such maturity date subject to the satisfaction of certain conditions. This credit facility was repaid in full and terminated in connection with the merger. In fiscal 1998, we issued in a private placement $30.0 million of our 12% senior subordinated notes and partnership interests that could have been converted into warrants to purchase shares of our common stock under certain circumstances. We also repaid in full the 12% senior subordinated notes in connection with the merger.

     Concurrently with the merger, we entered into a new revolving credit facility with $9.5 million availability (after giving effect to required reserves of $500,000), subject to customary conditions, to fund our working capital requirements and for general corporate purposes. The credit agreement is secured by a pledge of our inventory, receivables, and certain other assets. The credit agreement provides for same day funding, and letter of credit availability, and contains maximum leverage and minimum earnings covenants. As of March 29, 2003, we had $2.1 million of borrowings outstanding under the credit agreement.

     Borrowings under the credit agreement are expected to increase as working capital increases in anticipation of important selling periods in late spring and in advance of the Christmas holiday, and then decline following these periods. In the event sales results are less than anticipated and our working capital requirements remain constant, the amount available under the credit agreement may not be adequate to satisfy our needs. If this occurs, we may not succeed in obtaining additional financing in sufficient amounts and on acceptable terms. Our ability to borrow under our credit agreement is limited in some circumstances. You should read "Risk Factors -- The lenders under our credit facility may limit our ability to borrow under our senior credit facility" for more information and "Description of Senior Credit Facility" for a description of the coverage ratios we are required to maintain.

CAPITAL EXPENDITURES

     Capital expenditures amounted to $0.4 million, $3.2 million and $1.3 million in the three months ended March 29, 2003, fiscal 2002 and fiscal 2001, respectively. Capital expenditures principally relate to new stores, existing store retrofits and system development projects. For the three months ended March 29, 2003, capital expenditures comprised of $0.2 million to retrofit existing stores, $36,000 for new stores, $88,000 for systems development projects, $39,000 for corporate projects and $35,000 in other capital expenditures. For fiscal 2002, capital expenditures comprised primarily of $0.5 million to retrofit existing stores, $1.9 million for new stores, $0.3 million to relocate an existing store and $0.5 million for systems development projects. In fiscal 2001 capital expenditures comprised primarily of $0.5 million to retrofit existing stores and $0.8 million for system development projects.

     In the year ended December 28, 2002, we opened three additional stores and incurred store pre-opening expenses of $0.2 million and $1.9 million in capital expenditures. In the three months ended March 29, 2003, we did not open any new stores.

     Subject to our ability to generate sufficient cash flow, we currently plan to spend $5.0 million to $7.0 million to open additional stores and/or retrofit existing stores in fiscal 2003. However, to the extent that we use capital for acquisitions, our budget for store openings and retrofittings will be reduced.

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Typically, we estimate that we incur $0.6 million in net working capital costs and $0.6 million in capital expenditures in connection with the opening of a new store. These amounts are estimates and actual store opening costs may vary.

CONTRACTUAL OBLIGATIONS

     Our future contractual obligations related to long-term debt and noncancellable operating leases at March 29, 2003 are as follows:

                                                    PAYMENTS DUE BY PERIOD
                              -------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS        TOTAL     LESS THAN 1 YEAR   1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
-----------------------       --------   ----------------   ---------   ---------   -------------
                                                        (IN THOUSANDS)
Long-term debt..............  $ 93,750        $   --         $    --     $18,750      $ 75,000
Operating leases............    65,592         7,951          15,682      14,759        27,200
                              --------        ------         -------     -------      --------
Total.......................  $159,342        $7,951         $15,682     $33,509      $102,200
                              ========        ======         =======     =======      ========

     We expect that our principal uses of cash for the next several years will be interest payments on the notes and the senior credit facility, capital expenditures, primarily for new store openings, possible acquisitions (to the extent permitted by the lenders under our senior credit facility and under the indenture governing the notes) and working capital requirements. Additionally, subsequent to fiscal 2003, we will be required to (1) offer to repurchase a portion of the notes at 100% of their accreted value within 120 days after the end of each fiscal year with 50% of our excess cash flow and (2) under certain circumstances, purchase notes at 101% of their accreted value plus accrued and unpaid interest, if any, to the date of purchase. We believe that cash from operations will be sufficient to meet our expected debt service requirements, planned capital expenditures, and operating needs. However, we have limited ability to obtain additional debt financing to fund working capital needs and capital expenditures should cash from operations be insufficient. Net cash used in operations of $10.3 million during the three months ended March 29, 2003 was largely a result of our operating in a seasonal industry that requires larger inventory build-ups during the first quarter of each fiscal year in preparation for the Father's Day and Spring selling seasons. We believe that the financial support of our principal stockholder and the use of our senior credit facility offer us potential funding avenues to meet working capital requirements. If cash from operations is not sufficient, we cannot assure you that we will be able to obtain additional financing in sufficient amounts and on acceptable terms. You should read the information set forth under "Risk Factors" for a discussion of the risks affecting our operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks, which include changes in U.S. interest rates and, to a lesser extent, foreign exchange rates. We do not engage in financial transactions for trading or speculative purposes.

  INTEREST RATE RISK

     The interest payable on our existing credit facility is based on variable interest rates and therefore affected by changes in market interest rates. If we draw the maximum available under the credit facility of $9.5 million and interest rates on existing variable rate debt rise to greater than 15.25%, our results from operations and cash flows may be materially affected. Our interest rate risk objectives are to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we manage our exposure to fluctuations in market interest rate for a portion of our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. We may enter into derivative financial instruments such as interest rate swaps or caps and treasury options or locks to mitigate our interest rate risk on a related financial instrument or to effectively fix the interest rate on a portion of our variable rate debt. Currently, we are party to no derivative financial instruments. We do not enter into derivative or interest rate transactions for speculative purposes. We regularly review interest rate exposure on our outstanding borrowings in an effort to minimize the risk of interest rate fluctuations.

  FOREIGN CURRENCY RISKS

     We purchase a significant amount of products from outside of the U.S. However, these purchases are primarily made in U.S. dollars and only a small percentage of our international purchase transactions are in currencies other than the U.S. dollar. Any currency risks related to these transactions are deemed to be immaterial to us as a whole.

     We operate a fulfillment center in Toronto, Canada and a sales, marketing and fulfillment center near London, England, which exposes us to market risk associated with foreign currency exchange rate fluctuations. At this time, we do not manage the risk through the use of derivative instruments. A 10% adverse change in foreign currency exchange rates would not have a significant impact on our results of operations or financial position.

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

                                    BUSINESS

OVERVIEW

     Carl Paul founded our company in 1967 when he began providing clubmakers with the components necessary to offer custom-made golf clubs at a time when most golfers could only purchase ready-made, off-the-shelf equipment. In order to capitalize on this market opportunity, we helped pioneer the golf club components industry by designing and selling a line of components and supplies (principally golf clubheads, shafts, grips and tools) for custom clubmakers through our clubmakers' catalog. Over the years we have complemented and expanded our operations by opening our first retail outlet in 1972, mailing our first general golf product catalog in 1975, opening our first superstore in 1992, opening the Harvey Penick Golf Academy in 1993 and launching golfsmith.com in 1997.

     We believe we are one of the largest, multi-channel, specialty retailers of golf equipment and related accessories in the industry, as determined by sales, and are an established designer and marketer of golf equipment. We have a 35-year history as a retailer in the golf industry. We offer equipment from leading manufacturers, including Callaway(R), Cobra(R), FootJoy(R), Nike(R), Ping(R), Taylor Made(R) and Titleist(R). In addition, we offer our own proprietary brands, including Golfsmith(R), Lynx(R), Snake Eyes(R) and Killer Bee(R). We market our products through 26 superstores as well as through our direct-to-consumer channel, which includes our clubmaking and accessory catalogs and our Internet site. In fiscal 2001, fiscal 2002 and the three months ended March 29, 2003, we generated net revenues of $221.4 million, $218.1 million and $45.8 million, respectively. We had net income of $7.2 million in fiscal 2001 and net losses of $2.2 million and $1.2 million in fiscal 2002 and the three months ended March 29, 2003, respectively.

     We offer a complete line of golf equipment and related accessories through our multiple distribution channels. Our superstores and our direct-to-consumer catalogs and Internet site accounted for approximately 56.7% and 40.3% of our net revenues for fiscal 2002, respectively, and 54.7% and 43.4% of our net revenues in the three months ended March 29, 2003, respectively.

INDUSTRY OVERVIEW

     The golf industry has a base of over 26 million participants in the United States and is expected to grow steadily at 1% to 2% annually over the next ten years. In addition to stability and growth, the golf industry is characterized by a base of core participants and favorable demographic trends. The typical golfer is male, just over 40 years old, has a household income of more than $70,000, and plays 22 rounds of golf per year. As the typical golfer ages and has more time and disposable income, the golf retailing industry is poised to benefit. This consumer base of over 26 million mostly affluent golfers spends approximately $6 billion annually on golf products, including range balls. In addition, there are a number of trends indicating that the golf industry will continue to grow through the next decade, including growth of the two largest segments of the American population, the 40 to 60 year old age group (the group that generally plays the most rounds and spends the most money on golf) and people in their 20s (the age when many people start playing golf), and increased interest in golf by women, junior and minority golfers. These trends may however be offset by further declines in the U.S. economy and reductions in the discretionary consumer spending. We believe that since 1997, the worldwide premium golf club market has experienced little growth in dollar volume from year to year and that the number of rounds played has not increased since 1999. As sales of golf products increase and decrease in the industry as a whole, these fluctuations may impact our sales similarly.

     The retail infrastructure in the golf industry is highly fragmented. The leading retail channel for golf equipment, apparel and accessories is the specialty off-course distribution channel, which includes Golfsmith, other large golf-focused retailers and golf specialty shops not located at a golf course. The specialty off-course channel accounted for over 40% of all retail golf sales in 1999.

     Based on our experience, we believe that retailers in the golf industry experience a high degree of seasonality in their businesses. In our experience, sales are higher during the spring and Christmas holiday selling seasons. As a consequence, retailers incur higher expenses related to building inventory in order to meet the higher demand during these seasons. In keeping with this trend, a substantial portion of our sales occur in our second fiscal quarter each year. As a consequence, we incur higher expenses during these periods relating to building inventory in order to meet this higher demand.

BUSINESS STRENGTHS

     Multi-Channel Market Leadership. We use a multi-faceted marketing strategy, which leverages our established position in the golf industry. Our distribution channels consist of our 26 superstores and our direct-to-consumer channel, which includes our clubmaking and accessory catalogs and our Internet site. This approach allows for strong sales due to the complementary nature of our channels and higher margins as we leverage our overhead and infrastructure across both channels. In addition, we believe our own high margin, vertically-integrated, proprietary product brands, Golfsmith(R), Lynx(R), Snake Eyes(R) and Killer Bee(R), benefit from traffic created by third-party manufacturers marketing their brand name golf equipment that we sell and the general marketing of our stores, catalogs, website and instructional golf academy.

     Premier Brand Recognition. Through 35 years of operations serving the golf industry and our multiple distribution channels, we believe we have built substantial brand equity with golfers ranging from golfers who build custom clubs to golfers who seek to improve their games through the major brands' latest equipment offerings. We have a long history in product development and design of golf club components. In addition, through our regular interaction with clubmakers, we believe we stay attuned to new developments in club design and player specifications.

     Portfolio of Proprietary Brands. Sales of our proprietary brands, including components, constituted over 21.9% and 20.8% of our net revenues in fiscal 2002 and the three months ended March 29, 2003, respectively. These brands generate substantially higher gross profit margins than products we sell that are produced by other manufacturers. We offer a wide range of quality products under several different well known brand names, which allows us to supply beginning, casual and advanced players along various price points. In addition to being an attractive source of revenue and profits, we believe that our portfolio of vertically-integrated, proprietary brands enhances the appeal of our superstores and direct-to-consumer channels and differentiates us from our competitors.

     Advanced Infrastructure. We have made significant investments in our information systems and supply-chain capabilities, which have improved the efficiency of our order fulfillment and inventory management capabilities. Our 240,000 square foot shipping facility, warehouse and distribution center at our Austin, Texas-based headquarters allows us to support our network of superstores, catalog and Internet customers and should enable us to handle our expected growth with minimal additional infrastructure. Through our implementation of an ERP information system in fiscal 2000, we improved reporting, reduced our inventory levels by 31.8% from the year end of fiscal 1999 to the year end of fiscal 2002 and by 30.0% from the end of the first quarter of fiscal 1999 to the end of the first quarter of fiscal 2003, and reduced order processing costs, payroll, and corporate overhead. The lower inventory levels are the result of our ability to better manage inventory at our distribution center and at all of our retail stores.

     Proven Management Team with Significant Equity Stake; Relationship with First Atlantic. We have a strong management team that combines in-depth knowledge of the golf industry with substantial large-store retailing experience. Our senior management team has an average of over 15 years of industry experience and an average tenure with us of over 11 years. Jim Thompson is our chief executive officer. Mr. Thompson and his management team have had responsibility for many of our day-to-day operations over the last few years. Messrs. Carl Paul and Franklin Paul, our founders, along with our management team, own approximately 20.3% of Holdings' common stock on a fully diluted basis and Atlantic Equity Partners III, L.P., a limited partnership operated by First Atlantic Capital Ltd., owns approximately 79.7% of Holdings' common stock on a fully diluted basis. In connection with the merger, we entered into a management consulting agreement with First Atlantic. Under the agreement, First Atlantic is available to advise us in connection with proposed financial transactions, acquisitions and other senior management matters. The management consulting agreement is more fully described under "Related Party
Transactions -- Management Consulting Agreement."

     Significant Expansion Opportunities. We intend to expand and open additional stores. Based on our experience to date, we expect to spend approximately $1.2 million to open each additional superstore. In addition to internal growth opportunities, we believe that as the golf industry continues to divide into premium brands and secondary brands, we will have opportunities to acquire companies and market selected brands through our retail distribution network. From time to time, we evaluate opportunities to make acquisitions in our industry. We believe that by controlling certain product offerings from conception through delivery to the customer, we control brand image, product differentiation, distribution, prices and margins, and in so doing, establish an advantage over our competitors.

BUSINESS STRATEGY

     The primary objectives of our business plan are:

     - to expand our store base by adding stores in existing or new markets;

     - to leverage our existing infrastructure, scale, proprietary brands and multi-channel distribution model to increase market share;

     - to modify certain larger stores and open new stores using a smaller, more productive layout that increases our profitability and lowers per-store capital investments, while continuing to provide customers with value, product selection, services and a superior shopping environment;

     - to capture market segments that are under-served by major brands through the design and development of proprietary equipment; and

     - to expand our direct-to-consumer distribution channel by improving customer acquisition and retention initiatives, and by offering an enjoyable on-line shopping experience to our customers.

PRODUCTS AND SUPPLIERS

     We believe the breadth of our product offerings and our ability to focus these offerings to compete with major brands' most profitable product lines gives us a competitive advantage. We currently derive over half of our net revenues from clubs and components and a large portion of our club sales are of our own proprietary brands, which have significantly higher gross profit margins than products from original equipment manufacturers. Our products include golf clubs and club components, club bags, golf gloves, golf shoes, and golfing apparel.

  ORIGINAL EQUIPMENT MANUFACTURERS

     We offer a large selection of golf equipment from leading manufacturers, including, but not limited to, Callaway(R), Cobra(R), FootJoy(R), Nike(R), Ping(R), Taylor Made(R) and Titleist(R). We enjoy strong relationships with many of the major equipment vendors in the industry. These relationships, combined with our multi-channel distribution model, provide us access to product offerings that are not readily available to all of their customers and lower our cost of products sold. As a result of these relationships, we can offer unique merchandise to our customers while also achieving higher gross profit margins.

     We have a diverse network of suppliers. In fiscal 2002, Callaway Golf supplied 14% of our consolidated purchases. No other single supplier accounted for more than 10% of our consolidated purchases during fiscal 2002. Our top ten suppliers for fiscal 2002 were as follows:

                                TOP 10 SUPPLIERS
--------------------------------------------------------------------------------

                              Roger Cleveland Golf
                          Asian Contract Manufacturer
                                 Callaway Golf
                                      Nike
                                      Ping
                                    Spalding
                            Taylor Made/Adidas Golf
                      Fortune Brands (Titleist/Cobra Golf)
                                  True Temper
                                   Winn, Inc.

  PROPRIETARY BRANDS

     We are the registrant of over 80 trademarks and service marks in more than 30 countries including Golfsmith(R), Lynx(R), Snake Eyes(R), Black Cat(R), Killer Bee(R), Crystal Cat(R), Parallax(R), Predator(R) and Tigress(R). Our trademarks are generally valid as long as they are properly in use in commerce. The registrations are valid as long as they are properly maintained and the registered marks have not become generic, abandoned nor the registrations obtained fraudulently. Our trademarks may cease to be valid, for example, if we:

     - license our trademarks without quality control or fail to enforce quality control provisions in any licenses;

     - fail to contest infringing uses;

     - fail to use a U.S. trademark for three consecutive years;

     - fail to use foreign registered trademark within the time required after registration; and

     - fail to maintain foreign registrations, in which case we may lose the presumption of ownership in the foreign country.

Our trademarks and domain names are considered to be indefinite lived assets under SFAS No. 142, "Goodwill and Other Intangible Assets," and therefore are not amortized. Other definite lived intellectual property is amortized on a straight-line basis over nine years.

     We focus on developing products that are high-quality and designed to increase the penetration of our private label offerings, fill a niche or gap in the premium brand product offerings, and appeal to custom clubmakers and enhance our status as equipment design experts. Three of these private labels were added in fiscal 1998 when we purchased assets of three well-known golf companies: Lynx Golf Inc., Snake Eyes Golf Clubs Inc. and Black Rock Golf Corp., the manufacturer of the Killer Bee(R) line. These companies' three equipment lines are now proprietary brands included in all of our multiple retail channels. We source 100% of our proprietary equipment from low cost contract manufacturers in Asia, and these suppliers manufacture our equipment according to our specifications.

SALES AND DISTRIBUTION

  SUPERSTORES

     We are exploring various market expansion opportunities for our superstores. We intend to locate superstores in clusters in either existing markets or in markets that we determine can adequately support a cluster of stores. We opened our first golf superstore in 1992 and currently operate 26 superstores in or around the following metropolitan areas:

LOCATION                                               SIZE (SQ. FT.)     DATE OPENED
--------                                               --------------   ----------------
Atlanta, Georgia.....................................      25,139       December 1997
Atlanta, Georgia.....................................      26,021       July 1998
Atlanta, Georgia.....................................      14,153       November 2002
Austin, Texas........................................      30,000       December 1996(1)
Austin, Texas........................................      14,745       April 1998
Chicago, Illinois....................................      20,457       November 1997
Chicago, Illinois....................................      30,036       November 1997
Chicago, Illinois....................................      25,000       May 1998
Chicago, Illinois....................................      10,800       November 2002
Columbus, Ohio.......................................      24,043       April 1998
Dallas, Texas........................................      17,949       May 1996
Dallas, Texas........................................      25,046       May 1998
Dallas, Texas........................................      25,018       June 1998
Denver, Colorado.....................................      25,505       July 1996
Denver, Colorado.....................................      25,003       June 1997

LOCATION                                               SIZE (SQ. FT.)     DATE OPENED
--------                                               --------------   ----------------
Detroit, Michigan....................................      21,000       June 1999
Detroit, Michigan....................................      22,583       April 1999
Houston, Texas.......................................      17,282       April 1995
Houston, Texas.......................................      25,000       August 1997
Los Angeles, California..............................      24,000       December 1999
Los Angeles, California..............................      30,000       July 1999
Los Angeles, California..............................      10,800       June 2002
Minneapolis, Minnesota...............................      25,775       March 1998
Moorestown, New Jersey...............................      20,700       September 1997
Phoenix, Arizona.....................................      11,795       July 1997(2)
Phoenix, Arizona.....................................      25,168       October 1998

---------------

(1) Originally opened in November 1992 as a 15,608 sq. ft. store.

(2) Originally opened in 1997 as a 30,400 sq. ft. store and was relocated and downsized to 11,795 sq. ft. in August 2002.

     Our superstores range in size from approximately 11,000 to 30,000 square feet. Our superstores feature a wide selection of golf equipment from major name brand manufacturers and also serve as the primary retail outlet in the United States for our proprietary branded equipment. Our superstore format enables us to provide customers a superior shopping experience and a wide selection of products. Our superstores also cater to golf and sports enthusiasts by providing golf simulators, indoor driving nets, computerized swing analyzers, putting greens and TV monitors that display golf and major sporting events. In addition, our superstores offer components, clubmaking tools, supplies and on-site custom clubfitting and technical support, which we believe differentiates our stores from those of our competitors.

     We plan to modify selected larger superstores into a smaller, more productive layout that we believe will lower our operating costs and capital requirements and increase our profitability while providing customers with a superior shopping environment. In June 2002, we opened our first smaller format superstore in Pasadena, California, and in August 2002, we relocated an existing 30,400 square foot store in Phoenix Arizona to a new 11,795 square foot store featuring elements of our new store prototype. The new superstore design enhances sight lines and visual merchandising, while decreasing inventory requirements and new store capital costs. We believe the newly configured stores will enhance our customers' shopping experience. Additional benefits of the reconfiguration of the superstores are improved merchandise presentation, better store coverage with fewer personnel and lower inventory and occupancy cost.

     We opened three stores during fiscal 2002. We did not open any new stores in the three months ended March 29, 2003. Subject to our ability to generate sufficient cash flow, we currently plan to spend $5.0 million to $7.0 million to open additional stores and/or retrofit existing stores in fiscal 2003. However, to the extent that we use capital for acquisitions, our budget for store openings and retrofittings will be reduced.

     We intend to selectively expand our existing store base in existing or new markets where we can build upon our existing store base and capture share from weaker competitors. The criteria for the selection of new superstore locations include:

     - demographic characteristics with a high number of avid golfers and above average annual household incomes;

     - visibility from and access to highways or other major roadways;

     - the ability to obtain favorable lease terms; and

     - co-tenants that are likely to draw customers whom we would otherwise target within the site's relevant market.

     After we have identified a potential site, we assess the cost of the site and carefully examine the projected profitability and returns generated from opening the additional stores.

     Our superstores accounted for approximately 56.7% and 54.7% of our net revenues for fiscal 2002 and the three months ended March 29, 2003, respectively.

  DIRECT-TO-CONSUMER

     Through our direct-to-consumer distribution channels, we provide customers our extensive offering of products, including equipment, apparel, accessories, and clubmaking components and tools. Our direct-to-consumer channels accounted for approximately 40.3% and 43.3% of our net revenues for fiscal 2002 and the three months ended March 29, 2003, respectively.

     Catalogs. Our principal publications are the Golfsmith Accessory Catalog and the Golfsmith Clubmaking Catalog. We have developed a proprietary customer database of over 4 million names, which we believe is the largest in the golf industry. We collect customer names largely through our catalog and online website order processing and to a lesser extent through contests and point-of-sale registers in our superstores. The names and associated sales information are merged periodically into our customer master file. This merge process provides a source of current information to help assess the effectiveness of the catalog and identifies new customers that can be added to our in-house mailing lists.

     We are pursuing a more focused strategy in our catalog business in order to increase our net revenue and profitability per circulated catalog. We reduced our catalog distribution by 7.4% from fiscal 2001 to fiscal 2002, cutting our production and distribution costs while growing our net revenue per circulated catalog. Of the four million individuals in our customer database, approximately 763,000 made a purchase from us within the past 24 months. To further enhance the effectiveness of our catalog mailings to individuals in our customer database, we use statistical evaluation and selection techniques to determine which customer segments are likely to contribute the greatest revenue per mailing.

     Our two catalog titles are designed and produced by our in-house staff of writers, photographers and graphic artists. This enables us to maintain quality control and shorten the lead-time needed to produce the catalogs. The monthly production and distribution schedule of our accessory catalog permits frequent changes in the product selection and price. During fiscal 2002, our accessory catalog contained from 60 to 64 pages for non-peak months and between 64 to 68 pages for the peak seasons of Father's Day and the holiday shopping season.

     Internet. We leverage our sizable catalog business through our e-commerce site, www.golfsmith.com. This site combines our broad product offering with a low price guarantee. We are able to offer this low price guarantee and still obtain attractive margins by leveraging our multi-channel operations and distribution capabilities. We have an additional website, Lynxgolf.com, which links to www.golfsmith.com. We believe there are many expansion opportunities with respect to our Internet offerings and various aspects of our multi-channel business model, such as:

     - extensive database and updated information system infrastructure provides us with an opportunity to provide distinctive Internet offerings, such as personalized marketing and online auctions;

     - our desirable, affluent customer base supports the formation of strategic alliances and joint marketing with other organizations;

     - our proprietary offering of equipment enables more direct-to-consumer offerings similar to our Lynxgolf.com site; and

     - our ability to create website offerings similar to any newly created catalog offerings (e.g., apparel only or corporate focused).

     The Internet business complements the superstore business by building customer awareness of our brand and acting as an effective advertising vehicle for new product introductions, unique product offerings, and our proprietary brands. In addition, we believe that this channel acts as a cost efficient means of testing market acceptance of new products.

  INTERNATIONAL

     Approximately half of the world's golfers reside outside the United States. We work with a group of international distributors to offer golf club components and equipment to clubmakers and golfers in selected regions outside the United States. In the United Kingdom, we sell our proprietary branded equipment through a commissioned sales force directly to retailers. Throughout most of Europe and parts of Asia and other parts of the world, we sell our products through a network of distributors. In fiscal 2002, we shipped products to customers, including through our direct-to-consumer channel, in more than 60 countries. Approximately 2.4%, 2.3%, 2.6% and 1.9% of our net revenues were derived from sales made through our international distributors and our distribution center near London in fiscal 2000, fiscal 2001, fiscal 2002 and the three months ended March 29, 2003, respectively. Although we believe that there are substantial long-term growth opportunities outside the United States, particularly in Japan, Europe, and Canada, our current focus is on our domestic growth opportunities.

  HARVEY PENICK ACADEMY

     In 1993, we partnered with Austin native and well-known golf instructor, the late Harvey Penick, to form the Harvey Penick Golf Academy. The academy earned a spot in GOLF Magazine's listing of golf's top 25 instructional schools in 1999 and has attracted over 15,000 students since its inception. We believe the academy adds to our quality image and helps contribute to sales at our adjacent Austin superstore. We believe that the strength of the Harvey Penick name and the academy's strong reputation could allow us to open additional Harvey Penick Golf Academies, although we do not currently have plans to open any new academies. The academy accounted for approximately 0.5% and 0.4% of our net revenues for fiscal 2002 and the three months ended March 29, 2003, respectively.

RESEARCH AND DEVELOPMENT

     We believe we are considered to be among the industry's leaders in product development and design of golf club components. We design and develop private label clubs and components. Throughout our 35-year history, our products have incorporated our own innovations in design and materials. Our legacy of product design has made us an established designer of components in the industry. We focus on developing products that are:

     - high quality and designed to increase the penetration of our private label offerings;

     - fill a niche or gap in the premium brand product offerings; and

     - appeal to custom clubmakers and enhance our status as equipment design experts.

MARKETING

     We have a multi-faceted marketing strategy that combines direct marketing, local advertising, supplier marketing and endorsement arrangements that maintain Golfsmith as a presence on the professional circuits. We have two major endorsement relationships: one with Ben Crenshaw, who plays and evaluates Lynx(R) clubs, and the other with J.L. Lewis, who plays and evaluates Golfsmith(R) clubs. Former endorsers have included Scott Verplank, Bruce Lietzke, and Payne Stewart.

     On the local level, we run newspaper ads to promote superstores and store events. Additional marketing activity occurs during key shopping periods, such as Father's Day and Christmas, and on specific sales and promotional events. On the national level, we participate in cooperative advertising arrangements with our vendors. Along with "vendor buy-ins" to sponsor events, these arrangements have reduced our advertising costs. Also, on the national level, we run printed advertisements in national magazines, such as Golf Digest and Golf Magazine. In conjunction with this year's Masters tournament, which marks the start of the spring buying season, we ran national ads on the Golf Channel and local television ads in select markets to complement our direct marketing campaign. To contain costs and increase effectiveness, we have expanded the use of e-mail for direct marketing.

     The catalogs that we distribute annually are also an important marketing tool. The Golfsmith Clubmaking Catalog is distributed to many of our clubmaking catalog customers and reinforces our place in the component market. In addition, we believe the magazine extends the Golfsmith(R) brand and encourages additional sales through the publicity of new product and promotional offerings.

INFRASTRUCTURE

     Our order fulfillment infrastructure includes:

     - a 100,000 square foot, direct-to-consumer shipping facility and associated warehouse which can handle well over one million packages annually;

     - a state-of-the-art, 140,000 square foot distribution center with available capacity to handle all store inventory and order fulfillment requirements during our planned period of growth; and

     - new management information systems that fully integrate all aspects of our business and enables us to quickly obtain key operating data.

     We also have two smaller distribution facilities in Toronto, Canada and near London, England from which we service our Canadian and European customers.

 FACILITIES

     We own our 41-acre Austin, Texas campus, which is home to our general offices, distribution center, call center, clubmaker training facility and Harvey Penick Golf Academy. The Austin campus also includes a golf testing and practice area. This area includes 80 hitting stations, chipping and putting greens, and sand bunkers. With the exception of the Austin superstore at our corporate headquarters, we lease all of our superstores. All leased premises are held under long-term leases with differing provisions and expiration dates. Leases provide for monthly rentals, typically computed on the basis of a fixed amount. Most leases contain provisions permitting us to renew for one or more specified terms. Details of our non-superstore properties and facilities are as follows:

                                    SIZE                                    YEAR    OWNED/
LOCATION                          (SQ. FT.)         FACILITY TYPE          OPENED   LEASED
--------                          ---------   --------------------------   ------   ------
Austin, Texas...................    60,000    Office                        1992    Owned
Austin, Texas...................    50,000    Warehouse                     1994    Owned
Austin, Texas...................   140,000    Distribution Center           1999    Owned
Austin, Texas...................    50,000    Shipping Facility             1994    Owned
Austin, Texas...................  17 Acres    Driving Range and Training    1992    Owned
                                              Facility
Toronto, Canada.................     3,906    Direct-to-Consumer Order      2001    Leased
                                              Fulfillment Facility
St. Ives, Cambridgeshire,           15,900    Office, Warehouse and         2001    Leased
  England.......................              Shipping Facility

 MANAGEMENT INFORMATION SYSTEMS

     We have invested more than $8.3 million in our management information systems over the last four years. This investment provides us with a network and applications that are scalable and easy to use, maintain, and modify. A major portion of the investment was spent replacing most of our legacy systems with a new ERP system. This system provides us with the infrastructure necessary to support continued growth. This infrastructure integrates all major aspects of our business, improves our back-office capabilities, enhances management reporting and analysis capabilities through rapid access to data, lowers operating costs and improves and expands our direct marketing capabilities.

     The in-store, point-of-sale system tracks all sales by category, style and item and allows us to routinely compare current performance with historical and planned performance. The information gathered by this system supports automatic replenishment of inventory and is integrated into product buying decisions. We believe that the systems provide us with a competitive advantage through improved customer service and operational efficiency.

     Order processing through our website requires minimal human intervention. We ship these orders directly from our shipping facility or from our retail stores depending on product availability.

     The majority of our hardware resides at our corporate headquarters. We have implemented redundant servers and communication lines to limit downtime in the event of power outages or other potential problems. System administrators and network managers monitor and operate our network operations and transactions-processing systems to ensure the continued uninterrupted operation of our website and transaction-processing systems.

EMPLOYEES

     As of March 29, 2003, we employed 882 people. From 2000 to 2002 we reduced our employee base by 57 people. We made these workforce reductions by taking advantage of the improved operating efficiencies created through our new operating systems, with the largest employee reduction occurring in the warehouse, the distribution center, and the call center. We believe we have strong relationships with our employee force. None of our work force is unionized. We offer a benefits package to all full-time employees, which includes medical, life, and disability coverage. We believe our benefit packages are competitive with comparable employers.

COMPETITION

     Our competitors currently include other specialty retailers, mass merchandise retailers, conventional sporting goods retailers, on-course pro shops, and online retailers of golf equipment. These businesses compete with us in one or more product categories. In addition, traditional and specialty golf retailers are expanding more aggressively in marketing brand-name golf equipment, thereby competing directly with us for products, customers and locations. Some of these potential competitors have been in business longer than us or have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. Several of our key vendors have begun to operate retail stores or websites that sell directly to consumers and may compete with us and reduce our sales. In the specialty off-course segment our primary competitors include retail chains such as Edwin Watts, Golf Galaxy, Pro Golf Discount, Dick's Sporting Goods, Galyan's and Nevada Bobs. Other competitors include on-course pro shops, direct marketers and sporting goods retailers. We compete on the basis of brand image, technology, quality and performance of our products, method of distribution, price, style and intellectual property protection.

ENVIRONMENTAL MATTERS

     We are subject to various foreign, federal, state, and local environmental protection, chemical control, and health and safety laws and regulations, and we incur costs to comply with those laws. We own and lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on or originating from that property, even if they did not know of and were not responsible for the contamination. The presence of hazardous substances on any of our properties or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or to sell the property or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. If hazardous substances are released from or located on any of our properties, we could incur substantial liabilities through a private party personal injury or property damage claim or a claim by a governmental entity for other damages. The liability may be imposed on us under environmental laws or common law principles.

     In addition, some of the products we sell contain regulated substances, such as solvents and lead. Environmental laws may impose liability on any person who disposes of hazardous substances, regardless of whether the disposal site is owned or operated by such person.

     Although we do not currently anticipate that the costs of complying with environmental laws or otherwise satisfying any current liabilities under environmental laws will materially adversely affect us, we cannot assure you that we will not incur material costs or liabilities in the future, due to the discovery of new facts or conditions, acquisition of new properties, the occurrence of releases of hazardous substances, the filing of new claims, changes in operations, a change in existing environmental laws, adoption of new environmental laws, or new interpretations of existing environmental laws.

LEGAL PROCEEDINGS

     We are a party to a number of claims and lawsuits incidental to our business. We believe that the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on our financial position, liquidity or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding our executive officers and directors.

NAME                                        AGE                    POSITION
----                                        ---   ------------------------------------------
James D. Thompson.........................  40    Chief Executive Officer, President and
                                                  Director
Virginia Bunte............................  38    Vice President -- Chief Financial Officer
Kenneth Brugh.............................  52    Vice President -- Operations
Curt Young................................  54    Vice President -- Administration
Fred Quandt...............................  33    Vice President -- Merchandising
Kiprian Miles.............................  41    Vice President -- Chief Information
                                                  Officer
James Grover..............................  31    Vice President, Secretary and Director
Noel Wilens...............................  40    Vice President and Director
Charles Shaw..............................  69    Chairman of the Board
Roberto Buaron............................  56    Director
Thomas G. Hardy...........................  57    Director
James Long................................  60    Director
Carl Paul.................................  63    Director

     James D. Thompson became our chief executive officer and president upon completion of the merger. Mr. Thompson was our senior vice president since September 2000. From August 1999 to September 2000, Mr. Thompson was our vice president of merchandising, and from January 1999 to August 1999 he was director of brand management. From 1998 to 1999, Mr. Thompson was responsible for home computing products for Circuit City. From 1995 to 1998, Mr. Thompson served as senior director, business solutions and in other management positions for CompUSA. From January 1986 to July 1993, he served as national merchant and in other management positions for Highland Superstores.

     Virginia Bunte joined Golfsmith in 1995 and has been our vice president and chief financial officer since January 2003. From 1995 to 2003, Ms. Bunte served in positions including assistant controller, controller and vice president of finance.

     Kenneth Brugh joined Golfsmith in 1981 and has been our vice president of operations since May 2001. From 1981 to 2001, Mr. Brugh served in positions including vice president, general manager and sales associate.

     Curt Young joined Golfsmith in 1975 and has been our vice president of administration since May 2001. From 1975 to 2001, Mr. Young served in positions including vice president of operations.

     Fred Quandt joined Golfsmith in 1995 and has been our vice president of merchandising since September 2002. Since 1995, Mr. Quandt has served as our vice president of merchandising and divisional merchandise manager and in various other merchandising positions.

     Kiprian Miles joined Golfsmith in October 2002 as our vice president and chief information officer. From April 1999 until June 2002, Mr. Miles was responsible for technology decisions, information infrastructure and marketing and sales support systems as vice president, marketing systems and chief architect, at Office Depot, Inc. From August 1997 to April 1999, Mr. Miles was chief architect at Alcoa Inc., where he was responsible for developing and managing the technology infrastructure.

     James Grover became a vice president and a director upon the completion of the merger. Mr. Grover has been a vice president at First Atlantic since August 2000. From July 1998 until August 2000, Mr. Grover was an associate with First Atlantic. Prior to joining First Atlantic in 1998, Mr. Grover was an associate and business analyst at New York Consulting Partners, Inc.

     Noel Wilens became a vice president and a director upon the completion of the merger. Mr. Wilens has been a principal at First Atlantic since May 2001. Prior to that, Mr. Wilens was a general partner and managing director of Bradford Equities Fund, L.L.C., a New York-based private equity firm focused on the acquisition of small and medium size U.S. industrial manufacturers and distributors. Previously, Mr. Wilens was a principal of The Invus Group, Ltd., a private equity firm specializing in food industry acquisitions on behalf of European investors.

     Charles Shaw became a director upon the completion of the merger. Mr. Shaw has been a managing director at First Atlantic since 2001. From 1997 to 2000, Mr. Shaw was a senior advisor to First Atlantic. He was a senior partner at McKinsey & Company, Inc. for twenty-five of his thirty-five year tenure which ended in 2000. In addition to consulting with many Fortune 500 companies and their international equivalents, Mr. Shaw served on McKinsey's board for eighteen years and had a variety of management positions worldwide. Also, he was deeply involved in investment activities at McKinsey as a trustee of the profit sharing retirement plan and as a member of the investment committee.

     Roberto Buaron became a director upon the completion of the merger. Mr. Buaron has been the chairman and chief executive officer of First Atlantic since he founded the firm in 1989. Prior to that, Mr. Buaron was a senior partner with Overseas Partners Inc., a firm which invested international funds in leveraged buyouts in the United States. From 1983 to 1986, Mr. Buaron was a first vice president of First Century, Inc., and a general partner of its venture capital affiliate, First Century Partnership. Prior to joining First Century, Mr. Buaron was a partner of McKinsey & Company, Inc. During his nine-year tenure at McKinsey, Mr. Buaron counseled senior management at a number of Fortune 500 companies on improving their strategic position and operating performance.

     Thomas G. Hardy became a director upon the completion of the merger. Mr. Hardy is currently a business advisor to and a director of Lumenis, a leading manufacturer of lasers used for surgical applications. From 1993 to 1999, Mr. Hardy was the president and chief operating officer of Trans-Resources, Inc., a multinational manufacturer and distributor of industrial and organic chemicals. Prior to that, Mr. Hardy was a partner for 15 years with McKinsey & Company, Inc.

     James Long became a director upon the completion of the merger. Mr. Long has been a managing director at First Atlantic since 1991. Prior to joining First Atlantic, Mr. Long was a managing director at Kleinwort Benson North America during 1990. From 1975 to 1989, Mr. Long was an executive vice president of mergers, acquisitions and strategic planning at Primerica Corporation (formerly American Can Company). From 1970 to 1975, Mr. Long was director of acquisitions for The Sperry and Hutchinson Company.

     Carl Paul founded Golfsmith in 1967 and has been a director since that date. Mr. Paul was our chairman of the board and chief executive officer from 1967 until the merger.

BOARD COMPOSITION

     Our board of directors is comprised of eight directors. Pursuant to a stockholders agreement, which is described under "Related Party Transactions--Stockholders Agreement," certain of our stockholders have the right to elect one person to our board of directors for so long as Carl Paul, Frank Paul and their families own more than 50% of the shares of Holdings common stock that they received upon the closing of the merger. Initially, Mr. Carl Paul is that director.

AUDIT COMMITTEE

     Our audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits. The members of our audit committee are James Grover and Thomas Hardy.

DIRECTOR COMPENSATION

     Each of our directors who is not an officer and who is affiliated with First Atlantic receives reimbursement of reasonable and necessary costs and expenses incurred due to attendance of board meetings. Our outside director who is not an officer of Golfsmith and is not affiliated with First Atlantic receives, in addition to reimbursement of reasonable and necessary costs and expenses incurred, a fee of $5,000 for each regular and special meeting of the board that he or she attends.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid to:

     - persons who held the position of chief executive officer with us during our last completed fiscal year;

     - our four other most highly compensated executive officers for our last completed fiscal year who were still employed by us at December 28, 2002; and

     - two additional persons who would have been among the group of our four most highly compensated executive officers except that they ended their employment with us prior to the end of our last completed fiscal year.

The executive officers listed in the table below are referred to as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                    RESTRICTED    SECURITIES
NAME AND PRINCIPAL                                                 OTHER ANNUAL       STOCK       UNDERLYING        ALL OTHER
POSITION                               YEAR   SALARY     BONUS    COMPENSATION(1)   AWARDS(#)    OPTIONS(#)(2)   COMPENSATION(3)
------------------                     ----  --------   -------   ---------------   ----------   -------------   ---------------
Carl Paul(4).........................  2002  $ 348,606  $ 83,344      $ 5,500            --             --                 --
 Chairman of the Board                 2001   344,395        --        5,250             --             --                 --
 and Chief Executive Officer
James D. Thompson(5).................  2002   212,231    50,000        4,589             --         50,000            519,650
 Chief Executive Officer               2001   177,308    25,000        3,141             --         20,000                 --
Kenneth Brugh........................  2002   200,000    48,404           --             --             --            786,900
 Vice President -- Operations          2001   200,018        --           --             --             --                 --
Curtis Young.........................  2002   150,000    33,795        4,135             --             --            812,700
 Vice President -- Administration      2001   139,649        --        3,259             --             --                 --
Barry Rinke(6).......................  2002   151,804    31,051          905             --             --            374,100
 Vice President -- Marketing           2001   128,309        --        2,760             --             --                 --
Virginia Bunte(7)....................  2002    91,358    18,578        3,303             --          5,000            124,463
 Chief Financial Officer               2001    74,808     2,884        2,161             --          5,000                 --
Mark A. Osborn(8)....................  2002   191,346    75,000        4,976             --         50,000          1,682,450
 Executive Vice President and Chief    2001   171,154    50,000        3,995             --             --                 --
 Financial Officer
Ted Popp(9)..........................  2002   226,010    21,780        3,325             --             --            200,000
 Vice President -- MIS                 2001   150,000        --        3,519             --         50,000                 --

---------------
(1) Amounts represent matching contributions made by us under our Retirement Savings Plan.

(2) In connection with the merger, all existing options, including those listed in this column, vested and were either canceled in exchange for the right to receive cash or surrendered in exchange for equity units entitling the holder thereof to shares of common stock of Holdings. No options were granted in fiscal 2002 after the merger.

(3) Represents cash received as consideration for the cancellation of options in connection with the merger.

(4) Mr. Paul resigned as chairman of the board and chief executive officer in connection with the merger.

(5) Mr. Thompson became our chief executive officer and president upon completion of the merger.

(6) Mr. Rinke resigned as our vice president of marketing and ended his employment with Golfsmith in February 2003.

(7) Ms. Bunte became our chief financial officer in January 2003. Prior to that, Ms. Bunte was our vice president of finance.

(8) Mr. Osborn resigned as our executive vice president, chief financial officer and treasurer and ended his employment with Golfsmith in November 2002.

(9) Mr. Popp resigned as our vice president of MIS and ended his employment with Golfsmith in October 2002.

     In fiscal 2002, executive compensation decisions were made by Carl Paul, Franklin Paul (our president and a director prior to the completion of the merger) and Mark A. Osborn, who were all officers of Golfsmith when such decisions were made.

                          OPTION GRANTS IN FISCAL 2002

     The following table sets forth information relating to stock options granted during fiscal 2002 to our named executive officers. Also shown below is the potential realizable value over the terms of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted. The potential realizable value is net of the applicable exercise price. We have not granted any stock appreciation rights. All options were granted under our 1997 stock option plan which was terminated following the merger. In connection with the merger, all existing options under the 1997 stock option plan vested and were either canceled in exchange for the right to receive cash or surrendered in exchange for equity units entitling the holder thereof to shares of common stock of Holdings. No options were granted in fiscal 2002 after the merger.

                                               INDIVIDUAL GRANTS
                            -------------------------------------------------------   POTENTIAL REALIZABLE
                                         PERCENT OF                                     VALUE AT ASSUMED
                                           TOTAL                                         ANNUAL RATES OF
                            NUMBER OF     OPTIONS                                          STOCK PRICE
                            SECURITIES   GRANTED TO                                       APPRECIATION
                            UNDERLYING   EMPLOYEES                                       FOR OPTION TERM
                             OPTIONS     IN FISCAL    EXERCISE OR                     ---------------------
NAME                         GRANTED        YEAR      BASE PRICE    EXPIRATION DATE      5%          10%
----                        ----------   ----------   -----------   ---------------   ---------   ---------
Carl Paul.................        --          --            --                 --           --          --
James D. Thompson.........    50,000        22.8%       $ 6.55       January 2012     $206,000    $522,000
Kenneth Brugh.............        --          --            --                 --           --          --
Curtis Young..............        --          --            --                 --           --          --
Barry Rinke...............        --          --            --                 --           --          --
Virginia Bunte............     5,000         2.3%       $ 6.55       January 2012     $ 20,600    $ 52,200
Mark A. Osborn............    50,000        22.8%       $ 6.55       January 2012     $206,000    $522,200
Ted Popp..................        --          --            --                 --           --          --

FISCAL 2002 YEAR-END OPTION VALUES

     As discussed above, in connection with the merger, all existing options under the 1997 stock option plan vested and were either canceled in exchange for the right to receive cash or surrendered in exchange for equity units entitling the holder thereof to shares of common stock of Holdings. No options were granted in fiscal 2002 after the merger.

EMPLOYMENT AGREEMENTS

     We have entered into the employment agreements described below.

     Under Mr. Thompson's employment agreement, Mr. Thompson is our president and chief executive officer and his initial base salary is $297,000 per year with an annual bonus calculated based upon attainment of financial targets for that fiscal year. Mr. Thompson will receive stock options in our parent corporation at the discretion of our board of directors, subject to the terms and conditions of our 2002 Incentive Stock Plan. No options were granted to Mr. Thompson in connection with the merger. The term of Mr. Thompson's employment agreement is three years, with automatic successive one-year extensions unless terminated by either party. If Mr. Thompson is terminated without cause, or he resigns for good reason, he will be entitled to receive his earned but unpaid base salary plus 100% of his current total annual base salary and the earned bonus for the year of termination. Should Mr. Thompson's employment be terminated for cause, or if he resigns without good reason, he will have the right to receive only his earned but unpaid salary up to the date of termination.

     Under Ms. Bunte's agreement, Ms. Bunte is our chief financial officer and her initial base salary is $165,000 per year with an annual bonus calculated based upon attainment of financial targets for that fiscal year. Ms. Bunte will receive stock options in our parent company at the discretion of our board of directors, subject to the terms and conditions of our 2002 Incentive Stock Plan. No options were granted to Ms. Bunte in connection with the merger. The term of Ms. Bunte's employment agreement is one year, with automatic successive one-year extensions unless terminated by either party. If Ms. Bunte is terminated without cause, or she resigns for good reason, she will be entitled to receive her earned but unpaid base salary plus 100% of her current total annual base salary and the earned bonus for the year of termination. Should Ms. Bunte's employment be terminated for cause, or if she resigns without good reason, she will have the right to receive only her earned but unpaid salary up to the date of termination.

     Under the employment agreements for each of Carl Paul and Frank Paul, each receives an initial base salary of $50,000 per year, with no provision for bonus payments. Each acts as a senior advisor to Golfsmith's Golf Club Components Division and renders services on an "as needed" basis, as mutually agreed upon by the parties. The term of each of the agreements is one year, with automatic successive one-year extensions unless terminated by either party. The board of directors may terminate the employment of Carl Paul or Frank Paul at any time, with or without cause, and either may resign from his position at any time. Upon termination or resignation of either Carl Paul or Frank Paul, or both, Golfsmith is only obligated to pay any earned but unpaid salary, if any, up to the date of termination.

SEVERANCE BENEFIT PLAN

     On July 1, 2000, we established a plan to provide severance benefits to certain key employees should their employment be terminated within twelve months of a change in control of Golfsmith. Under the terms of the severance plan, the merger constituted a change in control. As a result, if we terminate any employee covered by the severance plan within twelve months after the completion of the merger, that employee would be entitled to receive a severance payment in an amount equal to that employee's annual base salary unless the termination is for good cause.

2002 INCENTIVE PLAN

     In 2002, we established the 2002 Incentive Plan under which we agreed to pay specified bonuses to eligible management employees based upon their individual and company-wide performance. The bonuses are payable within 90 days of the end of our fiscal year.

2002 INCENTIVE STOCK PLAN

     Our existing 1997 stock option plan which provided for the grant of incentive stock options to our employees was terminated following the merger. We subsequently adopted a new stock option plan, the 2002 Incentive Stock Plan. No options are currently outstanding under the 2002 Incentive Stock Plan.

     Our 2002 Incentive Stock Plan provides for the grant of incentive stock options to our employees and nonstatutory stock options, stock grants and stock appreciation rights to our employees, directors and consultants. An aggregate of
2.85 million shares of the common stock of Holdings has been reserved for issuance under this plan.

     Our board of directors or compensation committee of our board of directors administers the plan and determines the terms of options, stock grants and stock appreciation rights, including the exercise price, the stock appreciation rights' value, the number of shares subject to individual option awards, stock grants and stock appreciation rights, the vesting period of options, the exercise period for any stock appreciation rights and the conditions on any stock grant. The exercise price of nonstatutory options will be determined by the compensation committee. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of Holdings' common stock on the date of grant and, in the case of incentive stock options granted to holders of shares representing more than 10% of Holdings' voting power, not less than 110% of the fair market value. The value of stock appreciation rights cannot be less than fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years. The exercise period for a stock appreciation right cannot exceed ten years.

     Options, stock grants and stock appreciation rights granted under the plan will accelerate and become fully vested in the event we are acquired or merge with another company. Under the plan, our board of directors will not be permitted, without the adversely affected optionee's or grantee's prior written consent, to amend, modify or terminate our stock plan if the amendment, modification or termination would impair the rights of optionees or grantees. The plan will terminate in 2012 unless terminated earlier by our board of directors.

401(K) PLAN

     We have a retirement savings plan which permits eligible employees to make contributions to the plan on a pretax basis in accordance with the provisions of
Section 401(k) of the Internal Revenue Code. For employees that satisfy certain eligibility requirements, we make a matching contribution of 50% of the employee's pretax contribution, up to 6% of the employee's compensation, in any calendar year.

                             PRINCIPAL STOCKHOLDERS

     All of our common stock is owned by Golfsmith International Holdings, Inc., our parent corporation. The following table sets forth information regarding the beneficial ownership of the common stock of our parent corporation as of March 29, 2003 by:

     - our named executive officers;

     - each of our directors;

     - all of our executive officers and directors as a group; and

     - each person known to us to be a beneficial owner of more than 5% of the outstanding common stock.

     All shares indicated below as beneficially owned are held with sole voting and investment power except as otherwise indicated. All of the stockholders of Holdings are parties to a stockholders agreement that contains certain voting agreements. You should read the description of the stockholders agreement set forth under "Related Party Transactions" for more information regarding the voting arrangements. Unless otherwise indicated, the address for each stockholder on this table is c/o Golfsmith International, Inc., 11000 N. IH-35, Austin, Texas 78753-3195. As of March 29, 2003, 20,917,199 shares of Holdings' common stock were issued and outstanding.

                                                        SHARES BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNED          PERCENT OF CLASS
------------------------------------                    -------------------   ----------------
Atlantic Equity Partners III, L.P. ...................      20,917,199(1)          100.0%
Carl Paul.............................................      20,917,199(2)          100.0%
Franklin Paul.........................................      20,917,199(3)          100.0%
Roberto Buaron........................................      20,917,199(4)          100.0%
James D. Thompson.....................................         149,750(5)         *
Mark A. Osborn........................................         149,750(6)         *
Kenneth Brugh.........................................         128,100(7)         *
Curtis Young..........................................         132,300            *
Barry Rinke...........................................          60,900            *
Virginia Bunte........................................          12,563            *
Ted Popp..............................................              --                --
Charles Shaw(8).......................................              --                --
James Grover(9).......................................              --                --
Thomas G. Hardy(10)...................................              --                --
James Long(11)........................................              --                --
Noel Wilens(12).......................................              --                --
All directors and executive officers as a group (12
  persons)............................................      20,917,199             100.0%

---------------

  *  Less than 1%.

 (1) Includes 4,255,934 shares owned by other stockholders that are subject to the stockholders agreement and attributable to Atlantic Equity Partners III, L.P. Atlantic Equity Partners III disclaims beneficial ownership of these shares. Atlantic Equity Partners III's address is c/o First Atlantic Capital Ltd., 135 East 57th Street, New York, New York 10022.

 (2) Includes (i) 2,234,158 shares of common stock, (ii) equity units entitling the holder thereof to 39,375 shares of common stock and (iii) 18,643,666 shares owned by other stockholders that are subject to the stockholders agreement and attributable to Carl Paul. Carl Paul disclaims beneficial ownership of the shares listed in clause (iii) of the preceding sentence.

 (3) Includes (i) 1,182,508 shares of common stock, (ii) equity units entitling the holder thereof to 39,375 shares of common stock and (iii) 19,695,316 shares owned by other stockholders that are subject to the stockholders agreement and attributable to Franklin Paul. Franklin Paul disclaims beneficial ownership of the shares listed in clause (iii) of the preceding sentence.

 (4) Includes 16,661,265 shares owned by Atlantic Equity Partners III, L.P. and an additional 4,255,934 shares owned by other stockholders that are subject to the stockholders agreement and attributable to Atlantic Equity Partners III, L.P. Mr. Buaron is the sole member of Buaron Capital Corporation III, LLC. Buaron Capital Corporation III is the managing member of Atlantic Equity Associates III, LLC. Atlantic Equity Associates III, LLC is the sole general partner of Atlantic Equity Associates III, L.P. which is the sole general partner of Atlantic Equity Partners III, L.P. and, as such, exercises voting and investment power over shares of capital stock owned by Atlantic Equity Partners III, L.P., including shares of Holdings. Mr. Buaron, as the sole member of Buaron Capital Corporation III, has voting and investment power, and may be deemed to beneficially own, the shares of Holdings owned by Atlantic Equity Partners III, L.P. Mr. Buaron disclaims beneficial ownership of these shares. Mr. Buaron's address is c/o First Atlantic Capital Ltd., 135 East 57th Street, New York, New York 10022.

 (5) Constitutes equity units entitling the holder thereof to 149,750 shares of common stock.

 (6) Constitutes equity units entitling the holder thereof to 149,750 shares of common stock. Mr. Osborn resigned as our executive vice president, chief financial officer and treasurer and ended his employment with Golfsmith in November 2002.

 (7) Constitutes equity units entitling the holder thereof to 128,100 shares of common stock.

 (8) Mr. Shaw's address is c/o First Atlantic Capital Ltd., 135 East 57th Street, New York, New York 10022.

 (9) Mr. Grover's address is c/o First Atlantic Capital Ltd., 135 East 57th Street, New York, New York 10022.

(10) Mr. Hardy's address is 935 Park Avenue, New York, New York 10028.

(11) Mr. Long's address is c/o First Atlantic Capital Ltd., 135 East 57th Street, New York, New York 10022.

(12) Mr. Wilens's address is c/o First Atlantic Capital Ltd., 135 East 57th Street, New York, New York 10022.

                           RELATED PARTY TRANSACTIONS

MERGER AGREEMENT

     On October 15, 2002, BGA Acquisition Corp., a wholly owned subsidiary of Golfsmith International Holdings, Inc., merged with and into Golfsmith International, Inc. Golfsmith is the surviving corporation and is a wholly owned subsidiary of Holdings. The following table sets forth, with respect to our executive officers and directors prior to the merger, the number of shares of common stock of our company owned by each such officer and director prior to the merger and the merger consideration received in respect of such shares pursuant to the merger agreement assuming an aggregate purchase price of approximately $121.0 million.

                                              SHARES OF       SHARES OF
                                              GOLFSMITH       HOLDINGS
                                             OWNED PRIOR      RECEIVED       CASH RECEIVED
NAME                                          TO MERGER       IN MERGER        IN MERGER
----                                         -----------      ---------      -------------
Carl Paul..................................   3,278,200(1)    2,273,533(2)    $25,089,059
Franklin Paul..............................   3,071,900(3)    1,221,883(2)     26,227,084
James D. Thompson..........................     176,000(4)      149,750(5)        519,650
Mark A. Osborn.............................     353,000(4)      149,750(5)      1,682,450
Ken Brugh..................................     183,000(4)      128,100(5)        786,900
Curt Young.................................     189,000(4)      132,300(5)        812,700
Barry Rinke................................     177,600(4)(6)    60,900(5)      1,582,671
Fred Quandt................................      25,000(4)       12,188(5)        119,687
Barbara Paul...............................   2,759,000(1)           --        26,969,225
Kelly Redding..............................     123,600(7)           --         1,208,571
John Moriarty..............................          --              --                --

---------------

(1) Includes 40,000 options to purchase shares of common stock. Does not include 294,700 shares held in trust for Mr. and Mrs. Paul's daughter Marnie Paul that was exchanged for $2,880,937 in the merger. Also does not include shares held by, and merger consideration received by, Mary Rinke and Kelly Redding, otherwise disclosed in this table.

(2) Includes equity units entitling the holder thereof to 39,375 shares of common stock.

(3) Includes 40,000 options to purchase shares of common stock. Does not include 429,000 shares held in trust for the benefit of Mr. Paul's two sons, Franklin B. Paul and Franklin G. Paul, that were exchanged for $4,192,302 in the merger.

(4) Constitutes options to purchase shares of common stock.

(5) Constitutes equity units entitling the holder thereof to shares of common stock.

(6) Includes 123,600 shares held by his wife, Mary Rinke.

(7) Includes 36,800 shares held in trust for the benefit of Ms. Redding.

     The merger agreement contains a provision for post-closing adjustment to the merger consideration paid to the existing stockholders based on the difference between expected and actual amounts of assets and liabilities, as detailed in a statement of working capital of Golfsmith as of the date the merger was completed. In accordance with this provision, on May 20, 2003, the parties determined that an adjustment in the merger consideration of $25,000 was payable to Holdings based on the post-merger review of Golfsmith's working capital. The merger agreement also contains customary indemnities given by Golfsmith to Atlantic Equity Partners III and its affiliates for breaches of representations, warranties or covenants in the merger agreement and for fraud on the part of certain of our officers prior to the merger. The stockholders placed $6.25 million of the purchase price into escrow, a portion of which will cover the post-closing adjustment to the merger consideration and the remainder of which will cover any indemnification claims against the selling stockholders. The $25,000 post-closing adjustment to the merger consideration will be paid out of this escrowed amount. Carl Paul and Frank Paul have agreed to indemnify us or Holdings up to an additional $6.25 million for the required post-closing adjustments to the merger consideration, or any indemnification obligations for any losses that we or Holdings incur, that exceed the available amounts in escrow. Carl Paul and Frank Paul have also agreed to indemnify us or Holdings up to an additional $6.25 million for any losses we or Holdings incur as a result of fraud by certain of our officers prior to the merger.

STOCKHOLDERS AGREEMENT

     In connection with the merger, Holdings, Atlantic Equity Partners III, L.P. and the members of our management who own equity securities of Holdings, including but not limited to Jim Thompson, Curt Young, Ken Brugh, Barry Rinke, Fred Quandt, Carl Paul, Franklin Paul and all other stockholders of the company following the merger, entered into a stockholders agreement. Under the stockholders agreement, the parties are required:

     - to vote their shares of Holdings' common stock owned by each of them in favor of the election of one director nominated by Carl Paul, Frank Paul and their families and all of the directors nominated by Atlantic Equity Partners III to fill all of the remaining board seats so long as each of the parties maintains a minimum level of stock ownership;

     - to consent to a sale of Holdings if the board of directors of Holdings and Atlantic Equity Partners III approve of such sale and if:

      - stockholders would receive as consideration cash or specified kinds of securities;

      - each stockholder would receive as consideration the same proportion of the aggregate consideration that such stockholder would receive if Holdings were liquidated;

      - if any stockholders are given an option as to the form and amount of consideration, all stockholders are given the same option;

      - all holders of rights to acquire shares of Holdings are given certain rights with respect to proceeds from the sale;

      - except in certain circumstances, any economic benefits available to any stockholder with respect to its shares will be available to all stockholders on a pro rata basis; and

      - the expenditures required to be paid by the stockholders and any representations and warranties required to be made by the stockholders in connection with the sale do not exceed certain limitations.

     - to cause Holdings to register shares of its common stock held by parties to the stockholders agreement upon the request of Atlantic Equity Partners III in certain circumstances;

     - except in certain circumstances, to cause Holdings to give certain parties to the stockholders agreement preemptive rights to purchase common stock;

     - not to transfer shares of Holdings' common stock unless certain conditions are met; and

     - in the case of certain members of our management, grant Holdings repurchase rights with respect to the shares of Holdings owned by them.

     The stockholders agreement will terminate upon the earliest of:

     - the sale of Holdings;

     - an initial public offering of the common stock of Holdings;

     - the dissolution or liquidation of Holdings;

     - the approval of such termination by Holdings, Atlantic Equity Partners III and the holders of at least 50% of the shares held by the other stockholders of Holdings; and

     - October 15, 2022.

MANAGEMENT CONSULTING AGREEMENT

     Upon completion of the merger, we and Holdings entered into a management consulting agreement with First Atlantic under which First Atlantic will advise us and Holdings on management matters that relate to proposed financial transactions, acquisitions and other senior management matters. We and Holdings have agreed to pay First Atlantic for these services an annual fee of $600,000 in equal monthly installments and will reimburse First Atlantic for its expenses. In addition, First Atlantic received a closing fee of $1,252,500 and reimbursement of its expenses for services rendered in connection with the merger. First Atlantic may receive additional fees from us under the agreement in connection with future financings or dispositions or acquisitions by us or Holdings. Under the terms of the agreement, such additional fees will not exceed an amount equal to:

     - in the case of a transaction involving less than $50,000,000 in total enterprise value, 2% of such total enterprise value;

     - in the case of a transaction involving $50,000,000 or more but less than $100,000,000 in total enterprise value, $1,000,000; and

     - in the case of a transaction involving $100,000,000 or more in total enterprise value, 1% of such total enterprise value.

With respect to a transaction involving a sale of Holdings, First Atlantic will be paid a fee equal to 1% of the total enterprise value of Holdings.

     The management consulting agreement has a term of 10 years but is automatically terminated if Atlantic Equity Partners III and its affiliates collectively own less than 50% of the shares of Holdings, or upon an initial public offering of the common stock of Holdings. Five of our directors, including our chairman of the board, hold positions with First Atlantic, as described in "Management."

EMPLOYMENT AGREEMENTS

     Upon the completion of the merger, we entered into an employment agreement with James D. Thompson, our president and chief executive officer and with Virginia Bunte, our chief financial officer. We also entered into employment agreements with Carl Paul and Franklin Paul to provide advising services. You should read the information set forth in "Management" for a description of these agreements.

AGREEMENT TO PROVIDE HEALTH BENEFITS TO OUR FOUNDERS

     We have agreed to amend our group health plan so that Carl Paul and Franklin Paul, our founders, will continue to be eligible to participate in our health plan on the same basis as full-time employees. Initially, we will report these benefits under the plan as non-taxable benefits, based on our determination that such reporting is permissible. Neither we nor Carl Paul or Franklin Paul have agreed to indemnify the other party for any losses that either of us may suffer as a result of this tax reporting or the amendment to the plan.

INDEMNIFICATION AGREEMENTS WITH OUR DIRECTORS

     We have agreed to indemnify John Moriarty, Kelly C. Redding, Franklin Paul, Carl Paul and Barbara Paul, our directors prior to the completion of the merger, in the event that any of them suffer losses as a result of actions taken or statements made on behalf of Golfsmith and in their capacities as our directors, officers or agents.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

CREDIT FACILITY

     General. Our senior credit facility is a revolving agreement in an amount equal to $10.0 million and will have a term of 4.5 years. The senior credit facility also provides for the issuance of letters of credit, within the overall borrowing availability. The amount available to be borrowed under our senior credit facility is limited for each borrower to 85% of the net amount of eligible receivables of such borrower plus the lesser of 65% of the value of eligible inventory (valued on a lower of cost or market basis) of such borrower and 60% of the net orderly liquidation value of eligible inventory of such borrower. The lender agent under our senior credit facility also retains the right from time to time to establish or modify advance rates, standards of eligibility and reserves against availability. The borrowers have agreed with the lender agent that, in addition to other reserves that the lender agent may impose, they will maintain an availability reserve at all times of $500,000. As a result, the amount of borrowings available under the senior credit facility may at no time exceed $9.5 million, unless the lender agent releases that reserve. Several of our subsidiaries are borrowers under the senior credit facility. All borrowings will be on a joint and several basis.

     Interest Rate. The senior credit facility bears interest, at the borrower's option, at either a variable rate based on the London Interbank Offered Rate ("LIBOR") plus 2.5%, or the base rate on corporate loans quoted in the Wall Street Journal plus 1.0%.

     Borrowers. Golfsmith International, L.P., Golfsmith NU, L.L.C., and Golfsmith USA, L.L.C.

     Guarantees. Holdings and each of its domestic subsidiaries (other than the borrowers) guarantee the borrowers' obligations pursuant to the senior credit facility.

     Security. The senior credit facility is secured by a first priority lien on substantially all of the current and future assets (other than real property, fixtures, equipment and proceeds thereof owned by us, Holdings or our subsidiaries) of each borrower or guarantor, including all of our stock and equivalent equity interests of all of our subsidiaries (limited to 65% of voting stock and 100% of non-voting stock of foreign subsidiaries owned by a domestic subsidiary and excluding any stock owned by a foreign subsidiary), all accounts receivable, inventory, intellectual property rights (including patents, trademarks and service marks) and all other tangible and intangible property.

     Covenants and Events of Default. In addition to the usual and customary affirmative and negative covenants, the senior credit facility limits our and our subsidiaries' ability to: (1) incur additional debt, leasehold obligations and contingent liabilities; (2) pay dividends and other distributions on capital stock; and (3) be a party to mergers, consolidations or similar transactions. The senior credit facility also requires satisfaction of certain financial tests and provides for usual and customary events of default as well as other appropriate events of default, including a cross-default to our and each borrower's other financial obligations (including the notes).

     Conditions to Borrowing. The obligations of the lenders to provide the financing under the senior credit facility are subject to the satisfaction or waiver of certain conditions, including, among others: (1) the accuracy of the representations and warranties made by us with respect to the financing; (2) compliance with certain covenants, including certain financial covenants; and
(3) the absence of any other events of default under the senior credit facility.

     Interest Coverage Ratio. The senior credit facility requires us to maintain a specified interest coverage ratio throughout the term of the senior credit facility. Pursuant to the senior credit facility, our interest coverage ratio is calculated by:

     - dividing our interest expense deducted in the determination of our consolidated net income,

        - less the amortization of capitalized fees and expenses incurred in connection with the merger, the offering of the old notes and the senior credit facility, if included in such interest expense;

     - by our EBITDA less our capital expenditures.

EBITDA is defined as:

     - our consolidated net income less:

        - any income tax credits;

        - interest income;

        - gain from extraordinary items (net of losses);

        - any aggregate net gain (but not any aggregate net losses) arising from the sale or disposition of capital assets;

        - any other non-cash gains; and

        - certain other expenditures made in connection with the closing of the merger, the offering of the old notes and the senior credit facility;

     - plus:

        - any provision for income taxes;

        - interest expenses;

        - depreciation and amortization;

        - amortized debt discount;

        - any deduction resulting from a grant of stock to management; and

        - certain expenses relating to the merger, the offering of the old notes and the senior credit facility.

     At the end of each of our fiscal quarters, we are required to have an interest coverage ratio for the twelve months then ending of not less than the following:

                                                              REQUIRED INTEREST
                          QUARTER                              COVERAGE RATIO
------------------------------------------------------------  -----------------
FISCAL 2002
  Fourth Quarter............................................        1.60
FISCAL 2003
  First Quarter.............................................        1.60
  Second Quarter............................................        1.50
  Third Quarter.............................................        1.40
  Fourth Quarter............................................        1.60
FISCAL 2004
  First Quarter.............................................        1.40
  Second Quarter............................................        1.80
  Third Quarter.............................................        1.80
  Fourth Quarter............................................        1.80
FISCAL 2005
  First Quarter.............................................        1.80
  Second Quarter............................................        1.80
  Third Quarter.............................................        1.90
  Fourth Quarter............................................        1.90
FISCAL 2006
  First Quarter.............................................        1.90

                                                              REQUIRED INTEREST
                          QUARTER                              COVERAGE RATIO
------------------------------------------------------------  -----------------
  Second Quarter............................................        2.00
  Third Quarter.............................................        2.00
  Fourth Quarter............................................        2.00
FISCAL 2007
  First Quarter.............................................        2.00

     Pursuant to the senior credit agreement, for the fourth quarter of fiscal 2002 and the first and second quarters of fiscal 2003, both interest expense and EBITDA are multiplied by 4.000, 2.000 and 1.333, respectively, and only the period on and after September 29, 2002 is to be included for the purposes of these calculations.

     Minimum EBITDA. The senior credit facility requires us to have a minimum amount of EBITDA, as calculated above, throughout the term of the senior credit facility. At the end of each of our fiscal quarters, we are required to have EBITDA for the twelve months then ending of not less than the following:

                          QUARTER                             MINIMUM EBITDA
------------------------------------------------------------  --------------
FISCAL 2002
  Fourth Quarter............................................   $15,864,000
FISCAL 2003
  First Quarter.............................................    17,292,000
  Second Quarter............................................    17,763,558
  Third Quarter.............................................    18,006,000
  Fourth Quarter............................................    18,720,000
FISCAL 2004
  First Quarter.............................................    19,140,000
  Second Quarter............................................    19,560,000
  Third Quarter.............................................    19,980,000
  Fourth Quarter............................................    20,400,000
FISCAL 2005
  First Quarter.............................................    20,760,000
  Second Quarter............................................    21,120,000
  Third Quarter.............................................    21,480,000
  Fourth Quarter............................................    21,840,000
FISCAL 2006
  First Quarter.............................................    22,640,000
  Second Quarter............................................    23,440,000
  Third Quarter.............................................    24,240,000
  Fourth Quarter............................................    25,040,000
FISCAL 2007
  First Quarter.............................................    26,020,000

     Limitation on Capital Expenditures. The senior credit facility prohibits us from making capital expenditures that exceed in the aggregate the following amounts in each of the specified fiscal years:

                      FISCAL YEAR                        CAPITAL EXPENDITURE LIMIT
-------------------------------------------------------  -------------------------
2002...................................................         $5,400,000
2003...................................................          6,250,000
2004...................................................          6,800,000
2005...................................................          7,200,000
2006...................................................          8,400,000

INTERCREDITOR AGREEMENT

     An intercreditor agreement, dated as of October 15, 2002, among us, the guarantors, General Electric Capital Corporation, as agent for the lenders under the senior credit facility, and U.S. Bank Trust National Association, as trustee and collateral agent under the indenture, sets forth the relative rights to our collateral of the lenders under the senior credit facility on the one hand, and the holders of notes on the other hand. Proceeds from the sale of collateral in which the lenders have a security interest will be used first to satisfy obligations under the senior credit facility and, thereafter, the notes. You should read the information set forth under "Description of the New
Notes -- Security" and "-- Intercreditor Agreement" for more information relating to the collateral securing the senior credit facility and the intercreditor arrangements.

                          DESCRIPTION OF THE NEW NOTES

     The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and registration rights applicable to the old notes do not apply to the new notes. References in this section to the "notes" are references to both the old notes and the new notes. The old notes were, and the new notes will be, issued under an indenture dated as of October 15, 2002, among our company, the Guarantors and U.S. Bank Trust National Association, as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. You should read the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act, in its entirety for provisions that may be important to you. The indenture will be filed as part of the registration statement of which this prospectus is a part. You can find definitions of certain capitalized terms used in this description under "-- Certain Definitions." For purposes of this "Description of the New Notes," references to "our company," "we," "our" or "us" refer solely to Golfsmith International, Inc. and not any of our Subsidiaries.

GENERAL

     The notes are our senior obligations and rank equal in right of payment with all of our other senior obligations and senior in right of payment with all of our Indebtedness which by its terms is subordinated to the notes. The notes are guaranteed, jointly and severally on a senior secured basis by the Guarantors set forth under "-- Guarantees" below.

     We will issue the notes in fully registered form in denominations of $1,000 and integral multiples thereof. The trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer or exchange at the offices of the registrar. No service charge will be made for any registration of transfer or exchange or redemption of notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. We may change any paying agent and registrar without notice to holders of the notes. We will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At our option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders.

     As discussed under "-- Exchange Offer; Registration Rights," pursuant to the registration rights agreement, we have agreed for the benefit of the holders of the notes, at our cost, to effect this exchange offer and in certain circumstances to register the old notes for resale under the Securities Act through a shelf registration statement. The failure to consummate the exchange offer or to register the notes for resale under the shelf registration statement may result in us paying additional interest on the old notes.

PRINCIPAL, MATURITY AND INTEREST

     We initially issued $93.75 million in aggregate principal amount at maturity of old notes. We may issue additional notes from time to time after this offering provided that we comply with the covenant described below under the caption "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." The old notes were issued at a discount to yield gross proceeds of $75.0 million. The old notes, the new notes and any additional notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. The old notes, the new notes and any additional notes will be treated as a single class of notes under the indenture and will vote together as a single class. Because, however, any additional notes may not be fungible with the notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different global note or notes, and otherwise be treated as a separate class or classes of notes for other purposes.

     The notes will mature on October 15, 2009. Interest on the notes will accrue at the rate of 8.375% per annum and will be payable semiannually in cash on each March 1 and September 1, beginning on March 1, 2003, to the persons who are registered holders at the close of business on the February 15 or

August 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     On each interest payment date beginning March 1, 2008, in addition to accrued interest due on that date, we will make a payment (the "HYDO Payment") on each note in cash in immediately available funds, which payment will reduce the outstanding principal amount at maturity of the note, in an amount equal to the excess, if any, of:

     - the total amount of interest and original issue discount (as determined under the Internal Revenue Code of 1986, as amended (the "Code")) accrued on the note through such interest payment date, over

     - the sum of:

      - all amounts of interest and original issue discount paid in cash with respect to such note (or any predecessor note) through and including such interest payment date;

      - all HYDO Payments previously made by us; and

      - the annual "yield to maturity" applicable for purposes of the accrual of original issue discount under the Code multiplied by the original principal amount at maturity of the note.

     Any reduction as described above will reduce the principal amount of the note for all purposes under the indenture. As a result of making these HYDO payments, we will not be subject to special rules (applicable to some high-yield debt obligations with significant amounts of unpaid original issue discount after five years from their issue date), that would otherwise limit the amount of interest expense we could deduct on the notes for U.S. federal income tax purposes.

SECURITY

     Pursuant to the terms of the Collateral Agreements, we and our Domestic Restricted Subsidiaries granted to the Collateral Agent or one or more sub-Collateral Agents appointed under the intercreditor agreement, security interests in substantially all of our respective assets, including all of the stock of domestic Subsidiaries directly owned by us or any Domestic Restricted Subsidiary, 65% of the capital stock entitling the holders thereof to vote in the election of members of the board of directors, which we refer to as voting stock, of foreign Subsidiaries directly owned by us or any Domestic Restricted Subsidiary and 100% of the non-voting Stock of foreign Subsidiaries directly owned by us or any Domestic Restricted Subsidiary, but excluding certain "excluded assets" (including leasehold interests existing on the Issue Date). In addition, Holdings granted a security interest in all of its assets (including its stock in our company). Security interests in all such assets (other than real property, fixtures, equipment and proceeds thereof) secure the obligations under the Credit Agreement on a first priority basis and the obligations under the notes, the guarantees and the indenture on a second priority basis, subject in each case to Permitted Liens. Security interests in real property, fixtures, equipment and proceeds thereof will secure the obligations under the notes, the guarantees and the indenture on a first priority basis, subject to the Permitted Liens.

     Upon an Event of Default, the proceeds from the sale of Collateral securing the notes will likely be insufficient to satisfy our obligations under the notes. No appraisals of any of the Collateral have been prepared in connection with this offering. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of such sale, as well as the timing and manner of such sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time or at an appropriate price.

     We have the ability to issue additional notes as part of the same series of notes, which may also be secured by the Collateral. We and the Guarantors can increase our Indebtedness but there can be no assurance that there will be a proportionate increase in the value of the Collateral as a percentage of the aggregate principal amount at maturity of outstanding notes.

     A significant portion of our assets consists of leasehold improvements. Because leasehold improvements may be deemed to be a part of either the real property covered by the lease (which real property is not owned by us or our Restricted Subsidiaries) or our current real estate leasehold interests (which interests are not included in the Collateral securing the notes), there can be no assurance as to whether or to what extent such assets would be available as collateral securing the notes. Moreover, the ability of the Collateral Agent to obtain possession of Collateral located on leaseholds may be subject to conflicting claims of landlords. We believe, however, that the realizable value of such leasehold interests upon our liquidation would not be material.

     To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. Given the intangible nature of certain of the Collateral, any sale of such Collateral separately from our company and our Restricted Subsidiaries as a whole may not be feasible. Additionally, the inclusion of our and our Restricted Subsidiaries' fixtures in the Collateral securing the notes will be limited by the extent to which (a) such fixtures are deemed not to be personal property and (b) any applicable state laws would, for purposes of perfecting security interests with respect thereto, require that the Collateral Agent effectuate certain filings in applicable real estate land records. Our and our Restricted Subsidiaries' ability to grant a first (or second) priority security interest in certain Collateral may be limited by legal or other logistical considerations. The ability of the holders of notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "-- Certain Bankruptcy Limitations."

     We are only permitted to form new Subsidiaries and to transfer all or a portion of the Collateral to one or more of our Subsidiaries if such formation and transfer is in accordance with the provisions described under "-- Certain Covenants -- Additional Subsidiary Guarantees."

     Subject to the restrictions on incurring Indebtedness set forth herein, we and our Subsidiaries will have the right to grant (and suffer to exist) Liens securing Purchase Money Indebtedness respecting fixed assets and to acquire any such assets subject to such Liens. Liens created by the Collateral Agreements are intended to be, and will be, at all times automatically subordinate in priority to all such Liens.

     The Collateral release provisions of the indenture permit the release of Collateral without substitution of Collateral of at least equal value under certain circumstances, including asset sales made in compliance with the indenture.

     Neither we nor any of our Restricted Subsidiaries will encumber any asset or property of our company or such Restricted Subsidiaries or suffer to exist any Lien thereon, other than Permitted Liens or as otherwise expressly permitted by the indenture.

     So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the indenture, the Credit Agreement, the Collateral Agreements and the intercreditor agreement, we will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any of our Subsidiaries held as Collateral and to exercise any voting, consensual and other rights pertaining to such Capital Stock. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the intercreditor agreement and the documents securing the Credit Agreement, upon notice from the Collateral Agent, (a) all of our rights to exercise such voting, consensual or other rights will cease and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting, consensual or other rights, (b) all of our rights to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease, and such cash dividends, interest and other payments will be paid to the Collateral Agent or the lenders under the Credit Agreement, and (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements subject to the prior rights of the lenders under the Credit Agreement. All funds distributed

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under the Collateral Agreements by the Collateral Agent will be distributed by the Collateral Agent in accordance with the provisions of the intercreditor agreement and the indenture.

     The Collateral Agreements will terminate, subject to the intercreditor agreement, and the pledged Collateral will be released from the liens created thereunder, upon:

     - payment in full of all amounts due in respect of the notes;

     - satisfaction and discharge of the indenture in accordance with its terms; and

     - a legal defeasance or covenant defeasance in accordance with the provisions described below under "-- Legal Defeasance and Covenant Defeasance."

     Liens securing the notes will be released, in part, with respect to any asset constituting Collateral:

     - that is sold or otherwise disposed of by us or one of the Subsidiary Guarantors to a Person other than us or a Subsidiary Guarantor in a transaction permitted by the indenture, at the time of such sale or disposition;

     - that is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Guarantee concurrently with the release of the Guarantee (including by virtue of such Restricted Guarantor becoming an Unrestricted Subsidiary); or

     - to the extent that we mail written notice of our request to release the lien relating to such asset to the trustee and the holders of the notes and we do not receive written objections from holders of at least 25% in aggregate principal amount at maturity of the notes within 20 business days after the mailing, provided that if we receive such objections, then we will not be entitled to the release unless we obtain the consent of holders of at least a majority in principal amount at maturity of the notes.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the realization of the Collateral securing the notes. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion so determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

     The intercreditor agreement prohibits the holders of the notes or the Collateral Agent from seeking adequate protection with respect to the Collateral which also secures the Credit Agreement and requires the Collateral Agent and the holders of the notes not to object to the Lender Agent or the Lenders seeking adequate protection with respect to such Collateral.

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

     The Collateral Agent and the holders of the notes have agreed not to seek relief from the automatic stay in respect of Collateral securing the obligations under the Credit Agreement so long as any amounts remain outstanding under the Credit Agreement (or if the Credit Agreement is a debtor-in-possession facility in whole or in part, any commitment thereunder is in effect), and not to object to any motion by the Lender Agent for relief from the automatic stay. The Lender Agent and the Lenders agreed not to object to any motion by the Collateral Agent or any holder of notes for relief from the automatic stay in respect of the Collateral securing the indenture, the notes and the Guarantees on a first priority basis. The Collateral Agent and the holders of the notes have agreed not to object to any debtor-in-possession financing priming the security interest with respect to the Collateral securing the notes and the Credit Agreement so long as the Lenders agree to such financing priming the corresponding security interest of the Lenders and certain related matters. The holders of the notes have also agreed not to vote their secured claims for any plan of reorganization that does not provide for the payment in full in cash on the effective date of the plan of all obligations of the Lenders or such other treatment that may be acceptable to the Lenders. The Collateral Agent and the holders of the notes have agreed not to challenge the right of the Lenders to receive post-petition interest, fees and expenses with respect to Collateral securing the Credit Agreement and the lenders and the Lender Agent have agreed not to challenge the right of the holders of the notes to receive post-petition interest, fees and expenses with respect to the Collateral securing the indenture, the notes and the Guarantees.

INTERCREDITOR AGREEMENT

     On October 15, 2002, we, the Guarantors, the Lender Agent, on behalf of itself and the Lenders, the trustee and the Collateral Agent, on behalf of the holders of the notes, entered into the intercreditor agreement. The intercreditor agreement, among other things, provides that the obligations of our company and our subsidiaries under the Credit Agreement are secured by substantially all of the assets (other than real property, fixtures, equipment and proceeds thereof) of our company, Holdings and our domestic subsidiaries on a first priority basis and the obligations of our company, Holdings and our subsidiaries under the notes, the guarantees and the indenture are secured by the real property, fixtures, equipment and proceeds thereof of our company, Holdings and our Domestic Restricted Subsidiaries on a first priority basis and all of the other assets of our company, Holdings and our Domestic Restricted Subsidiaries on a second priority basis, and provides that upon and during the continuance of an event of default under the Credit Agreement, the Lender Agent is entitled to manage all aspects of, including exercising or refraining from exercising all rights and remedies with respect to, the Collateral securing the Credit Agreement.

     Pursuant to the intercreditor agreement, neither the Collateral Agent nor any holder of notes may challenge the Liens securing obligations under the Credit Agreement and neither the Lender Agent nor any Lender may challenge the Liens securing obligations under the indenture and the notes. In addition, while the Credit Agreement remains in effect, or any borrowings are outstanding thereunder, neither the Collateral Agent nor any holder of notes may take any action to enforce the Liens securing obligations under the indenture and the notes. The Collateral Agent and the holders of the notes also agree to turn over to the Lender Agent any proceeds of Collateral securing the obligations under the Credit Agreement which it or any of them obtains so long as any amounts are outstanding under the Credit Agreement.

     The Collateral Agent and all holders of notes:

     - agree to waive all claims against the Lenders and the Lender Agent with respect to the Collateral securing obligations under the Credit Agreement (other than those arising from willful misconduct or breach of the intercreditor agreement),

     - must postpone exercising any rights with respect to such Collateral until the Credit Agreement is terminated and paid in full, and

     - acknowledge that the Lenders and the Lender Agent owe no duty to the Collateral Agent or the holders of the notes, other than (a) turning over control of Collateral to the trustee following the termination of the Credit Agreement and payment of all amounts thereunder and (b) following such events, executing and delivering such instruments as are necessary to evidence any transfer by

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

       subrogation to the trustee and the holders of the notes of an interest in the Credit Agreement resulting from, among other things, any turnover by the trustee and/or the holders of the notes of proceeds from Collateral to the Lender Agent and the Lenders.

DEFAULT PURCHASE OPTION

     Pursuant to the Credit Agreement, one or more of the holders of the notes will be entitled to purchase, for cash for a price equal to all amounts owing under the Credit Agreement, all amounts owing under the Credit Agreement and all rights under the Credit Agreement (other than obligations (excluding the principal of, interest and premium (if any) on and fees relating to any indebtedness and contingent reimbursement obligations in respect of amounts drawn under letters of credit) for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made or, in the case of obligations for indemnification, no notice for indemnification has been given at such time), including the security interests granted under the Credit Agreement, during a period beginning on the date that either:

     - the commitment under the Credit Agreement is terminated, or

     - all amounts outstanding thereunder become accelerated and any letters of credit issued thereunder are required to be cash collateralized,

and ending on the 20th business day following the delivery by the Lender Agent or any Lender of notice of the occurrence of either such date.

GUARANTEES

     The full and prompt payment of our obligations under the notes and the indenture are and will be guaranteed, jointly and severally, by Holdings (the "Parent Guarantee") and by all of our present and future Domestic Restricted Subsidiaries (the "Subsidiary Guarantees" and, together with the Parent Guarantee, the "Guarantees"). The guarantors under the Subsidiary Guarantees are referred to as the "Subsidiary Guarantors" and, together with Holdings are referred to as the "Guarantors." Holdings currently has no material assets other than the common stock of our company. As of the Issue Date, all of our subsidiaries were Domestic Restricted Subsidiaries. Each Guarantor has fully and unconditionally guaranteed on a senior basis, jointly and severally, to each holder and the trustee, the full and prompt performance of our obligations under the indenture, the notes and the Collateral Agreements, including the payment of principal of, interest on and premium, if any, on the notes. The Guarantee of each Guarantor ranks senior in right of payment to all subordinated indebtedness of such Guarantor and equal in right of payment with all other senior obligations of such Guarantor, including borrowings or guarantees of borrowings under the Credit Agreement. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose will include any claim of such Guarantor against us for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor without limitation. See "-- Certain Covenants -- Mergers, Consolidation and Sale of Assets" and "-- Limitation on Asset Sales." The rights of the holders of the notes to participate in any distribution of assets of the guarantors (or proceeds therefrom) upon a bankruptcy will be subject to the claims of the senior lenders under our credit facility. See "Risk Factors -- The collateral which secures both the new notes and borrowings under our senior credit facility is subject to control by the lenders under our senior credit facility."

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

REDEMPTION

     Mandatory Redemption. On each of October 15, 2007 and October 15, 2008, we must make a pro rata partial redemption of the principal amount of each note equal to 20% and 10%, respectively, of the original principal amount at maturity of such note. In addition, we must pay accrued and unpaid interest on the principal amount of the notes redeemed to the redemption date. If we issue additional notes after the Issue Date, these percentages will be reduced by multiplying the relevant percentage by a fraction, the numerator of which is the principal amount at maturity of notes issued on the Issue Date and the denominator of which is the sum of the principal amount at maturity of such notes and the principal amount at maturity of any additional notes.

     However, the principal amount at maturity of notes we must redeem on the dates set forth above may be reduced by the aggregate principal amount at maturity of notes we have previously repurchased pursuant to the excess cash flow offers described below.

     Any mandatory redemption payment will be made in the same manner as ordinary interest payments on the notes.

     Any redemption as described above will reduce the principal amount at maturity of each note for all purposes under the indenture.

     We may elect to credit against these mandatory redemptions an amount equal to 100% of the principal amount at maturity of any notes that we have redeemed or otherwise acquired pursuant to "-- Excess Cash Flow Offer" and delivered to the trustee for cancellation. We will, no later than the August 15 in the year in which a mandatory redemption is required, provide the trustee with an officers' certificate stating the aggregate principal amount of each note to be redeemed pursuant to the provisions of the first paragraph of this section and setting forth the aggregate principal amount at maturity of notes to be credited against the next mandatory redemption. We will deliver the notes which are to be so credited to the trustee with such officers' certificate (if not previously delivered to the trustee for cancellation) for retention and credit in accordance with such officers' certificate.

     Optional Redemption Prior to October 15, 2006. At any time prior to October 15, 2006, we may, at our option, on one or more occasions redeem all or part of the notes at a redemption price equal to the greater of (1) 100% of the Accreted Value of the notes being redeemed and (2) the sum of the present values of 106.50% of the Accreted Value of the notes being redeemed and scheduled payments of interest on such notes to and including October 15, 2006 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by us as having a maturity comparable to the remaining term of the notes (as if the final maturity of the notes was October 15, 2006) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (as if the final maturity of the notes was October 15, 2006).

     "Comparable Treasury Price"  means, with respect to any redemption date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the

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average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York (a "Primary Treasury Dealer") selected by us.

     Optional Redemption on or After October 15, 2006. We may, at our option, redeem the notes in whole or in part at any time on or after October 15, 2006, at the following redemption prices (expressed as percentages of the Accreted Value thereof) if redeemed during the twelve-month period beginning on October 15 of the year set forth below:

YEAR                                                           REDEMPTION PRICE
----                                                           ----------------
2006........................................................        106.50%
2007........................................................        103.25%
2008 and thereafter.........................................        100.00%

     In addition, we must pay accrued and unpaid interest on the notes redeemed to the redemption date.

     Optional Redemption upon Equity Offerings. At any time on or prior to October 15, 2005, we may, at our option, on one or more occasions, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount at maturity of the notes originally issued under the indenture at a redemption price of 113.00% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

          (1) at least 65% of the principal amount at maturity of notes issued under the indenture remains outstanding immediately after any such redemption; and

          (2) we make such redemption not more than 120 days after the consummation of any such Equity Offering.

     "Equity Offering" means any public or private offering of our Qualified Capital Stock.

SELECTION AND NOTICE OF REDEMPTION

     In the event that we are redeeming less than all of the notes pursuant to one of our optional redemption rights, selection of the notes for redemption will be made by the trustee either:

          (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

          (2) on a pro rata basis, by lot or by such method as the trustee may reasonably determine is fair and appropriate;

provided that no partial redemption will reduce the principal amount at maturity of a note not redeemed to less than $1,000; and provided, further,that any such partial redemption made with the proceeds of an Equity Offering will be made only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC or any other depository). We will mail notice of redemption by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

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REPURCHASE UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder will have the right to require us to purchase all or a portion of such holder's notes using immediately available funds pursuant to the offer described below, at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest to the date of purchase.

     Within 30 days following the date upon which the Change of Control occurred, we must send, by first-class mail, postage prepaid, an offer to each holder, with a copy to the trustee, which offer will govern the terms of the Change of Control offer. Such offer will state, among other things:

     - the purchase price;

     - the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;

     - that a Change of Control has occurred;

     - that any note not tendered will continue to accrue interest;

     - that unless we default on the payment of the purchase price, any notes accepted for payment pursuant to the Change of Control offer will cease to accrue interest after the purchase date; and

     - certain procedures that a holder of notes must follow to accept the Change of Control offer or to withdraw such acceptance.

     Holders electing to have a note purchased pursuant to a Change of Control offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the purchase date.

     On the purchase date, we will, to the extent lawful:

     - accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control offer;

     - deposit with the paying agent an amount equal to the purchase price in respect of all notes or portions thereof so tendered; and

     - deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by us.

     The paying agent will promptly mail to each holder of notes so tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

     We will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

     The trustee may not waive the covenant to offer to purchase the notes upon a Change of Control. Restrictions in the indenture on our and our Restricted Subsidiaries' ability to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of our company, whether favored or opposed by our management or our board of directors. These restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of our company or any of our Subsidiaries by our management. Consummation of any such transaction in certain circumstances may require a repurchase of the notes, and neither we nor the acquiring party may have sufficient financial resources to effect such repurchase. In addition, the terms of the Credit Agreement and the indenture may restrict our ability to obtain the financing necessary to fund a Change of Control offer. Our failure to purchase tendered notes following a Change of Control, whether because of a lack of financial resources, a provision in our Credit Agreement or in the indenture, or otherwise, would constitute an Event of Default under the indenture which, in turn, would constitute a default under the Credit Agreement. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue thereof.

EXCESS CASH FLOW OFFER

     Within 120 days after the end of each fiscal year (beginning with the first full fiscal year after the Issue Date), we will make an offer to purchase to all holders to purchase the maximum principal amount of notes that may be purchased with 50% of Excess Cash Flow for such fiscal year (the "Excess Cash Flow Offer Amount"), at a purchase price in cash equal to 100% of the Accreted Value of the notes to be purchased, plus accrued and unpaid interest to the date of such purchase. The indenture provides for each Excess Cash Flow offer to remain open for a period of 20 business days, unless a longer period is required by law. Promptly after the termination of the Excess Cash Flow offer period, we will purchase and mail or deliver payment for the Excess Cash Flow Offer Amount for the notes or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Excess Cash Flow Offer Amount has been tendered, all notes tendered pursuant to the Excess Cash Flow offer. If the aggregate amount of notes tendered pursuant to any Excess Cash Flow offer is less than the Excess Cash Flow Offer Amount, we may, subject to the other provisions of the indenture and the Collateral Agreements, use any such excess cash flow for general corporate purposes. Upon receiving notice of the Excess Cash Flow offer, holders may elect to tender their notes, in whole or in part, in integral multiples of $1,000 in exchange for cash.

     No later than 30 days prior to the required purchase date, we must send, by first-class mail, postage prepaid, an offer to each holder, with a copy to the trustee, which offer will govern the terms of the Excess Cash Flow offer. Such offer will state, among other things:

     - the purchase price;

     - the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;

     - that we are making an Excess Cash Flow offer;

     - that any note not tendered will continue to accrue interest;

     - that unless we default on the payment of the purchase price, any notes accepted for payment pursuant to the Excess Cash Flow offer will cease to accrue interest after the purchase date; and

     - certain procedures that a holder of notes must follow to accept the Excess Cash Flow offer or to withdraw such acceptance.

     Holders electing to have a note purchased pursuant to an Excess Cash Flow offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note

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

completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the purchase date.

     On the purchase date, we will, to the extent lawful:

     - accept for payment all notes or portions thereof properly tendered pursuant to the Excess Cash Flow offer;

     - deposit with the paying agent an amount equal to the purchase price in respect of all notes or portions thereof so tendered; and

     - deliver or cause to be delivered to the trustee the notes so accepted together with an officer's certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by us.

     The paying agent will promptly mail to each holder of notes so tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to an Excess Cash Flow offer. To the extent that the provisions of any securities laws or regulations conflict with the "Excess Cash Flow Offer" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Excess Cash Flow Offer" provisions of the indenture by virtue thereof.

CERTAIN COVENANTS

     The indenture contains, among others, the following covenants:

          Limitation on Capital Expenditures. The aggregate amount of our and our Restricted Subsidiaries' Capital Expenditures in any consecutive four fiscal quarter period is limited to the greater of (1) one-third of our EBITDA in the consecutive four fiscal quarter period ending with the latest fiscal quarter for which financial statements are required to be delivered pursuant to the indenture and (2) the Capital Expenditure Basket.

          Limitation on Incurrence of Additional Indebtedness. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default will have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, we or any of our Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, our Consolidated Fixed Charge Coverage Ratio is at least equal to:

        - 2.0 to 1.0, if such proposed incurrence is to be consummated on or prior to October 15, 2004;

        - 2.25 to 1.0, if such proposed incurrence is to be consummated on or prior to October 15, 2005; and

        - 2.5 to 1.0, if such proposed incurrence is to be consummated thereafter.

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          Limitation on Restricted Payments.  We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly (each, a "Restricted Payment"):

             (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in our Qualified Capital Stock, dividends and distributions payable to us or any Restricted Subsidiary and pro rata dividends or distributions made by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary) on or in respect of our Capital Stock or Capital Stock of our Restricted Subsidiaries to holders of such Capital Stock;

             (2) purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or Capital Stock of our Restricted Subsidiaries (other than any such Capital Stock of a Restricted Subsidiary held by us or a Guarantor);

             (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of our company or any Guarantor that is subordinate or junior in right of payment to the notes or a Guarantee (other than Indebtedness permitted under clause (6) of the definition of "Permitted Indebtedness"); or

             (4)  make any Investment (other than any Permitted Investment);

        if at the time of such Restricted Payment or immediately after giving effect thereto,

             (i) a Default or an Event of Default will have occurred and be continuing; or

             (ii) we are not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness;" or

             (iii) the aggregate amount of all Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property as determined in good faith by our board of directors at the time of the making thereof) will exceed the sum of:

                (w) 50% of our cumulative Consolidated Net Income (or if cumulative Consolidated Net Income will be a loss, minus 100% of such loss) earned subsequent to the Issue Date and ending on the last day of our last fiscal quarter for which financial statements are available (the "Reference Date") (treating such period as a single accounting period); plus

                (x) 100% of the aggregate net cash proceeds received by us from any Person (other than a Subsidiary of ours) as a contribution to our capital or from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of our Qualified Capital Stock (including upon the exercise of options, warrants or rights); plus

                (y) 100% of the aggregate net cash proceeds received from the issuance of our Indebtedness that have been converted into or exchanged for our Qualified Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

                (z) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by us or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by us or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by us or

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           any Restricted Subsidiary in such Person or Unrestricted Subsidiary;
           provided further, however, that no amount will be included under this clause (z) to the extent it is already included in our Consolidated Net Income in clause (w) above.

          Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

             (1) the payment of any dividend or redemption of any Capital Stock within 60 days after the date of declaration or call for redemption thereof, if at such date of declaration or call for redemption such payment or redemption would have been permitted;

             (2) the purchase, redemption or other acquisition or retirement for value of any of our Capital Stock, either (i) solely in exchange for our Qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary) of our Qualified Capital Stock;

             (3) the purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of our company or the Guarantors that is subordinate or junior in right of payment to the notes and Guarantees either (i) solely in exchange for our Qualified Capital Stock, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary) of
        (a) our Qualified Capital Stock or (b) Refinancing Indebtedness;

             (4) an Investment acquired as a result of the capital contribution or in exchange for, or out of the proceeds of a substantially concurrent offering (other than to one or more of our Subsidiaries) of, our Qualified Capital Stock;

             (5) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets that complies with the covenant described under "-- Merger, Consolidation and Sale of Assets";

             (6) if no Default or Event of Default will have occurred and be continuing, repurchases, redemptions, acquisitions or retirements of (or payments to Holdings to permit Holdings to repurchase, redeem, acquire or retire) our, Holdings' or any Restricted Subsidiary's Qualified Capital Stock from employees, former employees, directors or former directors of our company or any of our Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, former employees, directors or former directors; provided, however, that the aggregate amount paid for all repurchased, redeemed, acquired or retired Qualified Capital Stock does not exceed $500,000 during any twelve-month period (excluding any such repurchases, redemptions, acquisitions or retirements with the proceeds of any life insurance policy or policies maintained by us or under which we are the beneficiary);

             (7) repurchases, redemptions, acquisitions or retirements of our Qualified Capital Stock deemed to occur upon the exercise of options, warrants or other rights under employee benefit plans of our company or our Subsidiaries if such Qualified Capital Stock represents all or a portion of the exercise price thereof;

             (8) if no Default or Event of Default will have occurred and be continuing, the redemption, repurchase, acquisition or retirement of Capital Stock of any Restricted Subsidiary; provided that if our company or any Restricted Subsidiary incurs Indebtedness in connection with such redemption, repurchase, acquisition or retirement, after giving effect to such incurrence and such redemption, repurchase, acquisition or retirement, we could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "--Limitation on Incurrence of Additional Indebtedness";

             (9) dividends or distributions paid by us to Holdings to be used by Holdings to pay Federal, state and local taxes payable by Holdings and directly attributable or which arise as a result of our and our Restricted Subsidiaries' operations; provided that such dividends or

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        distributions do not exceed the amount we and our Restricted
        Subsidiaries would be required to pay as a stand-alone taxpayer;

             (10) any Restricted Payment pursuant to or contemplated by, or to pay amounts due under (whether such Restricted Payment is made to third parties or to Holdings for payment to third parties), the merger agreement or the management consulting agreement; and

             (11) if no Default or Event of Default will have occurred and be continuing, Restricted Payments (in addition to those permitted by clauses (1) through (10) of this paragraph) in an aggregate amount not to exceed $2.0 million subsequent to the Issue Date.

          In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1),
     (2)(ii), 3(ii)(a), (4), (6) and (11) will be included in such calculation.

          Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon our latest available internal quarterly financial statements.

          Limitation on Sale/Leaseback Transactions. We will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (1) immediately after giving effect to such transaction, we or such Restricted Subsidiary would be entitled to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "-- Limitation on Incurrence of Additional Indebtedness" covenant and (2) to the extent such Sale/Leaseback Transaction is an Asset Sale, we comply with the covenant described under "-- Limitation on Asset Sales."

          Limitation on Asset Sales. We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

             (1) we or the applicable Restricted Subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by our board of directors); and

             (2) at least 75% of the consideration received by us or the Restricted Subsidiary, as the case may be, from such Asset Sale will be in the form of cash and/or Cash Equivalents and is received at the time of such disposition. For purposes of this provision, the following will be deemed to be cash: (A) the amount of any liabilities (as shown on the most recent applicable balance sheet) of our company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets so long as the documents governing such liabilities provide that there is no further recourse to us or any of our Subsidiaries with respect to such liabilities and (B) notes, securities or other similar obligations received by us or any Restricted Subsidiary from such transferee that are converted, sold or exchanged, within 180 days of the related Asset Sale, by us or our Restricted Subsidiaries into cash (with such amount actually realized being the portion deemed to be cash).

          Upon the consummation of an Asset Sale, we may apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof either:

        - to repay Indebtedness under the Credit Agreement;

        - to make an investment (or to enter into a legally binding agreement to invest) in Replacement Assets or to repay any Indebtedness incurred within 180 days prior to such Asset Sale and used to acquire Replacement Assets in contemplation of such Asset Sale; or

        - a combination of prepayment and investment permitted by the foregoing clauses.

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          Pending the application of any such Net Cash Proceeds, we may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then we may, within 90 days of such termination or within 180 days of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in the immediately preceding paragraph (without regard to the parenthetical contained in the second bullet point thereof). The amount of such Net Cash Proceeds not so used as set forth in the immediately preceding paragraph or in this paragraph constitutes "Excess Proceeds." Notwithstanding the foregoing, for purposes of determining whether an Excess Proceeds offer is required, pursuant to the immediately following paragraph, Excess Proceeds at any time will be reduced by the Accreted Value of notes acquired (and surrendered to the trustee for cancellation) by us through open market purchases or optional redemption subsequent to the date of the Asset Sale giving rise to the Excess Proceeds.

          When the aggregate amount of Excess Proceeds exceeds $5.0 million, we will, not less than 30 nor more than 60 days following such date, make an offer to purchase from all holders and all holders of other Indebtedness that ranks pari passu in right of payment with the notes containing provisions requiring the redemption or prepayment or offers to purchase with the proceeds of sales of assets on a pro rata basis, that amount of notes equal to the amount of the Excess Proceeds at a price equal to 100% of the Accreted Value of the notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase (provided that in the case where such other Indebtedness is outstanding under a revolving credit or similar agreement, the commitment to lend thereunder is concurrently or permanently reduced). The aggregate Accreted Value of notes to be purchased pursuant to an Excess Proceeds offer may be reduced by the Accreted Value of notes acquired by us through open market purchases or optional redemption subsequent to the date of the Asset Sale giving rise to the Excess Proceeds offer and surrendered to the trustee for cancellation.

          In the event of the transfer of substantially all (but not all) of the property and assets of our company and our Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation will be deemed to have sold the properties and assets of our company and our Restricted Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this covenant.

          Each notice of an Excess Proceeds offer will be mailed to the record holders as shown on the register of holders, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Excess Proceeds offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders tender notes in an amount less than the Excess Proceeds, we may use the deficiency for any purpose not otherwise prohibited by the indenture. To the extent holders properly tender notes in an amount exceeding the Excess Proceeds offer amount, we will purchase notes of tendering holders on a pro rata basis (based on amounts tendered). An Excess Proceeds offer will remain open for a period of 20 business days or such longer period as may be required by law.

          We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to an Excess Proceeds offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sales" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Limitation on Asset Sales" provisions of the indenture by virtue thereof.

          Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, create or

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     otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

             (1) pay dividends or make any other distributions on or in respect of its Capital Stock to us;

             (2) make loans or advances or to pay any Indebtedness or other obligation owed to us or any other Restricted Subsidiary; or

             (3) transfer any of its property or assets to us or any other Restricted Subsidiary,

        except, in each case, for such encumbrances or restrictions existing under or by reason of:

             (a)  applicable law;

             (b) the indenture, the notes, the Guarantees and the Collateral Agreements;

             (c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

             (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

             (e) agreements existing on the Issue Date, including, without limitation, the Credit Agreement;

             (f) any contract for sale of assets permitted by the covenant contained in "-- Limitation on Asset Sales" with respect to the assets to be sold pursuant to such contract;

             (g) in the case of clause (3) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

             (h) amendments, modifications, renewals, Refinancings, replacements or substitutions of an instrument or agreement referred to in clause
        (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrances or restrictions contained in any such Indebtedness, taken as a whole, are no less favorable to us in any material respect as determined by our board of directors in their reasonable and good faith judgment than the provisions relating to such encumbrances or restrictions contained in the agreements or instruments so amended, modified, renewed, Refinanced, replaced or substituted.

          Limitation on Issuances and Sales of Capital Stock of
     Subsidiaries. We will not permit or cause any of our Restricted Subsidiaries to issue or sell any Capital Stock (other than director's qualifying shares and other than to us or to a Wholly-Owned Subsidiary) or permit any Person (other than us or a Wholly-Owned Subsidiary) to own or hold any Capital Stock of any Restricted Subsidiary or any Lien or security interest therein (other than the lenders under the Credit Agreement); provided, however, that this provision will not prohibit the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the "-- Limitation on Asset Sales" covenant.

          Limitation on Liens. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of our company or any of our Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

          Merger, Consolidation and Sale of Assets. We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease,

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     convey or otherwise dispose of (or cause or permit any Restricted
     Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose
     of) all or substantially all of our properties and assets (determined on a consolidated basis for our company and our Restricted Subsidiaries) to any Person unless:

             (1) either:

                (a) we will be the surviving or continuing corporation; or

                (b) the Person (if other than our company) formed by or surviving such consolidation or merger or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the all or substantially all of the properties and assets of our company and our Restricted Subsidiaries:

                    (x) will be a corporation organized and validly existing
               under the laws of the United States or any state thereof or the District of Columbia; and

                    (y) will expressly assume, by supplemental indenture (in
               form and substance reasonably satisfactory to the trustee), executed and delivered to the trustee, our obligation for the due and punctual payment of the principal of, premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture, the Collateral Agreements and the Registration Rights Agreement on our part to be performed or observed;

             (2) immediately after giving effect to such transaction, our company or such surviving entity, as the case may be will be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "-- Limitation on Incurrence of Additional Indebtedness" covenant; provided that this clause (2) does not apply if, in the good faith determination of our board of directors, whose determination will be evidenced by a board resolution, which includes a certification of an secretary or assistant secretary and which resolution is in full force and effect or the date of such certification, the principal purpose of such transaction is to change the state of incorporation of our company and any such transaction will not have as one of its purposes the evasion of the foregoing limitations; and

             (3) immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default will have occurred or be continuing.

          In connection with any such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, we or the surviving Person must deliver to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

          The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of our company in accordance with the foregoing, in which we are not the continuing corporation, the successor Person formed by such consolidation or into which we are merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture and the notes with the same effect as if such surviving entity had been named as such. Upon such substitution we and any Guarantors that remain Subsidiaries of us will be released from the indenture and the notes.

          Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and we will not cause or permit any Guarantor

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     to, consolidate with or merge with or into any Person other than us or any other Guarantor that is a Wholly-Owned Restricted Subsidiary unless:

             (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

             (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

             (3) immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; and

             (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, we could satisfy the provisions of clause (2) of the first paragraph of this covenant.

          In connection with any such consolidation or merger, we must deliver to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation or merger and supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied. Any merger or consolidation of a Guarantor with and into our company (with our company being the surviving Person) or another Guarantor that is a Wholly-Owned Restricted Subsidiary of our company need only comply with this paragraph.

          Limitations on Transactions with Affiliates. We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any contract, agreement, understanding, loan, advance, guarantee or other transaction or series of related transactions with, or for the benefit of, any Affiliate of us or any Restricted Subsidiary (other than us or a Restricted Subsidiary including any Person that becomes a Restricted Subsidiary as a result of such transaction) (collectively, "Interested Persons"), unless:

        - such transaction or series of transactions are on terms that are no less favorable to us or such Restricted Subsidiary, as the case may be, than would have been able to be obtained at the time for a comparable transaction in arm's-length dealings with third-parties that are not Interested Persons;

        - with respect to any transaction or series of related transactions involving aggregate value equal to or greater than $500,000 and less than $1.0 million, we will have delivered an officers' certificate to the trustee certifying that such transaction or series of transactions complies with the previous bullet point;

        - with respect to any transaction or series of related transactions involving aggregate value equal to or greater than $1.0 million and less than $5.0 million, (x) such transaction or series of related transactions will be approved by a majority of the disinterested members of our board of directors or the board of directors of such Restricted Subsidiary, as the case may be, such approval to be evidenced by a board resolution stating that such board of directors has determined that such transaction or series of related transactions complies with the foregoing provisions or (y) we will have obtained a written opinion from an Independent Financial Advisor certifying that such transaction or series of related transactions is fair to us or our Restricted Subsidiary, as the case may be, from a financial point of view; and

        - with respect to any transaction or series of related transactions involving aggregate value equal to or greater than $5.0 million, we will have obtained a written opinion from an Independent Financial Advisor certifying that such transaction or series of related transactions is fair to us or our Restricted Subsidiary, as the case may be, from a financial point of view.

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          The restrictions of this covenant will not apply to:

             (1) reasonable fees and compensation (including stock options and other awards pursuant to our or our Restricted Subsidiaries' employee benefit plans) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of our company or any Restricted Subsidiary as determined in good faith by our board of directors or senior management;

             (2) transactions exclusively between or among our company and any of our Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

             (3) transactions pursuant to or contemplated by any agreement as in effect as of the Issue Date (including, without limitation, the merger agreement, the stockholders agreement and the management consulting agreement), or any amendment, modification, renewal, Refinancing, replacement or substitution thereof so long as any such amendment, modification, renewal, Refinancing, replacement or substitution thereof is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

             (4) loans and advances to, and reimbursement of expenses incurred by, officers, directors and employees in the ordinary course of business of our company or any Restricted Subsidiary;

             (5) any issuance or sale of our Qualified Capital Stock; or

             (6) Restricted Payments permitted by the indenture.

          Additional Subsidiary Guarantees. If we or any of our Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Subsidiary that, following such transaction or series of related transactions is a Domestic Restricted Subsidiary but is not a Guarantor, or if we or any of our Subsidiaries organize, acquire or otherwise invest in another Subsidiary that, following such organization, acquisition or investment is a Domestic Restricted Subsidiary but is not a Guarantor, then such transferee or acquired or other Subsidiary will:

             (1) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Subsidiary will unconditionally guarantee on a senior secured basis all of our obligations under the notes and the indenture on the terms set forth in the indenture;

             (2) (a) execute and deliver to the Lender Agent such amendments to the intercreditor agreement as the Lender Agent deems necessary or advisable in order to make such Subsidiary a party to the intercreditor agreement; (b) execute and deliver to the Collateral Agent and the trustee such amendments to the Collateral Agreements as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the holders and the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary and the debt securities of such new Subsidiary, subject only to Permitted Liens, which are owned by us or any Subsidiary and required to be pledged pursuant to the security agreement dated as of the Issue Date and made by us and the Guarantors in favor the Collateral Agent, which we call the security agreement and (c) deliver to the Collateral Agent the certificates representing such Capital Stock and debt securities, together with (i) in the case of such Capital Stock, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and
        (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an officer of our company or such Subsidiary, as the case may be;

             (3) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the holders and the trustee a perfected security interest in the assets of such new Subsidiary, subject only to Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the security agreement or by law or as may be reasonably requested by the Collateral Agent;

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             (4) take such further action and execute and deliver such other documents specified in the indenture or otherwise reasonably requested by the trustee or the Collateral Agent to effectuate the foregoing; and

             (5) deliver to the trustee an opinion of counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary and such other opinions regarding the perfection of such liens in the Collateral of or consisting of the Capital Stock of such Restricted Subsidiary as provided for in the indenture.

     Thereafter, such Restricted Subsidiary will be a Subsidiary Guarantor for all purposes of the indenture.

          Impairment of Security Interest. Neither we nor any of the Guarantors will take or omit to take any action which would adversely affect or impair the Liens in favor of the Collateral Agent, on behalf of itself, the trustee and the holders of the notes, with respect to the Collateral. Neither we nor any of our Restricted Subsidiaries will grant to any Person, or permit any Person to retain (other than the Collateral Agent or a Sub-Collateral Agent), any interest whatsoever in the Collateral other than Permitted Liens. Neither we nor any of our Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted or required by the indenture, the notes, the intercreditor agreement, the Credit Agreement or the Collateral Agreements. We will, and will cause each Guarantor to, at our sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the trustee will reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. We will, and will cause each Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent may reasonably request.

          Real Estate Mortgages and Filings. With respect to any real property, other than a leasehold (individually and collectively, the "Premises"), (i) acquired after the Issue Date with a purchase price or (ii) as of the Issue Date, with a Fair Market Value, of greater than $500,000:

             (1) we will deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, each dated as of the date of acquisition of such property, duly executed by us or the applicable Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

             (2) the Collateral Agent will have received mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the trustee and the holders in amounts and in form and substance and issued by insurers reasonably acceptable to the Collateral Agent, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all liens, defects and encumbrances other than Permitted Liens, and such policies will also include, to the extent available, a revolving credit endorsement and such other endorsements as the Collateral Agent will reasonably request and will be accompanied by evidence of the payment in full of all premiums thereon; and

             (3) we will deliver to the Collateral Agent, with respect to each of the covered Premises, filings, surveys, local counsel opinions and fixture filings, along with such other documents, instruments, certificates and agreements as the Collateral Agent and its counsel will reasonably request.

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          Leasehold Mortgages and Filings.  We and each of our Restricted
     Subsidiaries will deliver Mortgages with respect to our leasehold interests in the premises (the "Leased Premises") occupied by us pursuant to leases entered into after the Issue Date (collectively, the "Leases," and individually, a "Lease"), other than renewals of leases existing on the Issue Date.

          Prior to the effective date of any Lease, we and such Restricted Subsidiaries will provide to the trustee all of the items described in clauses (2) and (3) of "-- Real Estate Mortgages and Filings" above and in addition will use its reasonable commercial efforts to obtain an agreement executed by the lessor of the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which will be entered into by the Collateral Agent.

          Conduct of Business. We and our Restricted Subsidiaries will not engage in any businesses which are not the same, similar, reasonably related or ancillary to the businesses in which we and our Restricted Subsidiaries are engaged on the Issue Date.

          Reports to Holders. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish the trustee and, upon request, to the holders of notes:

             (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of us and our consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries, if any, but only to the extent such Unrestricted Subsidiaries are material to our or Holdings', as applicable, consolidated results of operations or financial condition) and, with respect to the annual information only, a report thereon by our certified independent accounts; and

             (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports;

     in each case within the time periods specified in the SEC's rules and regulations; provided, however, that so long as Holdings is a Guarantor of the notes and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and provided as described hereunder may, at our option, be filed by and be those of Holdings rather than us.

     In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). In addition, we have agreed that, prior to the consummation of the Exchange Offer, for so long as any notes remain outstanding, it will furnish to the holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default will have occurred and be continuing, we will have the right to remain in possession and retain exclusive control of the Collateral (other than as set forth in the Collateral Agreements), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

     Release of Collateral. Upon compliance by us with the conditions set forth below in respect of any release of items of Collateral, and upon delivery by us to the Collateral Agent of an opinion of counsel to

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the effect that such conditions have been met, the Collateral Agent will release the Released Interests (as hereinafter defined) from the Lien of the Collateral Agreements and reconvey the Released Interests to us.

     Asset Sale Release. We have the right to obtain a release of Liens securing the notes with respect to items of Collateral (the "Released Interests") subject to an Asset Sale permitted hereunder upon delivery to the Collateral Agent of the following:

          (1) notice from us requesting the release of Released Interests: (i) describing the proposed Released Interests; (ii) specifying the value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"); (iii) stating that the purchase price received is at least equal to the Fair Market Value of the Released Interests; (iv) stating that the release of such Released Interests would not be expected to interfere in any material respect with the Collateral Agent's ability to realize the value of the remaining Collateral and will not impair in any material respect the maintenance and operation of the remaining Collateral; and (v) certifying that such Asset Sale complies with the terms and conditions of the indenture with respect thereto; and

          (2) an officers' certificate stating that: (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the indenture with respect to Asset Sales; (ii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale; (iii) the release of the Collateral will not result in a Default or Event of Default under the indenture; and
     (iv) all conditions precedent in the indenture relating to the release in question have been or will be complied with.

     Release of Inventory and Accounts Receivable Collateral. Notwithstanding any provision to the contrary in the indenture, Collateral comprised of accounts receivable, inventory or (prior to an Event of Default) the proceeds of the foregoing will be subject to release upon sales of such inventory and collection of the proceeds of such receivables in the ordinary course of business. If we request in writing, the Collateral Agent or the Sub-Collateral Agent will execute and deliver such documents, instruments or statements and to take such other action as we may reasonably request to evidence or confirm that the Collateral falling under this "-- Release of Inventory and Accounts Receivable Collateral" provision has been released from the Liens of each of the Security Documents.

EVENTS OF DEFAULT

     The following events are defined in the indenture as "Events of Default":

          (1) the failure to pay premium, if any, interest on or any other amount (other than principal of the notes which is covered by clause (2) below) on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon optional or mandatory redemption, required purchase or otherwise;

          (3) a default under the covenants described above under "Repurchase upon Change of Control" (other than a failure to purchase notes validly tendered which is covered by clause (2) above), "Excess Cash Flow Offer" (other than a failure to purchase notes validly tendered which is covered by clause (2) above) or under "-- Certain Covenants" (other than a failure to purchase notes validly tendered pursuant to "-- Limitation on Asset Sales" which is covered by clause (2) above), which default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount at maturity of the notes (except in the case of a default with respect to the "-- Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) a default under any other agreement contained in the indenture or any Collateral Agreement, which default continues for a period of 60 days after we receive written notice specifying

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     the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount at maturity of the notes;

          (5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of ours or any Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any one time;

          (6) one or more judgments in an aggregate amount in excess of $5.0 million (which are not covered by a reputable and solvent third party insurer as to which such insurer has not disclaimed coverage) will have been rendered against us or any of our Restricted Subsidiaries and such judgments remain undischarged, unbonded, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (7) certain events of bankruptcy affecting us or any of our Significant Subsidiaries;

          (8) any Collateral Agreement at any time for any reason will cease to be in full force and effect (other than as provided by the terms of the Collateral Agreements and the indenture), or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the Lenders and other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement;

          (9) we or any of our Subsidiaries, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

          (10) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (in each case, other than by reason of release of a Guarantor in accordance with the terms of the indenture).

     If an Event of Default (other than an Event of Default specified in clause
(7) above with respect to the us) will occur and be continuing and has not been waived, the trustee or the holders of at least 25% in principal amount at maturity of outstanding notes may declare the Accreted Value of and accrued and unpaid interest on all the notes to be due and payable by notice in writing to us and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same will become immediately due and payable.

     If an Event of Default specified in clause (7) above with respect to us occurs and is continuing, then the Accreted Value of and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

     At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount at maturity of the notes may rescind and cancel such declaration and its consequences if:

          (1)  the rescission would not conflict with any judgment or decree;

          (2) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

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          (4)  we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the trustee will have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission will affect any subsequent Default or impair any right consequent thereto.

     The holders of a majority in principal amount at maturity of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note then outstanding.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to the provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount at maturity of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If a default or an Event of Default exists and is known to the trustee, the trustee will mail to each holder of the notes notices of the default or Event of Default within 10 days after the occurrence thereof. Except in the case of a payment default, the trustee may withhold the notice to the holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the notes.

     Under the indenture, we must furnish to the trustee annual statements as to the performance by our company and the Guarantors of their respective obligations under the indenture and as to any default in such performance. We also must notify the trustee promptly of the occurrence of any default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator, or stockholder of our company, as such, will have any liability for any obligations of our company or the Guarantors under the notes, the Guarantees or the indenture or for any claim based on, in respect of, such obligations or their creation. Each holder, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have our obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

          (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, replacing mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

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          (3)  the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

          (4)  the Legal Defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our and our Restricted Subsidiaries' obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated dates for payment or redemption, as the case may be;

          (2) in the case of Legal Defeasance, we must have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

             (a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

             (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, we must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default will have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the notes concurrently with such incurrence);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which the we or any of our Subsidiaries is bound;

          (6) we must have delivered to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others;

          (7) we must have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

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

          (8) we must have delivered to the trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to the rights of holders of our Indebtedness other than the notes and (B) assuming no intervening bankruptcy of our company between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of our company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (9)  certain other customary conditions precedent must be satisfied.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

          (1)  either:

             (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

             (b) all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangement satisfactory to the trustee, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2) we or any Guarantor have paid all other sums payable under the indenture by us; and

          (3) we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, we, the Guarantors and the trustee, without the consent of the holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

          (1) reduce the principal amount at maturity of notes whose holders must consent to an amendment, supplement or waiver of any provision of the indenture or the notes;

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          (2)  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

          (4) make any notes payable in money other than that stated in the notes;

          (5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount at maturity of notes to waive Defaults or Events of Default;

          (6) after our obligation to purchase notes arises thereunder, amend, change or modify in any material respect our obligation to make and consummate a Change of Control offer in the event of a Change of Control or make and consummate an offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7) modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the holders;

          (8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture;

          (9)  release all or substantially all of the Collateral; or

          (10) make any change in the preceding amendment and waiver provisions.

GOVERNING LAW

     The indenture provides that it, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law, of another jurisdiction would be required thereby.

THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

     The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

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

     "Accreted Value" means, as of any date (the "Specified Date"), with respect to each $1,000 principal amount at maturity of notes:

          (1) if the Specified Date is one of the following dates (each, a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

SEMI-ANNUAL ACCRUAL DATE                                      ACCRETED VALUE
------------------------                                      --------------
Issue Date..................................................    $  800.00
March 1, 2003...............................................    $  809.64
September 1, 2003...........................................    $  822.64
March 1, 2004...............................................    $  835.86
September 1, 2004...........................................    $  849.28
March 1, 2005...............................................    $  862.93
September 1, 2005...........................................    $  876.79
March 1, 2006...............................................    $  890.87
September 1, 2006...........................................    $  905.18
March 1, 2007...............................................    $  919.72
September 1, 2007...........................................    $  934.49
March 1, 2008...............................................    $  949.51
September 1, 2008...........................................    $  964.76
March 1, 2009...............................................    $  980.25
September 1, 2009...........................................    $  996.00
October 15, 2009............................................    $1,000.00

          (2) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) an amount equal to the product of (a) the difference of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date and (y) the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (b) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is the number of days between the two Semi-Annual Accrual Dates.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into us or any of our Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and which Indebtedness is without recourse to us or any of our Restricted Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person becomes a Restricted Subsidiary or the time of such acquisition, merger or consolidation. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Acquisition" means (1) an Investment by us or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into

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

us or any Restricted Subsidiary, or (2) the acquisition by us or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Restricted Subsidiaries (including any Sale/Leaseback Transaction) to any Person other than our company or a Subsidiary Guarantor of: (1) any Capital Stock of any Restricted Subsidiary; or (2) any other property or assets of our company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that the term "Asset Sale" will not include: (a) a transaction or series of related transactions for which we or our Restricted Subsidiaries receive aggregate consideration of less than $2,500,000; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of our company as permitted under "-- Merger, Consolidation and Sale of Assets"; (c) any Restricted Payment permitted by the "-- Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment; (d) the sale of cash or Cash Equivalents, (e) the sale of used, worn out, damaged, obsolete or surplus assets; (f) the lease, assignment or sublease of any real or personal property in the ordinary course of business; and (g) any sale or disposition deemed to occur in connection with creating, granting or exercising remedies in respect of any Liens permitted pursuant to the indenture.

     "Capital Expenditure Basket" means, in any four fiscal quarter period, (x) $7.0 million plus (y) the amount, if any, of the Excess Cash Flow offer made and not accepted by the holders during the previous four fiscal quarter period ending immediately prior to such four fiscal quarter period plus (z) any Capital Expenditure Basket amounts (not to exceed $1.0 million) not previously applied by us as Capital Expenditures.

     "Capital Expenditures" means for any period all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of Property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with accounting principles generally accepted in the United States, or GAAP, excluding (i) normal replacement and maintenance programs properly charged to current operations, and (ii) the purchase price of equipment to the extent that the consideration therefor consists of used, worn out, damaged, obsolete or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used, worn out, damaged, obsolete or surplus equipment.

     "Capital Stock"  means, with respect to any Person:

     (1) any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests, whether now outstanding or issued after the date of the indenture, partnership interests (whether general or limited), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

     (2) any warrants, options or other rights (other than debt securities exchangeable for or convertible into any such Capital Stock referred to in the previous bullet point) exchangeable for or convertible into such Capital Stock.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Cash Equivalents"  means:

     (1) securities issued or directly and fully guaranteed by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having a maturity of not more than one year from the date of acquisition thereof;

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

     (2) securities issued or directly and fully guaranteed by any state of the United States of America or the District of Columbia, or any political subdivision of any such state or the District of Columbia or any public instrumentality thereof, having a maturity of not more than one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

     (3) commercial paper maturing no more than one year after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

     (4) certificates of deposit or bankers' acceptances having a maturity of not more than one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above; and

     (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

     "Change of Control" means the occurrence of one or more of the following events:

     (1) prior to the earlier to occur of the first public offering of common stock (an "IPO") of our company or Holdings, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
Act), directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of our company, whether as a result of issuance of securities of the Parent or our company, any merger, consolidation, liquidation or dissolution of Holdings or our company, or any direct or indirect transfer of securities by Holdings or otherwise (for purposes of this clause (1) and clause
(2) below, the Permitted Holders will be deemed to beneficially own any voting stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the voting stock of the parent entity);

     (2) following an IPO of our company or Holdings, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45% of the total voting power of the voting stock of our company; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock of our company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors (for the purposes of this clause (2), such other person will be deemed to beneficially own any voting stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

     (3) during any consecutive two-year period, individuals who at the beginning of the period constituted our board of directors or the board of directors of Holdings (together with any new directors whose election by our board of directors or the board of directors of Holdings, as the case may be, or whose nomination for election by the stockholders of such Person was approved by a vote of a majority of the directors then in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved or approved by the Permitted Holders) cease for any reason to constitute a majority of our board of directors or the board of directors of Holdings then in office;

     (4) the adoption of a plan relating to the liquidation or dissolution of our company; or

     (5) the merger or consolidation of Holdings or our company with or into another Person or the merger of another Person with or into Holdings or our company, or the sale of all or substantially all the assets of Holdings or our company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of Holdings or our company, as applicable, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

     "Collateral" means collateral as such term is defined in the security agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

     "Collateral Agent" means the collateral agent appointed pursuant to the Indenture. The trustee will be the initial Collateral Agent.

     "Collateral Agreements" means, collectively, the security agreement and each Mortgage and each other contract, agreement or instrument creating or purporting to create a lien, security interest, charge or similar encumbrance on Collateral in favor of the Collateral Agent for the benefit of the holders of the notes, in each case, as the same may be in force from time to time.

     "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income; and

          (2) to the extent Consolidated Net Income has been reduced thereby:

             (a) all income taxes of such Person and our Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

             (b) Consolidated Interest Expense, amortization expense and depreciation expense; and

             (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and our Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of such Person or any of our Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of our Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired will be included only to the extent that it would be includible pursuant to the definition of "Consolidated Net Income." If such Person or any of our Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness during the Four Quarter Period ending on or prior to the Transaction Date; and

          (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

          (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

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

     "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and our Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and our Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees), other than any cash costs paid to unwind Interest Rate Obligations existing on and prior to the Issue Date.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and our Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there will be excluded therefrom:

          (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2) after-tax items classified as extraordinary or nonrecurring gains or losses;

          (3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Subsidiary of the referent Person by such Person;

          (5) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (6) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of our Restricted Subsidiaries of any securities of such Person or any of our Restricted Subsidiaries; and

          (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and our Restricted Subsidiaries reducing Consolidated Net Income of such Person and our Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which requires an accrual of or a reserve for cash charges for any future period).

     "Credit Agreement" means the Credit Agreement dated as of the Issue Date, among Holdings, us, the borrowers, the Lenders and the Lender Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement (and related documents) adding Restricted Subsidiaries as additional borrowers or guarantors thereunder, or extending the maturity of, refinancing, replacing or otherwise restructuring or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, in each case as certified by us to the Collateral Agent.

     "Currency Agreement" means any spot or forward foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any Restricted Subsidiary against or manage fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

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

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first final maturity date of the notes for cash or is convertible into or exchangeable for debt securities of our company or our Subsidiaries at any time prior to such anniversary.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of our company other than a Foreign Restricted Subsidiary.

     "Excess Cash Flow" means, for any fiscal year, our Consolidated EBITDA for such year, adjusted as follows: (i) minus the cash portion of our Consolidated Interest Expense (net of interest income) for such year, (ii) minus all federal, state and foreign income taxes accrued or paid (without duplication) by us and our Subsidiaries during such year, (iii) minus all Capital Expenditures made during such year by us and our Subsidiaries and (iv) minus any net increase in the difference between (x) current assets, other than cash and Cash Equivalents, and (y) current liabilities of our company and our Subsidiaries for such year.

     "Exchange Offer" means the offer that may be made by us, pursuant to the Registration Rights Agreement, to exchange for any and all the notes a like aggregate principal amount at maturity of notes registered under the Securities Act having substantially identical terms to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein).

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined by our board of directors acting reasonably and in good faith and will be evidenced by a Board Resolution of our board of directors delivered to the trustee.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary of our company which is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) all Obligations of such Person for borrowed money;

          (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person;

          (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with our past practice);

          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being

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

     deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

          (8) all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

          (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value will be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of national standing: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in our company; and (2) which, in the judgment of our board of directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and will include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" will exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on our or any Restricted Subsidiary's balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit by our company and our Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of our company or such Restricted Subsidiary, as the case may be. For the purposes of the "-- Limitation on Restricted Payments" covenant, the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by our company or any of our Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts will reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If we or any Restricted Subsidiary sell or otherwise dispose of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, we no longer own, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the old notes.

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     "Lender Agent" means General Electric Capital Corporation, as agent for the
Lenders, or any successor in that capacity.

     "Lenders" means the lenders party from time to time to the Credit
Agreement.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Mortgages" means the mortgages, deeds of trust, deeds to secure debt or other similar documents creating liens in favor of the Collateral Agent upon the owned or leased real property constituting Collateral of our company or any of our Domestic Restricted Subsidiaries from time to time.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by our company or any of our Restricted Subsidiaries from such Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2) all taxes and other costs and expenses actually paid or estimated by us (in good faith) to be payable in cash in connection with such Asset Sale;

          (3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale;

          (4) amounts required to be paid to any Person (other than us or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale;

          (5) all distributions and other payments required to be made to non-majority interest holders in Subsidiaries as a result of such Asset Sale; and

          (6) appropriate amounts to be provided by our company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by our company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess will, at such time, constitute Net Cash Proceeds.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holders" means (i) Atlantic Equity Partners III, L.P., a fund sponsored by First Atlantic Capital, Ltd., (ii) First Atlantic Capital, Ltd., or
(iii) any Affiliate thereof.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the notes issued on the Issue Date (and exchange notes issued in exchange therefor) in an aggregate outstanding principal amount at maturity not to exceed $93.75 million or of any Guarantor pursuant to a Guarantee thereof;

          (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $10.0 million;

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          (3) other Indebtedness of us and our Restricted Subsidiaries outstanding on the Issue Date;

          (4) Interest Swap Obligations of our company or any Restricted Subsidiary covering Indebtedness of us or of any of our Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

          (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of us and our Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary for so long as such Indebtedness is held by us or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than us or a Restricted Subsidiary; provided that (a) any such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to such Restricted Subsidiary's obligations under the indenture and its Guarantee, if applicable, (b) if as of any date any Person other than us or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date will be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness and (c) the aggregate amount of Indebtedness of Restricted Subsidiary that is not a Guarantor incurred pursuant to this clause (6) may not exceed $3.0 million at any one time outstanding;

          (7) our Indebtedness to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that (a) any such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to our obligations under the indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date will be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (9) Indebtedness of us or any of our Restricted Subsidiaries represented by letters of credit for the account of us or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of us and our Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by us in connection with such Refinancing)) not to exceed $3.0 million at any one time outstanding;

          (11) Refinancing Indebtedness;

          (12) Guarantees by our company or a Restricted Subsidiary of Indebtedness incurred by our company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by our company or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

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          (13) Indebtedness arising from agreements of our company or a
     Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by our company and the Subsidiary in connection with such disposition;

          (14) Indebtedness of our company or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease all outstanding notes as described below under "-- Legal Defeasance and Covenant Defeasance"; and

          (15) additional Indebtedness of our company and our Restricted Subsidiaries in an aggregate principal amount not to exceed $2.5 million at any one time outstanding.

     For purposes of determining compliance with the "-- Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, we will, in our sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "-- Limitations on Incurrence of Additional Indebtedness" covenant.

     "Permitted Investments" means:

          (1) Investments by our company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Subsidiary Guarantor or that will merge or consolidate into our company or a Subsidiary Guarantor;

          (2) Investments in our company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured (except to the extent permitted by clause (14) of the definition of Permitted Liens), and subordinated pursuant to a written agreement, to our obligations under the notes and the indenture;

          (3) Investments in cash and Cash Equivalents;

          (4) loans and advances to employees, officers and directors of our company and our Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

          (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of our or our Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

          (6) Investments in the notes;

          (7) Investments in trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (8) Investments made by our company or our Restricted Subsidiaries as a result of consideration received in connection with any Asset Sale made in compliance with the "-- Limitation on Asset Sales" covenant;

          (9) any Investment existing on the Issue Date;

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          (10) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

          (11) any Investment to the extent that the consideration therefor is our Qualified Capital Stock;

          (12) Investments in Foreign Restricted Subsidiaries in an amount not to exceed $3.0 million at any one time outstanding; and

          (13) additional Investments not to exceed $2.5 million at any one time outstanding.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which our company or our Restricted Subsidiaries will have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as will be required by GAAP will have been made in respect thereof;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment will not have been finally terminated or the period within which such proceedings may be initiated will not have expired;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of our company or any of our Restricted Subsidiaries;

          (6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (10) or clause (15) of the definition of "Permitted Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness will not exceed the cost of such property or assets and will not be secured by any property or assets of our company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness will be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

          (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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          (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of our company or any of our Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations, which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

          (12) Liens securing Indebtedness under Currency Agreements that are permitted under the indenture;

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "-- Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

             (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by our company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by our company or a Restricted Subsidiary; and

             (b) such Liens do not extend to or cover any property or assets of our company or of any of our Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of our company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by our company or a Restricted Subsidiary;

          (14) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of "Permitted Indebtedness" to the extent and in the manner such Liens are in effect on the Issue Date;

          (15) Liens securing the notes and the Guarantees;

          (16) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) or clause (15) of the definition of "Permitted Indebtedness";

          (17) any interest of third parties in any escrow account established pursuant to the Merger Agreement;

          (18) Liens for the benefit of our company or a Subsidiary Guarantor on assets of any Restricted Subsidiary;

          (19) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the "-- Limitation on Incurrence of Additional Indebtedness" provisions of the indenture; provided, however, that such Liens: (i) are no less favorable to the holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of our company or any of our Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

          (20) Liens incurred in the ordinary course of business securing assets of our company in addition to that described in clauses (1) through (19) above, so long as the obligations secured by such Liens do not exceed $1.0 million at any one time outstanding and such obligations are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business).

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

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     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Purchase Money Indebtedness" means Indebtedness of our company and our Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment (including Indebtedness incurred within 180 days following such purchase, construction or improvement), including Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed by us or a Subsidiary in connection with the acquisition of assets from such Person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" will have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by our company or any Restricted Subsidiary of Indebtedness incurred in accordance with the "-- Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (1), (2), and (11) of the definition of Permitted Indebtedness), in each case that does not:

          (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by our company in connection with such Refinancing); or

          (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of our company, then such Refinancing Indebtedness will be Indebtedness solely of our company or a Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness will be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced;

          (3) change any of the respective obligors on such Refinancing Indebtedness;

          (4) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness); or

          (5) afford the holders of such Refinancing Indebtedness covenants, defaults, rights or remedies more burdensome to the obligors than those contained in the Indebtedness being refinanced.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, between our company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

     "Replacement Assets" means, with respect to any Asset Sale, properties and assets (including Capital Stock of a Person) that replace the properties and assets that were the subject of such Asset Sale or properties and assets (including Capital Stock of a Person) that will be used in the business of our company and the Restricted Subsidiaries or in businesses reasonably related or ancillary thereto.

     "Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to our company or a Restricted Subsidiary of any

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property, whether owned by our company or any Restricted Subsidiary at the Issue
Date or later acquired, which has been or is to be sold or transferred by our company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

     "Subsidiary" means, with respect to any Person:

          (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances will at the time be owned, directly or indirectly, by such Person; or

          (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Subsidiary Guarantor" means (1) all existing Domestic Restricted Subsidiaries and (2) each of our Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above will cease to constitute a Subsidiary Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

     "Unrestricted Subsidiary" of any Person means:

          (1) any Subsidiary of such Person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary by our board of directors of such Person in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     Our board of directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, our company or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, provided that:

          (1) we certify to the trustee that such designation complies with the "-- Limitation on Restricted Payments" covenant; and

          (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of our company or any of our Restricted Subsidiaries.

     Our board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, after giving effect to the designation of the Subsidiary as an Unrestricted Subsidiary, have been permitted to be incurred for all purposes of the indenture; and

          (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing.

     Any such designation by the board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such

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Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly-Owned Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

     "Working Capital Collateral" means that portion of the Collateral consisting of cash, deposit accounts, receivables and inventory, together with all documents of title, letters of credit, books, records and files (whether in physical or electronic form) relating to the foregoing.

EXCHANGE OFFER; REGISTRATION RIGHTS

     As part of the sale of the old notes to the Initial Purchaser pursuant to the Purchase Agreement, we, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement dated October 15, 2002 pursuant to which each of us and the guarantors agreed that we will, at our expense, for the benefit of the holders:

     - within 120 days after the Issue Date (the "Filing Date"), file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the notes for our notes (the "exchange notes"), guaranteed on a senior secured basis by the guarantors, which exchange notes will have terms substantially identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases); and

     - use our and the Guarantors' reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date.

     Upon the Exchange Offer Registration Statement being declared effective, we will offer the exchange notes (and the related guarantees) in exchange for surrender of the notes (and the related Guarantees). We will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders. For each of the notes surrendered to us pursuant to the Exchange Offer, the holder who surrendered such note will receive an Exchange Note having a principal amount equal to that of the surrendered note. Interest on each Exchange Note will accrue (A) from the later of:

     - the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or

     - if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, such interest payment date;

or (B) if no interest has been paid on such note, from the Issue Date.

     Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes (and the related guarantees) will be freely transferable by holders thereof (other than affiliates of ours) after the Exchange Offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its notes for exchange notes will be required to represent:

     - that any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

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     - that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of ours;

     - if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

     - if such holder is a broker-dealer (a "Participating Broker-Dealer") that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes.

     We have agreed to make available, for a period of up to 180 days after consummation of the Exchange Offer, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

     If:

     - because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not permitted to effect an Exchange Offer;

     - the Exchange Offer is not consummated within 30 business days from the date the Exchange Offer Registration Statement was declared effective;

     - in certain circumstances, certain holders of unregistered exchange notes so request; or

     - in the case of any holder that participates in the Exchange Offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders and the trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement"), and (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable notes have been sold thereunder.

     We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

     If we fail to meet the targets listed above, then additional interest will become payable in respect of the notes if:

          (1) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the SEC on or prior to 90 days after the Issue Date;

          (2) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement;

          (3) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the SEC on or prior to 150 days after the Issue Date;

          (4) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared

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     effective by the SEC on or prior to the 90th day following the date such
     Shelf Registration Statement was filed;

          (5) we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the date that is 30 business days from the date the Exchange Offer Registration Statement was required to be declared effective; or

          (6) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all notes have been disposed of thereunder)

then, in each case, additional interest will accrue on the principal amount at maturity of the notes at a rate of 0.25% per annum for the first 90 days following such event and at a rate of 0.50% per annum thereafter, and shall accrue to and including the date on which such default is cured; provided, however, that (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clauses (1) or (2) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clauses (3) or (4) above), or (c) upon the exchange of exchange notes for all notes tendered (in the case of clause (5) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (6) above), additional interest on the notes as a result of such clause will cease to accrue.

     Any amounts of additional interest will be payable in cash on the same original interest payment dates as ordinary interest on the notes.

BOOK-ENTRY; DELIVERY AND FORM

  THE GLOBAL NOTES

     The new notes will be initially issued in the form of one or more global securities registered in the name of The Depository Trust Company, which we refer to as "DTC," or its nominee. We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

     Payments of the principal of, premium (if any), interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at

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maturity of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading "Notice to Investors."

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  CERTIFICATED SECURITIES

     Certificated Securities will be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

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                         MATERIAL UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the exchange of old notes for new notes, as well as the ownership and disposition of new notes by persons that acquired old notes pursuant to the initial offering. Unless otherwise stated under the heading "Non-U.S. holders," below, this summary deals only with notes held as capital assets by U.S. holders, as defined below. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currency or tax-exempt investors. This summary also does not address the tax consequences to U.S. holders that have a functional currency other than the U.S. Dollar, partnerships or other entities treated as partnerships that hold notes, persons that hold notes as part of a straddle, hedging, constructive sale or conversion transaction, or shareholders, partners or beneficiaries of a holder of notes. It also does not include any description of any tax consequences under the tax laws of any state or local government or of any foreign government that may be applicable to the notes. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code, Treasury regulations under the Code, which we refer to in this prospectus as the Treasury Regulations, and administrative and judicial interpretations of the Code, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis.

     As used in this section, the term "U.S. holder" means any beneficial owner of notes that is, for United States federal income tax purposes,

     - a citizen or resident of the United States,

     - a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

     As used in this discussion, the term Non-U.S. holder means a beneficial owner of notes that is not a U.S. holder and is not an entity organized in or under the laws of the United States, any state thereof or the District of Columbia.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS WITH RESPECT TO THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE CONTINUING INVESTMENT IN THE NEW NOTES.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

     Under current law, the exchange of old notes for new notes pursuant to this exchange offer will not be treated as an "exchange" for federal income tax purposes. Accordingly,

     - holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the exchange offer,

     - the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor, and

     - the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.

     We are obligated to pay additional interest on the notes under certain circumstances described under "Description of the New Notes -- Exchange Offer; Registration Rights." Although the matter is not free

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from doubt, such additional interest should be taxable as interest under the rules described below in the event that additional interest is paid. It is possible, however, that the Internal Revenue Service, or the IRS, may take a different position with respect to the treatment of such additional interest. Holders should consult their own tax advisors about payments of such additional interest.

U.S. HOLDERS

     Interest Income. Stated interest on a new note will be includible in a U.S. holder's gross income as ordinary interest income at the time it is accrued or received in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

     Original Issue Discount. The old notes were issued with original issue discount. Thus, the new notes will be treated as having been issued with original issue discount in an amount equal to the difference between the principal amount of the new notes and the original offering price of the old notes. A U.S. holder of a new note must include original issue discount in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the holder of a new note will be the sum of the daily portions of original issue discount with respect to such new note for each day during the taxable year (or portion of the taxable year) on which such U.S. holder held such new note. The "daily portion" of original issue discount on a new note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the new note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

     - the product of the new note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), and

     - the amount of any qualified stated interest payments allocable to such accrual period.

The "adjusted issue price" of a new note at the beginning of any accrual period is the sum of the issue price of the new note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the note that were not stated interest payments. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     As described in more detail under "Description of the New Notes," we are obligated to redeem 20% of the principal amount at maturity of each new note, plus accrued and unpaid interest to the redemption date, on October 15, 2007 and an additional 10% of the original principal amount at maturity of each new note on October 15, 2008. This redemption of the principal amount at maturity will be treated for federal income tax purposes as a payment of original issue discount to the extent of any accrued but unpaid original issue discount and thereafter as a repayment of principal. While these payments do not affect the total amount of original issue discount on the new notes, they will be taken into account in the determination of the yield to maturity calculation used in determining the amount of original issue discount allocable to any accrual period. We intend to take the position that the yield to maturity on the notes will initially be determined assuming that these redemption payments will be made in the full amount of 20% and 10% of the original principal amount at maturity of the new notes, plus accrued and unpaid interest to the redemption date, on October 15, 2007 and October 15, 2008, respectively, subject to readjustment during the period that the new notes are outstanding to the extent that we may reduce our obligation to make these redemptions on account of redemptions of the new notes pursuant to an Excess Cash Flow offer, as described under "Description of the New Notes -- Excess Cash Flow Offer" and "Description of the New
Notes -- Redemption -- Mandatory Redemption."

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     We also have various optional redemption rights, some of which are subject to contingencies and some of which are unrestricted. You also have the option to require us to purchase all or a portion of your new notes upon the occurrence of a Change of Control. We do not believe that these redemption options will affect the determination of the yield or deemed maturity date of the notes or otherwise affect the amount or timing or accrual of original issue discount on the new notes. If this belief or our belief regarding the effect of mandatory redemption payments described in the preceding paragraph is incorrect, the amount and timing of original issue discount required to be taken into account by you may be affected. You should consult your tax advisor regarding the possible effects, if any, of these redemption rights on the calculation of original issue discount on your new notes.

     Sale, Exchange or Retirement of New Notes. Upon sale, exchange (other than an exchange of old notes for new notes pursuant to this exchange offer), or retirement of a new note, a U.S. holder generally will recognize gain or loss equal to the difference between the U.S. holder's adjusted tax basis in the new note and the amount realized on the sale, exchange, or retirement (less any accrued but previously unpaid interest, which would be treated as a payment of previously accrued interest on the new notes). A U.S. holder's adjusted tax basis in a new note will generally equal the issue price of such new note, increased by the amount of original issue discount previously included in income by such holder with respect to such new note and reduced by any principal payments received by the U.S. holder. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, or retirement, the new note was held for more than one year. Under current law, net capital gains of non-corporate taxpayers, under certain circumstances, are taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations.

NON-U.S. HOLDERS

     Interest Income. Generally, interest income (including original issue discount) of a Non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. However, interest income (including original issue discount) earned on the new notes by a Non-U.S. holder may qualify for the "portfolio interest" exemption and therefore not be subject to United States federal income tax or withholding tax, if such interest income is not effectively connected with a United States trade or business of the Non-U.S. holder and if:

     - the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

     - the Non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership,

     - the Non-U.S. holder certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address or otherwise satisfies applicable identification requirements, and

     - neither we nor our paying agent knows or has reason to know that the conditions of the exemption are, in fact, not satisfied.

     In the case of new notes held by partnerships, the certification described above must be provided by the partners, rather than by the partnerships and the partnership must provide certain information, including a U.S. taxpayer identification number. A look through rule applies in the case of tiered partnerships.

     Unless an applicable treaty otherwise provides, a Non-U.S. holder generally will be taxed in the same manner as a U.S. holder with respect to interest (including original issue discount) if the interest income is effectively connected with a United States trade or business of the Non-U.S. holder and, in the case of a Non-U.S. holder that is eligible for benefits of an income tax treaty with the United States, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States. Such effectively connected interest received or accrued by a corporate Non-U.S. holder may also, under certain circumstances, be subject

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to an additional "branch profits" tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. Even though such effectively connected interest is subject to U.S. income tax and may be subject to the branch profits tax, it is not subject to U.S. withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or a suitable substitute form) to us or our paying agent and neither we nor our paying agent knows or has reason to know that the information on the form is incorrect.

     Sale, Exchange, or Retirement of New Notes. A Non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, or retirement of new notes unless

     - the gain is effectively connected with a United States trade or business of the Non-U.S. holder, or

     - in the case of a Non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting on IRS Form 1099 will apply to payments to a U.S. Holder of principal, premium, if any, and interest on a new note and the proceeds of the sale of a new note. Backup withholding tax may apply to such payments to a non-corporate U.S. holder if that U.S. holder:

     - fails to furnish or certify its correct taxpayer identification number to us or our paying agent in the manner required,

     - is notified by the IRS that it has failed to report payments of interest or dividends properly,

     - or under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

     Information reporting on IRS Form 1099 and backup withholding tax will not apply to payments of interest on new notes to a Non-U.S. holder if the certification or identification requirements described in "-- Non-U.S.
holders -- Interest Income" are satisfied by the holder, unless the payor knows or has reason to know that the holder is not entitled to an exemption from information reporting or backup withholding tax. However, we may report payments of interest on the new notes to a Non-U.S. holder on IRS Form 1042-S regardless of whether a Non-U.S. holder provides the certification or identification requirements described above.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of new notes effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless the broker is a United States person or has certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of a broker described in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless the broker has documentary evidence in its records that the beneficial owner is a Non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the new notes provides the certification described in "Non-U.S. holders -- Interest Income" or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the I.R.S. The rate for backup withholding tax is 30% for 2002-2003, 29% for 2004-2005, and 28% for 2006 and later years, subject to a scheduled increase after 2010.

     You are urged to consult with your own tax advisor as the U.S. federal income tax consequences of the exchange of old notes for new notes and the continuing investment in the new notes as well as the consequences under state, local and foreign income tax law. Non-U.S. holders are urged to consult their own tax advisors as to the effect of income tax treaties and reporting requirements with regard to an investment in the new notes.

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EFFECT OF HYDO PAYMENTS ON OUR ABILITY TO DEDUCT INTEREST ON THE NOTES

     On each payment date beginning March 1, 2008, in addition to accrued interest due on that date, we will make a payment, which we call a HYDO payment, on each new note in cash in an amount equal to the excess, if any, of:

     - the total amount of interest and original issue discount accrued on the new note through that date, over

     - the sum of:

          - all amounts of interest and original issue discount paid in cash with respect to such new note through and including that date;

          - all HYDO payments previously made by us on the note; and

          - the annual "yield to maturity" applicable for purposes of the accrual of original issue discount multiplied by the original principal amount of the note.

     As a result of making these HYDO payments, we will not be subject to special rules that would otherwise limit the amount of interest expense we could deduct on the new notes for U.S. federal income tax purposes. If the notes did not provide for HYDO payments, the special rules would apply. If these rules were to apply, we would not be allowed a deduction for the "disqualified portion" of the original issue discount on the new notes and would not be allowed a deduction with respect to the remainder of such original issue discount until it was paid.

     The "disqualified portion" of the original issue discount on a new note would be calculated as the lesser of:

          - the amount of such original issue discount, or

          - the portion of the "total return" on the note which bears the same ratio to such total return as the "disqualified yield" on the note bears to the yield to maturity on the note.

For this purpose,

          - the term "total return" is the amount that would have been the original issue discount on the note if the stated interest on the note were included in its stated redemption price at maturity, and

          - the term "disqualified yield" means (i) the excess of the yield to maturity on the note over (ii) the sum of (A) the applicable Federal rate in effect under section 1274(d) of the Code for the calendar month in which the note is issued and (B) six percentage points.

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                              PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. For a period of up to 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. In addition, during this 180-day period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters relating to the notes will be passed upon for us by King & Spalding LLP, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated balance sheets as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 30, 2000 and December 29, 2001, the period from December 30, 2001 through October 15, 2002 and the period from October 16, 2002 through December 28, 2002, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS:                            PAGE
----------------------------------                            ----
  Report of Independent Auditors............................   F-2
  Consolidated Balance Sheets at December 28, 2002
     (Successor) and December 29, 2001 (Predecessor)........   F-3
  Consolidated Statements of Operations for each of the two
     years in the period ended December 29, 2001, for the
     period from December 30, 2001 through October 15, 2002
     (Predecessor) and for the period from October 16, 2002
     through December 28, 2002 (Successor)..................   F-4
  Consolidated Statements of Stockholders' Equity for each
     of the two years in the period ended December 29, 2001,
     for the period from December 30, 2001 through October
     15, 2002 (Predecessor) and for the period from October
     16, 2002 through December 28, 2002 (Successor).........   F-5
  Consolidated Statements of Cash Flows for each of the two
     years in the period ended December 29, 2001, for the
     period from December 30, 2001 through October 15, 2002
     (Predecessor) and for the period from October 16, 2002
     through December 28, 2002 (Successor)..................   F-7
  Notes to Consolidated Financial Statements................   F-8
  Consolidated Balance Sheets at December 28, 2002 and March
     29, 2003 (unaudited)...................................  F-31
  Consolidated Statements of Operations for the three months ended March 29, 2003 (Successor) and March 30, 2002
     (Predecessor) (unaudited)..............................  F-32
  Consolidated Statements of Cash Flows for the three months ended March 29, 2003 (Successor) and March 30, 2002
     (Predecessor) (unaudited)..............................  F-33
  Notes to Consolidated Financial Statements (unaudited)....  F-34

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Golfsmith International Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Golfsmith International Holdings, Inc. (successor to Golfsmith International, Inc.) as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 30, 2000 and December 29, 2001, the period from December 30, 2001 through October 15, 2002, and the period from October 16, 2002 through December 28, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Golfsmith International Holdings, Inc. (successor to Golfsmith International, Inc.) at December 28, 2002 and December 29, 2001, and the consolidated results of their operations and their cash flows for the years ended December 30, 2000 and December 29, 2001, the period from December 30, 2001 through October 15, 2002, and the period from October 16, 2002 through December 28, 2002, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for intangible assets upon the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Also discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for asset impairments upon the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

                                          /s/  Ernst & Young LLP

Austin, Texas
March 21, 2003

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               SUCCESSOR     PREDECESSOR
                                                              ------------   ------------
                                                              DECEMBER 28,   DECEMBER 29,
                                                                  2002           2001
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 11,412,460   $ 39,549,924
  Receivables, net of allowances of $242,643 at December 28,
    2002 and $1,107,321 at December 29, 2001................     1,639,120      3,060,653
  Inventories, net of reserves of $818,816 at December 28,
    2002 and $1,555,107 at December 29, 2001................    32,351,880     33,775,851
  Deferred tax assets.......................................        67,905             --
  Prepaids and other current assets.........................     2,119,390      1,260,081
                                                              ------------   ------------
Total current assets........................................    47,590,755     77,646,509
Property and equipment:
  Land and buildings........................................    21,017,551     17,971,191
  Equipment, furniture, fixtures and autos..................     9,270,340     22,671,027
  Leasehold improvements and construction in progress.......     7,015,985      8,893,032
                                                              ------------   ------------
                                                                37,303,876     49,535,250
  Less: accumulated depreciation and amortization...........    (1,258,676)   (20,711,794)
                                                              ------------   ------------
Net property and equipment..................................    36,045,200     28,823,456
Goodwill....................................................    34,948,016             --
Tradename...................................................    11,158,000             --
Trademarks, net of accumulated amortization of $817,462 at
  December 29, 2001.........................................    15,093,396      3,110,052
Customer database, net of accumulated amortization of
  $94,422 at December 28, 2002..............................     3,304,783             --
Deferred tax assets.........................................     4,274,161             --
Debt issuance costs.........................................     7,596,561      1,920,346
                                                              ------------   ------------
Total assets................................................  $160,010,872   $111,500,363
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 17,822,015   $ 18,939,036
  Accrued expenses and other current liabilities............    12,822,302     10,522,020
  Lines of credit...........................................            --         33,563
  Current maturities of long-term debt......................            --      1,000,000
                                                              ------------   ------------
Total current liabilities...................................    30,644,317     30,494,619
Long-term debt, less current maturities.....................    75,380,045     33,719,826
Deferred rent...............................................       513,324      2,243,197
                                                              ------------   ------------
Total liabilities...........................................   106,537,686     66,457,642
Minority interest...........................................            --     12,523,623
Stockholders' equity:
  Common stock -- Golfsmith International Holdings, Inc.,
    $.001 par value; 40,000,000 shares authorized;
    20,077,931 shares issued and outstanding................        20,078             --
  Restricted common stock units -- Golfsmith International
    Holdings, Inc., $.001 par value; 839,268 shares issued
    and outstanding.........................................           839             --
  Common stock -- Golfsmith International, Inc., $.01 par
    value; 20,000,000 shares authorized at December 29,
    2001; 10,000,000 shares issued and outstanding at
    December 29, 2001.......................................            --        100,000
  Additional paid-in capital................................    55,990,042     12,886,480
  Deferred interest.........................................            --       (137,190)
  Deferred compensation.....................................            --     (1,916,532)
  Other comprehensive income................................        48,148       (337,392)
  Retained earnings (deficit)...............................    (2,585,921)    21,923,732
                                                              ------------   ------------
Total stockholders' equity..................................    53,473,186     32,519,098
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $160,010,872   $111,500,363
                                                              ============   ============

                            See accompanying notes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                          SUCCESSOR                       PREDECESSOR
                                        --------------   ---------------------------------------------
                                        FOR THE PERIOD   FOR THE PERIOD
                                             FROM             FROM
                                         OCTOBER 16,      DECEMBER 30,             YEAR ENDED
                                         2002 THROUGH     2001 THROUGH     ---------------------------
                                         DECEMBER 28,      OCTOBER 15,     DECEMBER 29,   DECEMBER 30,
                                             2002             2002             2001           2000
                                        --------------   ---------------   ------------   ------------
Net revenues..........................   $37,830,540      $180,315,163     $221,438,496   $232,080,437
Cost of products sold.................    25,146,178       117,206,594      143,117,798    153,630,630
                                         -----------      ------------     ------------   ------------
Gross profit..........................    12,684,362        63,108,569       78,320,698     78,449,807
Selling, general and administrative...    13,580,912        48,308,301       64,081,753     76,351,479
Store pre-opening/closing expenses....        92,792           121,686               --      1,592,557
Amortization of deferred
  compensation........................            --         6,033,273          457,722             --
                                         -----------      ------------     ------------   ------------
Total operating expenses..............    13,673,704        54,463,260       64,539,475     77,944,036
                                         -----------      ------------     ------------   ------------
Operating income......................      (989,342)        8,645,309       13,781,223        505,771
Interest expense......................     2,210,304         5,205,859        6,825,356      6,904,645
Interest income.......................        (7,119)         (330,587)        (597,595)       (82,168)
Other income..........................       (13,725)       (2,365,551)      (1,181,538)    (1,069,309)
Other expense.........................           133                --          150,000        620,497
Minority interest.....................            --           844,378          580,798       (454,321)
Loss on debt extinguishment...........            --         8,046,552               --             --
                                         -----------      ------------     ------------   ------------
Income (loss) from continuing
  operations before income taxes......    (3,178,935)       (2,755,342)       8,004,202     (5,413,573)
Income tax (expense) benefit..........       632,934          (708,374)        (251,147)       190,425
                                         -----------      ------------     ------------   ------------
Income (loss) from continuing
  operations..........................    (2,546,001)       (3,463,716)    $  7,753,055   $ (5,223,148)
Loss from discontinued operations,
  including loss on disposal of
  $285,886 for the year ended December
  28, 2002 (See Note 5)...............       (39,920)         (229,880)        (589,881)      (380,146)
                                         -----------      ------------     ------------   ------------
Income (loss) before extraordinary
  items...............................    (2,585,921)       (3,693,596)       7,163,174     (5,603,294)
Extraordinary gain -- negative
  goodwill arising from purchase of
  minority interest (See Note 4)......            --         4,121,927               --             --
                                         -----------      ------------     ------------   ------------
Net income (loss).....................   $(2,585,921)     $    428,331     $  7,163,174   $ (5,603,294)
                                         ===========      ============     ============   ============

                            See accompanying notes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                COMMON STOCK
                               ----------------------------------------------   RESTRICTED STOCK
                                                              GOLFSMITH         UNITS GOLFSMITH
                                      GOLFSMITH             INTERNATIONAL        INTERNATIONAL
                                 INTERNATIONAL, INC.        HOLDINGS, INC.       HOLDINGS, INC.     ADDITIONAL
                               -----------------------   --------------------   ----------------     PAID-IN      DEFERRED
                                 SHARES       AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL      INTEREST
                               -----------   ---------   ----------   -------   -------   ------   ------------   ---------
Balance at January 1, 2000
  (Predecessor)..............   10,000,000   $ 100,000           --   $    --        --    $ --    $ 10,317,604   $      --
  Issuance of stock options
    non-employee.............           --          --           --        --        --      --         194,622    (194,622)
  Amortization of deferred
    interest.................           --          --           --        --        --      --              --      19,074
  Dividends paid.............           --          --           --        --        --      --              --          --
  Comprehensive loss:
    Translation adjustments,
      cumulative translation
      loss of $(275,865) at
      December 30, 2000......           --          --           --        --        --      --              --          --
    Net loss.................           --          --           --        --        --      --              --          --
      Total comprehensive
        loss.................           --          --           --        --        --      --              --          --
                               -----------   ---------   ----------   -------   -------    ----    ------------   ---------
Balance at December 30, 2000
  (Predecessor)..............   10,000,000   $ 100,000                               --      --    $ 10,512,226   $(175,548)
  Stock compensation-variable
    employee options.........           --          --           --        --        --      --       2,374,254          --
  Amortization of deferred
    compensation.............           --          --           --        --        --      --              --          --
  Amortization of deferred
    interest.................           --          --           --        --        --      --              --      38,358
  Comprehensive income:
    Translation adjustments,
      cumulative translation
      loss of $(337,392) at
      December 29, 2001......           --          --           --        --        --      --              --          --
    Net income...............           --          --           --        --        --      --              --          --
      Total comprehensive
        income...............           --          --           --        --        --      --              --          --
                               -----------   ---------   ----------   -------   -------    ----    ------------   ---------


                                                  OTHER
                                 DEFERRED     COMPREHENSIVE   RETAINED EARNINGS   CONSOLIDATED
                               COMPENSATION      INCOME           (DEFICIT)          TOTAL
                               ------------   -------------   -----------------   ------------
Balance at January 1, 2000
  (Predecessor)..............  $        --      $ (89,649)      $ 22,676,352      $ 33,004,307
  Issuance of stock options
    non-employee.............           --             --                 --                --
  Amortization of deferred
    interest.................           --             --                 --            19,074
  Dividends paid.............           --             --         (2,312,500)       (2,312,500)
  Comprehensive loss:
    Translation adjustments,
      cumulative translation
      loss of $(275,865) at
      December 30, 2000......           --       (186,216)                --          (186,216)
    Net loss.................           --             --         (5,603,294)       (5,603,294)
                                                                                  ------------
      Total comprehensive
        loss.................           --             --                 --        (5,789,510)
                               -----------      ---------       ------------      ------------
Balance at December 30, 2000
  (Predecessor)..............  $        --      $(275,865)      $ 14,760,558      $ 24,921,371
  Stock compensation-variable
    employee options.........   (2,374,254)            --                 --                --
  Amortization of deferred
    compensation.............      457,722             --                 --           457,722
  Amortization of deferred
    interest.................           --             --                 --            38,358
  Comprehensive income:
    Translation adjustments,
      cumulative translation
      loss of $(337,392) at
      December 29, 2001......           --        (61,527)                --           (61,527)
    Net income...............           --             --          7,163,174         7,163,174
                                                                                  ------------
      Total comprehensive
        income...............           --             --                 --         7,101,647
                               -----------      ---------       ------------      ------------

                                                COMMON STOCK
                               ----------------------------------------------   RESTRICTED STOCK
                                                              GOLFSMITH         UNITS GOLFSMITH
                                      GOLFSMITH             INTERNATIONAL        INTERNATIONAL
                                 INTERNATIONAL, INC.        HOLDINGS, INC.       HOLDINGS, INC.     ADDITIONAL
                               -----------------------   --------------------   ----------------     PAID-IN      DEFERRED
                                 SHARES       AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL      INTEREST
                               -----------   ---------   ----------   -------   -------   ------   ------------   ---------
Balance at December 29, 2001
  (Predecessor)..............   10,000,000   $ 100,000           --        --        --      --    $ 12,886,480   $(137,190)
  Dividends paid.............           --          --           --        --        --      --              --          --
  Stock compensation-variable
    employee options.........           --          --           --        --        --      --       4,116,741          --
  Amortization of deferred
    compensation.............           --          --           --        --        --      --              --          --
  Amortization of deferred
    interest.................           --          --           --        --        --      --              --     137,190
  Pre merger net income......           --          --           --        --        --      --              --          --
  Merger of Golfsmith
    International, Inc. into
    Golfsmith International
    Holdings, Inc. ..........  (10,000,000)   (100,000)          --        --        --      --     (17,003,221)         --
  Issuance of Holdings common
    stock net of issuance
    costs of $6,740,637......           --          --   20,077,931    20,078        --      --      53,473,079          --
  Issuance of Holdings
    restricted stock units...           --          --           --        --   839,268     839       2,516,963          --
Balance October 15, 2002
  (Predecessor)..............           --          --   20,077,931    20,078   839,268     839      55,990,042          --
                               ===========   =========   ==========   =======   =======    ====    ============   =========
---------------------------------------------------------------------------------------------------------------------------
Balance October 16, 2002
  (Successor)................           --          --   20,077,931    20,078   839,268     839      55,990,042          --
  Comprehensive loss:
    Translation adjustments,
      cumulative translation
      gain of $48,148 at
      December 28, 2002......           --          --           --        --        --      --              --          --
    Net loss of Holdings.....           --          --           --        --        --      --              --          --
      Total comprehensive
        loss.................           --          --           --        --        --      --              --          --
                               -----------   ---------   ----------   -------   -------    ----    ------------   ---------
Balance at December 28, 2002
  (Successor)................           --          --   20,077,931   $20,078   839,268    $839    $ 55,990,042   $      --
                               ===========   =========   ==========   =======   =======    ====    ============   =========


                                                  OTHER
                                 DEFERRED     COMPREHENSIVE   RETAINED EARNINGS   CONSOLIDATED
                               COMPENSATION      INCOME           (DEFICIT)          TOTAL
                               ------------   -------------   -----------------   ------------
Balance at December 29, 2001
  (Predecessor)..............  $(1,916,532)     $(337,392)      $ 21,923,732      $ 32,519,098
  Dividends paid.............           --             --         (3,237,500)       (3,237,500)
  Stock compensation-variable
    employee options.........   (4,116,741)            --                 --                --
  Amortization of deferred
    compensation.............    6,033,273             --                 --         6,033,273
  Amortization of deferred
    interest.................           --             --                 --           137,190
  Pre merger net income......           --             --            428,331           428,331
  Merger of Golfsmith
    International, Inc. into
    Golfsmith International
    Holdings, Inc. ..........           --        337,392        (19,114,563)      (35,880,392)
  Issuance of Holdings common
    stock net of issuance
    costs of $6,740,637......           --             --                 --        53,493,157
  Issuance of Holdings
    restricted stock units...           --             --                 --         2,517,802
Balance October 15, 2002
  (Predecessor)..............           --             --                 --        56,010,959
                               ===========      =========       ============      ============
-------------------------------------------------------------------------------------------------------------
Balance October 16, 2002
  (Successor)................           --             --                 --        56,010,959
  Comprehensive loss:
    Translation adjustments,
      cumulative translation
      gain of $48,148 at
      December 28, 2002......           --         48,148                 --            48,148
    Net loss of Holdings.....           --             --         (2,585,921)       (2,585,921)
                                                                                  ------------
      Total comprehensive
        loss.................           --             --                 --        (2,537,773)
                               -----------      ---------       ------------      ------------
Balance at December 28, 2002
  (Successor)................  $        --      $  48,148       $ (2,585,921)     $ 53,473,186
                               ===========      =========       ============      ============

                            See accompanying notes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           SUCCESSOR                     PREDECESSOR
                                                          ------------   -------------------------------------------
                                                            FOR THE        FOR THE
                                                          PERIOD FROM    PERIOD FROM
                                                          OCTOBER 16,    DECEMBER 30,            YEAR ENDED
                                                          2002 THROUGH   2001 THROUGH   ----------------------------
                                                          DECEMBER 28,   OCTOBER 15,    DECEMBER 29,   DECEMBER 30,
                                                              2002           2002           2001           2000
                                                          ------------   ------------   ------------   -------------
OPERATING ACTIVITIES
Net income (loss).......................................  $(2,585,921)   $    428,331   $  7,163,174   $  (5,603,294)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation........................................    1,255,251       4,776,431      6,455,080       8,856,417
    Amortization........................................      653,210       1,853,033      2,262,535       1,900,168
    Interest paid with issuance of in-kind debt.........           --              --        954,810       1,827,000
    Minority interest...................................           --         844,378        580,798        (454,321)
    Stock compensation to non-employee..................           --          30,284         38,358          19,074
    Stock compensation variable employee options........           --       6,033,273        457,722              --
    Net gain on sale of real estate and other assets....           --      (2,215,735)      (980,233)       (985,182)
    Loss (gain) on disposal of equipment................           --              --             --         (13,914)
    Loss on extinguishment of debt......................           --       8,046,552             --              --
    Extraordinary gain -- negative goodwill arising from
      purchase of minority interest.....................           --      (4,121,927)            --              --
    Changes in operating assets and liabilities:
      Receivables.......................................      462,403         959,130      6,001,531      (2,291,076)
      Inventories.......................................      799,837       1,512,546     10,621,937       3,063,393
      Prepaid and other assets..........................     (475,753)       (457,688)       992,458        (205,701)
      Deferred income taxes.............................     (439,814)             --             --              --
      Accounts payable..................................    4,767,312      (5,884,333)     6,597,510      (1,799,134)
      Accrued expenses and other liabilities and
        deferred rent...................................    4,266,250        (289,234)       385,456        (639,141)
                                                          -----------    ------------   ------------   -------------
Net cash provided by operating activities...............    8,702,775      11,515,041     41,531,136       3,674,289
INVESTING ACTIVITIES
Capital expenditures....................................   (1,126,683)     (2,086,323)    (1,344,843)     (2,106,954)
Proceeds from sale of real estate and other assets......           --       3,313,022      1,395,736       1,130,086
                                                          -----------    ------------   ------------   -------------
Net cash provided by (used in) investing activities.....   (1,126,683)      1,226,699         50,893        (976,868)
FINANCING ACTIVITIES
Principal payments on lines of credit...................           --      (9,840,843)   (20,115,977)   (109,038,543)
Proceeds from lines of credit...........................           --       9,807,280     12,977,194     108,310,889
Principal payments of long-term debt....................           --     (41,698,481)    (5,999,996)     (5,421,734)
Borrowings from long-term debt..........................           --              --             --      15,000,000
Debt issuance costs.....................................           --              --             --        (735,304)
Proceeds from issuance of common stock..................           --      43,243,157             --              --
Payments to satisfy debt and minority interest
  obligations...........................................           --     (10,634,165)            --              --
Distributions to shareholders...........................           --     (35,880,392)            --              --
Dividends paid..........................................           --      (3,237,500)            --      (2,312,500)
Dividends paid to minority interest owners..............           --        (262,500)            --        (187,500)
                                                          -----------    ------------   ------------   -------------
Net cash provided by (used in) financing activities.....           --     (48,503,444)   (13,138,779)      5,615,308
                                                          -----------    ------------   ------------   -------------
Effect of exchange rate changes on cash.................  $    48,148    $         --   $    (42,475)  $    (186,216)
                                                          -----------    ------------   ------------   -------------
Change in cash and cash equivalents.....................    7,624,240     (35,761,704)    28,400,775       8,126,513
Cash and cash equivalents, beginning of year (period)...    3,788,220      39,549,924     11,149,149       3,022,636
                                                          -----------    ------------   ------------   -------------
Cash and cash equivalents, end of year (period).........  $11,412,460    $  3,788,220   $ 39,549,924   $  11,149,149
                                                          ===========    ============   ============   =============
Supplemental cash flow information:
  Interest payments.....................................  $     6,529    $  4,078,658   $  4,322,284   $   3,716,728
  Tax payments..........................................  $    15,325    $    493,392   $    250,591   $     331,195
  Amortization of discount on senior subordinated
    notes...............................................  $        --    $  1,369,447   $  1,620,349   $   1,506,301
  Amortization of discount on senior secured notes......  $   142,430    $         --   $         --   $          --
  Issuance of common stock units in connection with
    business combination................................  $        --    $  2,517,802   $         --   $          --
  Management rollover of Golfsmith International, Inc.
    equity into Golfsmith International Holdings, Inc.
    equity..............................................  $        --    $ 10,250,000   $         --   $          --
  Issuance of senior secured notes in business
    combination.........................................  $        --    $ 75,000,000   $         --   $          --

                            See accompanying notes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 28, 2002

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION AND CHANGE IN REPORTING ENTITY

     The accompanying consolidated financial statements include the accounts of Golfsmith International Holdings, Inc. ("Holdings", the "Company" or "Successor") and its wholly owned subsidiary Golfsmith International, Inc. ("Golfsmith" or "Predecessor"). Holdings was formed on September 4, 2002 as a Delaware corporation to acquire all of the outstanding shares of common stock of Golfsmith. Holdings acquired Golfsmith on October 15, 2002 (See Note 2). Holdings has no assets or liabilities other than its investment in its wholly owned subsidiary Golfsmith and did not have operations prior to the acquisition of Golfsmith; accordingly these consolidated financial statements represent the operations of Golfsmith and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

     For purposes of presentation, the accompanying statements of operations and cash flows for the period December 30, 2001 through October 15, 2002 and for the years ended December 29, 2001 and December 30, 2000 reflect the operating results and cash flows of Golfsmith prior to its acquisition by Holdings on October 15, 2002. The accompanying statements of operations and cash flows for the period from October 16, 2002 through December 28, 2002 reflects the operating results and cash flows of Holdings subsequent to the acquisition by Holdings on October 15, 2002.

  NATURE OF OPERATIONS

     Golfsmith is one of the largest, multi-channel, specialty retailers of golf equipment and related accessories in the industry and is an established designer and marketer of golf equipment. Golfsmith offers equipment from leading manufacturers, including Callaway(R) Cobra(R), FootJoy(R), Nike(R), Ping(R), Taylor Made(R) and Titleist(R). In addition, Golfsmith offers its own proprietary brands, including Golfsmith(R), Lynx(R), Snake Eyes(R) and Killer Bee(R). The Company markets its products through 26 superstores as well as through its direct-to-consumer channel, which includes its clubmaking and accessory catalogs and its Internet site. The Company also operates a clubmaker training program and is the exclusive operator of the Harvey Penick Golf Academy, an instructional school incorporating the techniques of the renowned golf instructor, Harvey Penick.

  RECLASSIFICATION

     Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

  CASH EQUIVALENTS

     Cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have maturities when purchased of three months or less.

  INVENTORIES

     Inventories consist primarily of finished goods (i.e., golf equipment and accessories) and are stated at the lower of cost (weighted average) or market. Inbound freight charges, import fees and vendor discount charges are capitalized into inventory upon receipt of the purchased goods. These costs are included in cost of products sold upon the sale of the respective inventory item.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

  CONCENTRATION OF FOREIGN SUPPLIERS

     The Company derives a significant portion of its sales from products supplied by manufacturers located outside the United States (primarily China). While the Company is not dependent on any single manufacturer outside the U.S., the Company could be adversely affected by political or economic disruptions affecting the business or operations of third-party manufacturers located outside the U.S.

  DEPRECIATION AND AMORTIZATION

     Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the related assets, generally 5 to 10 years for equipment, furniture, and fixtures and 40 years for buildings. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related lease or estimated life of the leasehold improvement.

  LONG-LIVED ASSETS

     The Company evaluates its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made and is recorded in continuing operations.

     Long-lived assets to be disposed of by sale are classified as held-for-sale in the period in which the established criteria of SFAS No. 144 are met.

     Long-lived asset to be disposed of other than by sale are classified as held-and-used until the disposal occurs. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made and is recorded in continuing operations until the related assets are disposed of. The Company recorded a loss from discontinued operations of $0.2 million during the period from December 30, 2001 through October 15, 2002 and $0.1 million during the period from October 16, 2002 through December 28, 2002 related to the disposal of assets.

  FOREIGN CURRENCY TRANSLATION

     In accordance with Financial Accounting Standards No. 52, Foreign Currency Translation, the financial statements of the Company's international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders' equity, and a weighted average exchange rate for each period for revenues, expenses, and gains and losses. Foreign currency translation adjustments are recorded as a separate component of stockholders' equity as the local currency is the functional currency. Gains and losses from foreign currency denominated transactions are included in "Other income" in the consolidated statement of operations and were not significant for the years presented.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents, and accounts receivable. Excess cash is invested in high-quality, short-term, liquid money instruments issued by highly rated financial institutions. Concentration of credit risk

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

with respect to the Company's receivables is minimized due to the large number of customers, individually small balances, and short payment terms.

     The Company maintains an allowance for estimated losses resulting from non-collection of customer receivables based on: historical collection experience, age of the receivable balance, both individually and in the aggregate, and general economic conditions. The Company generally does not require collateral.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value and carrying amounts for financial instruments may differ due to instruments that provide fixed interest rates or contain fixed interest rate elements. Such instruments are subject to fluctuations in fair value due to subsequent movements in interest rates. The carrying value of the Company's financial instruments approximates fair value, except for differences with respect to long-term, fixed rate debt, which are not significant. Fair value for such instruments is based on estimates using present value or other valuation techniques.

  REVENUE RECOGNITION

     The Company recognizes retail sales at the time the customer takes possession of the merchandise and purchases are paid for, primarily with either cash or credit card.

     Catalog and e-commerce sales are recorded upon shipment of merchandise. This policy is based on: (1) the customer has already paid for the goods with a credit card, thus minimal collectibility risk exists, (2) the equipment being shipped is complete and ready for shipment at the time of shipment, (3) the date of delivery is within a reasonable time of the order, generally within one week,
(4) the Company has no further obligations once the product is shipped, (5) the Company's custodial risks are insured by a third party shipping company, and (6) the Company records an allowance for estimated returns in the period of sale.

     The Company recognizes revenue from the Harvey Penick Golf Academy instructional school at the time the services are performed.

     Revenues from the sale of gift certificates are recorded upon the redemption of the gift certificate for the purchase of tangible products at the time the customer takes possession of the merchandise. At the purchase of a gift certificate, a liability is recorded until the redemption of the certificate for merchandise occurs.

     For all merchandise sales, the Company reserves for sales returns in the period of sale through estimates based on historical experience.

  SHIPPING AND HANDLING COSTS

     Amounts billed to customers in sales transactions related to shipping and handling, if any, are included in revenues. Shipping and handling costs incurred by the Company are included in cost of products sold.

  VENDOR REBATES AND PROMOTIONS

     The Company receives income from certain merchandise suppliers in the form of rebates and promotions. Agreements are made with each individual supplier and income is earned as buying levels are met and/or cooperative advertising is placed. Rebate income is recorded as a reduction of cost of products sold and cooperative promotional income is recorded as a reduction of selling, general and administrative expenses. The uncollected amounts of vendor rebate and promotional income remaining in receivables in the accompanying consolidated balance sheets as of December 28, 2002, and December 29, 2001 were

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

approximately $0.3 million and $0.4 million, respectively. Cooperative promotional income received and recorded as a reduction of selling, general and administrative expenses was approximately $0.2 million for the period from October 16, 2002 through December 28, 2002, $0.7 million for the period from December 30, 2001 through October 15, 2002, and $1.0 million and $0.8 million for the fiscal years 2001 and 2000, respectively. Vendor rebate income received and recorded as a reduction of cost of products sold was $0.1 million for the period from October 16, 2002 through December 28, 2002, $0.4 million for the period from December 30, 2001 through October 15, 2002, and $0.5 million and $0.7 million for the fiscal years 2001 and 2000, respectively.

  STORE PRE-OPENING AND CLOSING EXPENSES

     Costs associated with the opening of a new store are expensed as incurred. With respect to store closings, the Company provides for the future net lease obligation, non-recoverable investment in fixed assets, and other expenses directly related to discontinuance of operations when the decision has been made to close a store and records store closing expenses in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (See Note 5).

  INCOME TAXES

     Prior to October 15, 2002, Golfsmith elected to be treated as a Subchapter S Corporation under the Internal Revenue Code of 1986 as amended, whereby federal income taxes are the responsibility of the individual stockholders. Accordingly, Golfsmith did not provide for federal income taxes. Effective October 15, 2002, Golfsmith merged with BGA Acquisition Corporation, a wholly owned subsidiary of Holdings, with the surviving entity (Holdings' subsidiary) being Golfsmith International, Inc. As part of the merger, Golfsmith's Subchapter S status was terminated; thus, the Company is subject to corporate income taxes beginning October 15, 2002.

     In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, deferred income taxes were provided for all temporary differences existing at the date of Golfsmith's termination of its Subchapter S status. Deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  CATALOG COSTS AND ADVERTISING

     Catalog costs are amortized over the expected revenue stream, which typically ranges between two and twelve months from the date the catalogs are mailed. The Company capitalized approximately $0.8 million and $0.4 million in catalog costs at December 28, 2002 and December 29, 2001, respectively. Advertising costs are expensed as incurred. Advertising costs totaled approximately $3.2 million for the period from October 16, 2002 through December 28, 2002, $10.0 million for the period from December 30, 2001 through October 15, 2002, and $12.8 million, and $18.0 million for the years ended December 29, 2001, and December 30, 2000, respectively. These amounts include amortization of catalog costs of $2.0 million for the period from October 16, 2002 through December 28, 2002, $6.4 million for the period from December 30, 2001 to October 15, 2002, and $8.6 million and $13.2 million for the fiscal years 2001 and 2000, respectively.

  DEBT ISSUANCE COSTS

     Issuance costs are deferred and amortized to interest expense using the interest method over the terms of the related debt. Amortization of such costs for the period from October 16, 2002 through December 28, 2002, the period from December 30, 2001 through October 15, 2002, and for fiscal years 2001 and 2000 totaled approximately $0.5 million, $0.2 million, $0.4 million and $0.1 million, respectively.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

Approximately $1.7 million of debt issuance costs were written off on October 15, 2002 (the merger date) because the debt was paid off. Of this expense approximately $1.5 million is included in the loss on debt extinguishment in the accompanying statement of operations for the period from December 30, 2001 through October 15, 2002.

  GOODWILL AND INTANGIBLE ASSETS

     Goodwill represents the excess purchase price over the fair value of net assets acquired, or net liabilities assumed, in a business combination. Beginning in 2002, the Company adopted Statement of Financial Accounting Standard 142, Goodwill and Other Intangible Assets ("Statement 142"). In accordance with Statement 142, the Company periodically assesses its intangible assets, including its newly acquired goodwill in 2002, for indications of impairment. The Company performs its annual test for goodwill impairment on the first day of the fourth fiscal quarter of each year.

     Identifiable intangible assets consist of trademarks, the Golfsmith tradename and customer databases acquired. The customer database intangible asset is considered a definite lived intangible asset in accordance with Statement 142 and is being amortized using the straight-line method over its estimated useful life of 9 years. Both the trademark and tradename intangible assets are considered indefinite lived intangible assets under Statement 142. As such, amortization for these indefinite lived assets is replaced with periodic impairment review.

     It is the Company's policy to value intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances that might result in diminished fair value. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

  STOCK-BASED COMPENSATION

     SFAS No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

     In December 2002, the FASB issued SFAS No. 148, Accounting For Stock-Based Compensation -- Transition and Disclosure, An Amendment of FASB Statement No.
123. This Statement amends FASB No. 123, Accounting For Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Since the Company is continuing to account for stock-based compensation according to APB 25, adoption of SFAS No. 148 requires the Company to provide prominent disclosures about the affects of FASB No. 123 on reported net income (loss).

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

     The following table illustrates the effect on net income (loss), if the Company had applied the fair value recognition provisions of SFAS No. 123:

                                 SUCCESSOR                         PREDECESSOR
                              ----------------   -----------------------------------------------
                               FOR THE PERIOD     FOR THE PERIOD
                              FROM OCTOBER 16,   FROM DECEMBER 30,           YEAR ENDED
                                2002 THROUGH       2001 THROUGH      ---------------------------
                                DECEMBER 28,        OCTOBER 15,      DECEMBER 29,   DECEMBER 30,
                                    2002               2002              2001           2000
                              ----------------   -----------------   ------------   ------------
Net income (loss) -- as
  reported..................    $(2,585,921)        $   428,331       $7,163,174    $(5,603,294)
Total stock-based
  compensation cost, net of
  related tax effects
  included in the
  determination of net
  income (loss) as
  reported..................             --           6,063,557          496,080         19,074
The stock-based employee
  compensation cost, net of
  related tax effects, that
  would have been included
  in the determination of
  net income (loss) if the
  fair value based method
  had been applied to all
  awards....................             --          (6,078,057)              --     (1,140,645)
                                -----------         -----------       ----------    -----------
Pro forma net income
  (loss)....................    $(2,585,921)        $   413,831       $7,659,254    $(6,724,865)
                                ===========         ===========       ==========    ===========

  SEGMENTS

     The Company applies Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and considers its business activities to constitute a single segment.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and use assumptions that affect certain reported amounts and disclosures. Although management uses the best information available, it is reasonably possible that the estimates used by the Company will be materially different from the actual results. These differences could have a material effect on the Company's future results of operations and financial position.

  FISCAL YEAR

     The Company's fiscal year ends on the Saturday closest to December 31.

  RECENTLY ISSUED ACCOUNTING STANDARDS

  Impairment of Long-Lived Assets

     In October 2001, the FASB issued SFAS No. 144, Impairment of Long-Lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and the fair

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

value of the asset. SFAS No. 144 removes goodwill from its scope. SFAS No. 144 is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS No. 144 in fiscal 2002 and recorded a loss on discontinued operations of $229,900 for the period from December 30, 2001 to October 15, 2002 and $39,900 for the period from October 16, 2002 through December 28, 2002 (including a loss on disposal of approximately $245,000 and $41,000 for the two periods, respectively) relating to the closure of two stores considered an "asset group" under SFAS No. 144.

  Costs Associated with Exit or Disposal Activities

     In June 2002 the FASB issued SFAS No. 146, Accounting For Costs Associated With Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. This Statement is effective for exit or disposal activities initiated after December 31, 2002. The Company is currently assessing whether the adoption of SFAS No. 146 will have a material impact on its financial statements.

  Financial Guarantees

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires a company to recognize an initial liability for the fair value of an obligation it assumes under a guarantee, as well as its ongoing obligation over the term of the guarantee. The offsetting entry of recognizing a liability depends on the circumstances in which the guarantee was issued. Additionally, FIN 45 elaborates on and clarifies existing disclosure requirements for most guarantees. The initial recognition provisions of FIN 45 apply to guarantees issued or modified after December 31, 2002. The Company is currently evaluating the impact of FIN 45's initial recognition and measurement provisions on its consolidated financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, and have been incorporated into the Company's December 28, 2002 disclosures of guarantees in these footnotes.

2.  BUSINESS COMBINATIONS

     On October 15, 2002, the Company acquired all issued and outstanding shares of Golfsmith. The total purchase price was $121.0 million including related acquisition costs of $6.7 million. Atlantic Equity Partners III, L.P., the Company's majority shareholder, acquires profitable companies that it believes to be leaders in their respective markets and that it believes will increase in value over time. The Company believed that Golfsmith satisfied these criteria based on its profitable business, its investment in infrastructure to support additional growth, and its private label brands. The Company believed that these attributes would allow Golfsmith opportunities to increase in value, and therefore justified the purchase price that exceeded the fair market value of the assets.

     In conjunction with the acquisition of Golfsmith, the Company issued 20,077,931 shares of common stock and 839,268 restricted stock units to investors for approximately $62.8 million, excluding related issuance costs. Golfsmith International, Inc., being the surviving wholly owned subsidiary of the Company, issued Senior Secured Notes at a 20% discount off of face value for consideration of $75.0 million (See Note 4). The proceeds from the issuance of common and restricted stock units and the new Senior Secured Notes were utilized to fund the acquisition of Golfsmith.

     The total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition as

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

determined by an independent valuation obtained by the Company. Such allocation resulted in goodwill of $34.9 million. Goodwill is assigned at the enterprise level and is deductible for income tax purposes.

     The consolidated financial statements have been prepared giving effect to the recapitalization of the Company in accordance with EITF 88-16, Basis in Leveraged Buyout Transactions, as a partial purchase. Under EITF 88-16, the Company was revalued at the merger date to fair value to the extent of the majority shareholders' 79.7% controlling interest in the Company. The remaining 20.3% is accounted for at the continuing stockholder's carryover basis in the Company. The excess of the purchase price over the historical basis of the net assets acquired has been applied to adjust net assets to their fair values to the extent of the majority shareholders' 79.7% ownership.

     The following unaudited condensed consolidated balance sheet data presents the fair value of the assets acquired and liabilities assumed:

Cash and cash equivalents..................................               $  3,788,220
Accounts receivable........................................                  2,101,523
Inventory..................................................                 33,151,717
Prepaid expenses and other current assets..................                  1,643,637
Property and equipment.....................................                 36,173,768
Deferred tax assets........................................                  3,902,252
Other assets...............................................                  7,775,304
Intangible assets subject to amortization
  Customer database (nine year useful life)................   3,399,205
Intangible assets not subject to amortization
  Tradename................................................  11,158,000
  Trademarks...............................................  15,093,396
                                                             ----------
     Total intangible assets...............................                 29,650,601
Goodwill...................................................                 34,948,016
                                                                          ------------
     Total assets acquired.................................                153,135,038
Accounts payable...........................................                 13,054,703
Accrued other expenses.....................................                  8,960,869
Deferred rent..............................................                    108,507
Long-term debt.............................................                 75,000,000
                                                                          ------------
     Total liabilities assumed.............................                 97,124,079
                                                                          ------------
          Net assets acquired..............................               $ 56,010,959
                                                                          ============

     Contingent consideration of $6,250,000 has been placed in an escrow account by the selling stockholders to cover a final working capital assessment and to secure certain indemnification obligations of the sellers. In accordance with the merger agreement, on May 20, 2003, the parties determined that an adjustment in the merger consideration of $25,000 was payable to the Company based on the post-merger review of Golfsmith's working capital and will be paid out of the escrow account. The Company has adjusted the purchase price allocation accordingly. On April 15, 2004, any remaining escrow funds will be dispersed. Concurrent with the acquisition, Golfsmith changed status from a Subchapter S Corporation to a C Corporation that is subject to federal income taxes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

  PRO FORMA RESULTS OF OPERATIONS

     The following presents the unaudited pro forma combined results of operations of the Company for the period from December 30, 2001 through October 15, 2002 and for the year ended December 29, 2001, after giving effect to certain pro forma adjustments. These unaudited pro forma results are not necessarily indicative of the actual consolidated results of operations had the acquisition actually occurred on December 30, 2001 (first day of fiscal 2002) and December 31, 2000 (first day of fiscal 2001), respectively or of future results of operations of the consolidated entities:

                                                         (PREDECESSOR)
                                                          PERIOD FROM
                                                         DECEMBER 30,
                                                         2001 THROUGH      (PREDECESSOR)
                                                          OCTOBER 15,       YEAR ENDED
                                                             2002        DECEMBER 29, 2001
                                                         -------------   -----------------
Revenue................................................  $180,315,163      $221,438,496
Income from continuing operations......................     3,702,395         1,998,278
Income before extraordinary items......................     3,472,515                --
Net income (loss)......................................     7,594,442         1,408,397

     The pro forma amounts reflected above exclude one-time acquisition charges, including early extinguishment of debt costs of $8.0 million and an extraordinary gain on the repurchase of minority interest of $4.1 million for the period from December 30, 2001 through October 15, 2002. The pro forma results reflected above do not give effect to a variable compensation charge relating to a change of control provision in Golfsmith's employee stock option plan.

3.  INTANGIBLE ASSETS

     In July 2001, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("Statement 142") was issued. Statement 142 requires that ratable amortization of intangible assets with indefinite lives, including goodwill, be replaced with periodic review and analysis for possible impairment. Intangible assets with definite lives must be amortized over their estimated useful lives. On January 1, 2002, the Company adopted Statement 142. As a result, the Company no longer amortizes its acquired trademarks thereby eliminating estimated amortization of approximately $144,000 for the combined fiscal year ended December 28, 2002.

     As required by Statement 142, prior period results are not restated; however, the following presents the Company's reported net income (loss) and income (loss) as adjusted for the exclusion of trademark amortization:

                                     SUCCESSOR                    PREDECESSOR
                                    ------------   ------------------------------------------
                                    PERIOD FROM    PERIOD FROM
                                    OCTOBER 16,    DECEMBER 30,           YEAR ENDED
                                    2002 THROUGH   2001 THROUGH   ---------------------------
                                    DECEMBER 28,   OCTOBER 15,    DECEMBER 29,   DECEMBER 31,
                                        2002           2002           2001           2000
                                    ------------   ------------   ------------   ------------
Net income (loss):
  As reported.....................  $(2,585,921)     $428,331      $7,163,174    $(5,603,294)
  Add: trademark amortization
     expense......................           --            --         261,834        261,834
                                    -----------      --------      ----------    -----------
     Adjusted net income (loss)...  $(2,585,921)     $428,331      $7,425,008    $(5,341,460)
                                    ===========      ========      ==========    ===========

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

  Intangible assets with definite lives

     Following is a summary of the Company's intangible assets that are subject to amortization:

                                                 GROSS CARRYING   ACCUMULATED    NET CARRYING
                                                     AMOUNT       AMORTIZATION      AMOUNT
                                                 --------------   ------------   ------------
Customer databases.............................    3,399,205        (94,422)      3,304,783

     The net carrying amount of customer databases intangible assets relates solely to the merger transaction between Golfsmith and Holdings discussed in
Note 2. Total amortization expense for the period from October 16, 2002 through December 28, 2002 and for the period from December 30, 2001 through October 15, 2002 was $94,422 and $0, respectively, and is recorded in selling, general, and administration costs on the consolidated statement of operations. Estimated future annual amortization expense is as follows:

2003........................................................  $  377,689
2004........................................................     377,689
2005........................................................     377,689
2006........................................................     377,689
2007........................................................     377,689
Thereafter..................................................   1,416,338
                                                              ----------
                                                              $3,304,783
                                                              ==========

4.  DEBT

     Long-term debt at December 28, 2002 and December 29, 2001 consisted of the following:

                                                              SUCCESSOR     PREDECESSOR
                                                            -------------   ------------
                                                            DECEMBER 28,    DECEMBER 29,
                                                                2002            2001
                                                            -------------   ------------
Senior secured notes due October 15, 2009 (see discussion
  below)..................................................  $ 93,750,000    $        --
Senior credit facility (see discussion below).............            --             --
Senior subordinated pay-in-kind notes due August 1, 2005
  (see discussion below)..................................            --     32,781,810
Term loan payable by Golfsmith International, Inc. to
  bank, floating interest rate, payable in monthly
  installments through November 2003, collateralized by
  land and buildings......................................            --      8,916,671
                                                            ------------    -----------
Total long-term debt......................................    93,750,000     41,698,481
Less current maturities...................................            --     (1,000,000)
                                                            ------------    -----------
Long-term portion.........................................    93,750,000     40,698,481
Unamortized discount on senior secured notes..............   (18,369,955)            --
Unamortized discount on senior subordinated notes.........             -     (6,978,655)
                                                            ------------    -----------
Long-term debt, net of discount...........................  $ 75,380,045    $33,719,826
                                                            ============    ===========

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

     As of December 28, 2002, the annual maturities of long-term debt were as follows:

2003........................................................  $        --
2004........................................................           --
2005........................................................           --
2006........................................................           --
2007........................................................   18,750,000
Thereafter..................................................   75,000,000
                                                              -----------
                                                              $93,750,000
                                                              ===========

  SENIOR SECURED NOTES

     On October 15, 2002, concurrent with the acquisition of Golfsmith by Holdings, Golfsmith completed an offering of $93.75 million at a discount of 20%, or $18.75 million, of 8 3/8% senior secured notes (the "notes") due in 2009. Interest payments are required semi-annually on March 1 and September 1, beginning on March 1, 2003. The notes rank equal in right with any other senior indebtedness, including indebtedness under Golfsmith's senior credit facility. The notes are fully and unconditionally guaranteed by both Holdings and all existing and future Golfsmith domestic subsidiaries. As of December 28, 2002, the notes were guaranteed by all Golfsmith subsidiaries.

     The notes and each guarantee is secured by all of Golfsmith's real property, equipment and proceeds thereof as well as by substantially all of Golfsmith's other assets.

     Golfsmith has the option to redeem some or all of the notes at any time prior to October 15, 2006 at a make-whole redemption price. On or after October 15, 2006, Golfsmith has the option to redeem some or all of the notes at a redemption price that will decrease ratably from 106.5% of accreted value to 100.0% of accreted value on October 15, 2008, in all cases plus accrued but unpaid interest. Prior to October 15, 2005, the Company also has the option, under certain circumstances, to redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 113% of accreted value plus accrued but unpaid interest.

     The terms of the notes require Golfsmith to make partial pro rata redemptions of the principal amount at maturity of each note, plus accrued but unpaid interest to the redemption date as follows:

                                                              PERCENTAGES OF NOTES
                                                                 REQUIRED TO BE
MANDATORY REDEMPTION DATE                                           REDEEMED
-------------------------                                     --------------------
October 15, 2007............................................          20%
October 15, 2008............................................          10%

     The redemption requirements may be reduced by the aggregate principal amount at maturity of any notes Golfsmith has previously repurchased.

     Additionally, subsequent to fiscal 2003, Golfsmith is required under the notes to (i) offer to repurchase a portion of the notes at 100% of their accreted value within 120 days after the end of each fiscal year with 50% of Golfsmith's excess cash flow, as defined in the agreement; (ii) under certain circumstances, Golfsmith is required to repurchase the notes at specified redemption prices in the event of a change in control.

     Additionally, the terms of the notes limit the ability of Golfsmith to, among other things, incur additional indebtedness, dispose of assets, make acquisitions, make other investments, pay dividends and make various other payments.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

     In conjunction with this offering, Golfsmith entered into a registration rights agreement whereby Golfsmith agreed to file a registration statement within 120 days after the close of the offering that would enable note-holders to exchange their privately placed notes for publicly registered notes with substantially identical terms. Additionally, Golfsmith agreed, among other things, to use their reasonable best efforts to cause the registration statement to become effective within 180 days after the close of the offering and to be completed within 210 days after the close of the offering. If these terms are not met, additional interest will accrue on the principal amount at maturity of the notes at a rate of 0.25% per annum for the first 90 days following such event and at a rate of 0.50% per annum thereafter, and shall accrue to and including the date on which such default if cured. Golfsmith continues to use its best efforts to cause the exchange offer to be declared effective. Following the completion of the exchange offer, the interest rate will revert to the original rate.

     The notes are recorded on the December 28, 2002 balance sheet net of an original issuance discount of $18.75 million that is being amortized to interest expense over the term of the notes using the interest method.

  SENIOR CREDIT FACILITY

     On October 15, 2002, concurrent with the acquisition of Golfsmith by Holdings, Golfsmith entered into a new senior credit facility with a third party for up to $10.0 million in available revolver funds. Additionally, the senior credit facility allows for up to $1.0 million in authorized letters of credit. Borrowings under the senior credit facility are secured by substantially all of Golfsmith's current and future assets, excluding real property, equipment and proceeds thereof owned by Golfsmith, Holdings, or Golfsmith's subsidiaries, and all of Golfsmith's stock and equivalent equity interest in any subsidiaries. The senior credit facility is fully guaranteed by Holdings.

     The senior credit facility has a term of 4.5 years and available amounts under the facility are based on a borrowing base. The borrowing base is limited to 85% of the net amount of eligible receivables, as defined in the agreement, plus the lesser of (i) 65% of the value of eligible inventory and (ii) 60% of the net orderly liquidation value of eligible inventory.

     The senior credit facility contains covenants which, among other things, limit: (i) additional indebtedness; (ii) dividends; (iii) capital expenditures; and (iv) acquisitions, mergers, and consolidations. The facility also contains certain additional covenants, including financial covenants.

     Borrowings under the senior credit facility bear interest at Golfsmith's option as follows: (i) advances on the revolver shall bear interest daily at the higher of (a) the rate posted in the Wall Street Journal on corporate loans or
(b) the Federal Funds rate plus 50 basis points per annum plus 1.0%; (ii) interest shall be computed daily based on LIBOR plus 2.5%. Letters of credit bear interest at the higher of (a) the rate posted in the Wall Street Journal on corporate loans or (b) the Federal Funds rate plus 50 basis points per annum plus 2.5%.

  SENIOR SUBORDINATED NOTES

     On August 17, 1998, Golfsmith issued in a private placement $30.0 million senior subordinated pay-in-kind notes (the "Subordinated Notes") and partnership interests that may be converted into warrants to purchase 810,811 shares of the Golfsmith's common stock for $.01 per share, under certain circumstances. In 1998, the partnership interests for 7.5% of Golfsmith Holdings (a wholly-owned subsidiary of Golfsmith International, Inc.) were valued at $12.0 million. Since the interests are related to a Golfsmith subsidiary that is consolidated, the value of the interests is reflected as minority interest in the accompanying December 29, 2001 consolidated balance sheet. The value of the minority interest was offset as a discount to the Subordinated Notes. Immediately prior to the merger Golfsmith repurchased the minority interest

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

which had a carrying value of $13.1 million for cash consideration of $9.0 million resulting in negative goodwill of $4.1 million. In accordance with FAS 141, this is recorded in the period from December 30, 2001 through October 15, 2002, as an extraordinary item in the consolidated statement of operations.

     Holders of the Subordinated Notes were entitled to receive interest, payable quarterly, at Golfsmith's option in cash, or in-kind, through the issuance of additional Subordinated Notes, both at 12%, per annum. The Subordinated Notes were to mature on August 1, 2005, representing a yield to maturity of 22.6%. During fiscal year 2002 and 2001, the Company issued approximately zero and $1.0 million, respectively, in additional Subordinated Notes for the payment of interest.

     On October 15, 2002, immediately prior to the merger of Golfsmith with Holdings, all remaining outstanding debt under the Subordinated Notes was repaid in full. During the period from December 30, 2001 through October 15, 2002, Golfsmith recorded a loss on this extinguishment of senior subordinated debt of $8.0 million.

  OLD BANK DEBT

     In 2000, Golfsmith entered into a loan agreement (the "Loan Agreement") providing for term loan ("Term Loan") borrowings of $15.0 million and revolver borrowings up to $40.0 million ("Revolver"), subject to certain limitations. This Loan Agreement replaced a 1997 credit agreement that provided for borrowings up to $46.0 million that expired in 2000 and certain mortgage notes totaling $2.8 million as of November 13, 2000. The Term Loan was secured by a pledge of Golfsmith's land and buildings. The Revolver was secured by a pledge of Golfsmith's inventory, receivables, and certain other assets and contained significant covenants and restrictions.

     Borrowings under the Loan Agreement bear interest at either (i) LIBOR plus LIBOR margin or (ii) a Base Rate plus the Base Rate margin as defined in the Agreement. The weighted average interest rate on Term Loan borrowings was 4.7% and 6.5% in 2002 and 2001, respectively (4.7% at December 29, 2001). At December 29, 2001, Golfsmith had $8.9 million outstanding under the Term Loan. The weighted average interest rate on Revolver borrowings was 5.3% and 8.2% in 2002 and 2001, respectively (5.3% at December 29, 2001). Golfsmith had $.03 million outstanding under the Revolver at December 29, 2001.

     Golfsmith had outstanding commercial letters of credit under the Loan Agreement totaling approximately $0.2 million, as of December 29, 2001, relating primarily to unfilled purchase orders issued to foreign suppliers.

     On October 15, 2002 Golfsmith's existing line of credit was terminated.

5.  STORE CLOSURE AND ASSET IMPAIRMENTS

     A summary of the Company's store closures and asset impairments is as follows:

                            NUMBER     REVENUES GENERATED BY   CASH FLOWS GENERATED BY   TOTAL STORE
                           OF STORES   THE CLOSED STORES IN     THE CLOSED STORES IN       CLOSURE
PERIOD                      CLOSED      THE YEAR OF CLOSURE      THE YEAR OF CLOSURE        COSTS
------                     ---------   ---------------------   -----------------------   -----------
October 16, 2002 through
  December 28, 2002
  (Successor)............      0            $       --                $ (39,920)         $   39,920
December 30, 2001 through
  October 15, 2002
  (Predecessor)..........      1             1,987,226                 (208,396)            229,880
Fiscal 2001
  (Predecessor)..........      1             3,350,000                 (419,672)            655,130
Fiscal 2000
  (Predecessor)..........      3             8,734,000                 (910,000)          1,187,000

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

     The Company has closed five retail locations due to poor operating performance and the lack of market penetration being derived from these single-market stores. Store closure costs include writedowns of leasehold improvements and store equipment to estimated fair values and lease termination costs. These store-closing expenses in fiscal 2002 are reported in discontinued operations under the accounting guidance of SFAS No. 144, Impairment of Long-Lived Assets. All related assets and liabilities for these closed locations have been eliminated from the consolidated balance sheet as the net assets were disposed of prior to December 28, 2002.

6.  LEASE COMMITMENTS

     The Company leases certain store locations under operating leases that provide for annual payments that, in some cases, increase over the life of the lease. The aggregate of the minimum annual payments is expensed on a straight-line basis over the term of the related lease without consideration of renewal option periods. The lease agreements contain provisions that require the Company to pay for normal repairs and maintenance, property taxes, and insurance. Rent expense was $1.5 million for the period from October 16, 2002 through December 28, 2002, $5.9 million for the period from December 30, 2001 through October 15, 2002, and $8.1 million, and $8.2 million for the years ended December 29, 2001, and December 30, 2000, respectively.

     At December 28, 2002, future minimum payments due and sublease income to be received, under non-cancelable operating leases with initial terms of one year or more are as follows for each of the fiscal years ending:

                                                             OPERATING LEASE    SUBLEASE
                                                               OBLIGATIONS       INCOME
                                                             ---------------   ----------
2003.......................................................   $  7,865,287     $  322,575
2004.......................................................      7,870,074        327,250
2005.......................................................      7,812,039        327,250
2006.......................................................      7,679,814        327,250
2007.......................................................      7,232,872        327,250
Thereafter.................................................     28,989,111      1,811,563
                                                              ------------     ----------
Total minimum lease payments...............................   $ 67,449,197
                                                              ============
Total minimum sublease rentals.............................                    $3,443,138
                                                                               ==========

     Deferred rent consists of the step-rent accrual related to the Company's store leases. In accordance with FASB Statement No. 13, Accounting for Leases, rental expense for the Company's store leases is recognized on a straight-line basis even though a majority of the store leases contain escalation clauses.

     In November 2001, Golfsmith entered into a sublease agreement with a third party to sublease retail space previously occupied by Golfsmith. The sublease term ends in 2013. Future minimum sublease payments to be received by Golfsmith over the term of the lease are noted in the table above.

7.  GUARANTEES

     Holdings fully and unconditionally guarantees both the Senior Secured Notes issued by Golfsmith in October 2002 and the Senior Credit Facility. The Senior Secured Notes mature in October 2009 with mandatory redemption requirements as discussed more fully in Note 4. Interest payments are required on a semi-annual basis on the Senior Secured Notes at an annual interest rate of 8.375%. There were no amounts outstanding on the Senior Credit Facility at December 28, 2002. Holdings' guarantee of Golfsmith's Senior Secured Notes and Senior Credit Facility is explicitly excluded from the initial

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

recognition and initial measurement requirements of FASB Interpretation No. 45 as it meets the definition of an intercompany guarantee.

     The following represents certain stand-alone information for the year ended December 28, 2002 for the issuer and certain guarantors of the Senior Secured Notes and the Senior Credit Facility:

                                                 GOLFSMITH    GOLFSMITH
                       HOLDINGS    GOLFSMITH       CANADA       EUROPE     ELIMINATIONS      TOTAL
                       --------   ------------   ----------   ----------   ------------   ------------
Assets...............     --      $157,838,171   $  616,947   $1,555,754          --      $160,010,872
Debt.................     --       (75,380,045)          --     (149,832)    149,832       (75,380,045)
Net Revenues
  Predecessor........     --       173,118,838    2,546,407    4,649,918          --       180,315,163
Net Revenues
  Successor..........     --        36,936,204      273,602      620,734          --        37,830,540
Net income (loss)
  Predecessor........     --          (590,619)     372,050      646,900          --           428,331
Net income (loss)
  Successor..........     --        (3,080,176)     530,048      (35,793)         --        (2,585,921)

     The Company offers warranties to its customers depending on the specific product and terms of the goods purchased. A typical warranty program requires that the Company replace defective products within a specified time period from the date of sale. The Company records warranty costs as they are incurred and historically such costs have not been material. The Company accrued and settled approximately $0.3 million for product warranties during the period from December 30, 2001 through October 15, 2002 and had immaterial amounts in 2001 and 2000.

8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     The Company's accrued expenses and other current liabilities are comprised of the following at December 28, 2002 and December 29, 2001, respectively:

                                                              SUCCESSOR    PREDECESSOR
                                                             -----------   -----------
                                                                2002          2001
                                                             -----------   -----------
Salaries and benefits......................................  $ 2,206,568   $ 2,121,940
Interest...................................................    1,660,246       708,742
Allowance for returns reserve..............................    1,098,029     1,220,584
Gift certificates..........................................    3,785,669     3,128,163
Taxes......................................................    2,456,960     2,482,833
Other......................................................    1,614,830       859,758
                                                             -----------   -----------
Total......................................................  $12,822,302   $10,522,020
                                                             ===========   ===========

9.  OTHER INCOME AND EXPENSE

     Other income was $14,000 for the period from October 16, 2002 through December 28, 2002, $2.4 million for the period from December 30, 2001 through October 15, 2002, and $1.2 million and $1.1 million in 2001 and 2000, respectively. During the period from December 30, 2001 through October 15, 2002, the Company recorded a gain of $2.2 million on the sale of trademark rights to a third party. The trademark rights were sold for $3.3 million and had a book value of $1.1 million. During 2001, Golfsmith recorded a gain of $1.0 million on the sale of property owned in Austin, Texas. The property was sold for gross proceeds of $1.4 million and had a book value of $0.4 million. During 2000, Golfsmith

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

recorded a gain of $1.0 million on the sale of property owned in Austin, Texas. The property was sold for gross proceeds of $1.1 million and had a book value of $0.1 million. The proceeds from this sale were used to pay off real estate debt.

     Other expense was not significant during 2002 and 2001. During 2000, the Company recorded $0.6 million in other expense relating primarily to the disposal of an asset that was never placed in service.

10.  RETIREMENT AND PROFIT SHARING PLANS

     During 1998, the Board of Directors approved a Retirement Savings Plan (the "Plan"), which permits eligible employees to make contributions to the Plan on a pretax basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The Company makes a matching contribution of 50% of the employee's pretax contribution, up to 6% of the employee's compensation, in any calendar year. The Company contributed approximately $35,000 for the period from October 16, 2002 through December 28, 2002, $243,000 for the period from December 30, 2001 through October 15, 2002, $292,000, and $346,000 to the Plan during the years ended December 29, 2001, and December 30, 2000, respectively.

11.  COMMON STOCK

  GOLFSMITH INTERNATIONAL HOLDINGS, INC.

     Holdings has authorized 40.0 million shares of $.001 common stock of which 20,077,931 shares were issued and outstanding at December 28, 2002.

  GOLFSMITH INTERNATIONAL, INC.

     Prior to the merger on October 15, 2002, Golfsmith International, Inc., had authorized 20.0 million shares of $.01 common stock of which 10.0 million shares were outstanding at December 29, 2001.

     Subsequent to the merger on October 15, 2002, the surviving operating entity Golfsmith is authorized to issue 100 shares of its $.01 par value common stock. All 100 shares were issued and outstanding as of December 28, 2002. Holdings, the parent of Golfsmith, holds all of Golfsmith's outstanding common stock.

  DIVIDENDS

     Golfsmith declared and paid cash dividends of $3.5 million, $0 and $2.5 million in the period from December 30, 2001 through October 15, 2002, fiscal 2001 and 2000, respectively to all common shareholders on the date of record. Holdings has not declared or paid any dividends.

  CAPITAL SHARES RESERVED FOR ISSUANCE

     At December 28, 2002, the Company has reserved the following shares of common stock for issuance:

Stock options...............................................   2,850,000
Restricted stock units......................................     839,268
Additional authorized common shares.........................  19,922,069
                                                              ----------
Total authorized common shares..............................  23,611,337
                                                              ==========

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

12.  RESTRICTED STOCK UNITS

     In October 2002, concurrent with the merger transaction between Holdings and Golfsmith, Holdings awarded restricted stock units of Holdings' common stock to eligible employees of Golfsmith and its subsidiaries. The stock units are granted with certain restrictions as defined in the agreement. On December 28, 2002, 839,268 shares of restricted stock units were outstanding with a value of $2.5 million.

     The restricted stock units are fully vested at the grant date and are held in an escrow account. The stock units become available to the employees as the restrictions lapse. In general, the restrictions lapse after ten years unless the occurrence of certain specified events, upon which the restrictions will lapse earlier.

13.  STOCK OPTION PLAN

  GOLFSMITH INTERNATIONAL, INC. 1997 INCENTIVE PLAN

     For all periods prior to the merger date of October 15, 2002, Golfsmith had a stock incentive plan (the "1997 Incentive Plan") covering 2.8 million shares of Golfsmith common stock. Options to acquire 0.22 million, 0.24 million and
0.57 million shares of stock were granted in fiscal years 2002, 2001, and 2000, respectively. The exercise price on the options granted was at or above the value of the Company's common stock on the grant date. All outstanding options vested on the merger date, and option holders were paid in cash, restricted stock units, or a combination of the two. The plan was then terminated.

  GOLFSMITH INTERNATIONAL HOLDINGS, INC. 2002 INCENTIVE STOCK PLAN

     In October 2002, Holdings adopted the 2002 Incentive Stock Plan (the "2002 Plan"). Under the 2002 Plan, certain employees, members of the Board of Directors and third party consultants may be granted options to purchase shares of Holdings common stock, stock appreciation rights and restricted stock grants (collectively referred to as "options"). Options are exercisable and vest in accordance with each option agreement. The term of each option is no more than ten years from the date of the grant. There were 2,850,000 shares authorized under the 2002 Plan at December 28, 2002, all of which are available for future grant as no options have yet been issued.

     A summary of the Company's stock option activity and related information through December 28, 2002 follows:

                                                                        WEIGHTED AVERAGE
                                                            OPTIONS      EXERCISE PRICE
                                                           ----------   ----------------
Outstanding at January 1, 2000 (Predecessor).............   1,757,447        $13.94
  Granted................................................   2,285,896          4.00
  Exercised..............................................          --            --
  Forfeited..............................................  (1,867,138)        13.94
                                                           ----------        ------
Outstanding at December 30, 2000 (Predecessor)...........   2,176,205          4.22
  Granted................................................     241,500          5.50
  Exercised..............................................          --            --
  Forfeited..............................................    (583,698)         4.01
                                                           ----------        ------

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                                                                        WEIGHTED AVERAGE
                                                            OPTIONS      EXERCISE PRICE
                                                           ----------   ----------------
Outstanding at December 29, 2001 (Predecessor)...........   1,834,007          4.45
  Granted................................................     230,120          6.55
  Repurchased in connection with merger..................  (1,673,838)         4.43
  Forfeited..............................................    (390,289)         4.54
                                                           ----------        ------
Outstanding at October 15, 2002 (Predecessor)............          --        $   --
                                                           ==========        ======

     Of the 1.7 million options repurchased in connection with merger above 612,201 options with a value of $2.5 million were converted into 839,268 shares of restricted stock units of Holdings as part of the merger transaction discussed in Note 2.

     Cash consideration of $7.4 million was paid to option holders in exchange for fully vested outstanding options concurrent with the business combination on October 15, 2002 discussed in Note 2.

  FAIR VALUE DISCLOSURES

     Pro forma information regarding net income (loss) per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock plans under the fair value method of that Statement. Fair value was determined using the minimum value option-pricing model with a volatility factor near zero as the Company's shares are not publicly traded, with the following assumptions:

                                                                 PREDECESSOR
                                                  ------------------------------------------
                                                  PERIOD FROM
                                                  DECEMBER 30,
                                                  2001 THROUGH    YEAR ENDED     YEAR ENDED
                                                  OCTOBER 15,    DECEMBER 29,   DECEMBER 30,
                                                      2002           2001           2000
                                                  ------------   ------------   ------------
Risk-free interest rate.........................       2.0%           4.8%           6.3%
Weighted-average expected life of the options
  (years).......................................      5.77           5.77           5.77
Dividend rate...................................       0.0%           0.0%           0.0%
Weighted-average fair value of options granted
  Exercise price equal to fair value of stock on
     date of grant..............................     $0.71          $1.39          $1.25

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is disclosed in Note 1.

     Option valuation models incorporate highly subjective assumptions. Because changes in the subjective assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of Golfsmith's employee stock options. Because, for pro forma disclosure purposes, the estimated fair value of Golfsmith's employee stock options is treated as if amortized to expense over the options' vesting period, the effects of applying SFAS No. 123 for pro forma disclosures are not necessarily indicative of future amounts.

  WARRANTS

     In 1997, Golfsmith granted one warrant to purchase 60,000 options to a third party at an exercise price of $15 per share. The warrant holder's right to exercise such warrant is dependent upon the occurrence of a certain event. In October 2002, immediately prior to the merger transaction discussed in Note 2, the warrant was repurchased by Golfsmith for $0.5 million.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

  DEFERRED STOCK COMPENSATION

     Golfsmith recorded deferred interest expense of $194,622 for options issued to a non-employee creditor during fiscal year 2000. The deferred charge is being amortized to interest expense over the remaining five-year term of the related Subordinated Note. For the period from December 30, 2001 through October 15, 2002, fiscal 2001 and 2000, respectively, $30,284, $38,358 and $19,074 was charged to interest expense relating to this option grant. On October 15, 2002, immediately prior to the merger transaction discussed in Note 2, the remaining unamortized deferred charge of $106,906 was recorded as a loss on the extinguishment of the Senior Subordinated Note discussed in Note 4.

     Due to the decline in the market value of Golfsmith's common stock, the Board of Directors authorized Golfsmith to reprice stock options granted to employees and officers with exercise prices in excess of the fair market value on July 11, 2000. Stock options held by optionees other than non-employees, which were granted under the incentive stock plans and which had an exercise price greater than $4.00 per share, were amended to reduce their exercise price to $4.00 per share, which was the market value of Golfsmith's common stock on July 11, 2000. No other terms were changed. Options to purchase a total of 1,716,780 shares of common stock with a weighted average exercise price of $13.94 were repriced and are included in options forfeited and granted for fiscal year 2000.

     Under FASB Interpretation No. 44, these repriced options require variable accounting treatment until exercised or expired. Golfsmith recorded deferred compensation of $4,116,741, $2,374,254 and $0 related to the repriced options in fiscal 2002, 2001 and 2000, respectively. The deferred charge was being amortized over the average remaining life of the repriced options. For the period from December 30, 2001 through October 15, 2002, fiscal 2001 and 2000, Golfsmith amortized $6,033,273 (including all remaining amounts as of the merger date), $457,722 and $0 to compensation expense related to these repriced options. There was no remaining deferred compensation relating to these repriced options at December 28, 2002 as all remaining historical Golfsmith options vested and were either canceled in exchange for the right to receive cash or surrendered in exchange for stock units as part of the merger transaction discussed in Note 2.

14.  INCOME TAXES

     From commencement through October 15, 2002, Golfsmith and its subsidiaries had elected to be treated as a S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As such, federal income taxes were the responsibility of the individual stockholders. Accordingly, no provision for U.S. federal income taxes was included in the financial statements. However, certain foreign and state taxes were incurred and were recorded as income tax expense for these periods. Concurrent with the merger transaction with Holdings (see Note 2) on October 15, 2002, Golfsmith's Subchapter S status was terminated and the Company became subject to corporate income taxes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

     Significant components of the income tax provision attributable to continuing operations are as follows:

                                                               SUCCESSOR
                                                              ------------
                                                                FOR THE
                                                              PERIOD FROM
                                                              OCTOBER 16,
                                                              2002 THROUGH
                                                              DECEMBER 28,
                                                                  2002
                                                              ------------
Current:
  Federal...................................................   $      --
  State.....................................................     218,750
  Foreign...................................................     296,504
                                                               ---------
Total current...............................................     515,254
Deferred:
  Federal...................................................    (404,153)
  State.....................................................     (35,661)
  Foreign...................................................          --
                                                               ---------
Total deferred..............................................    (439,814)
Income tax provision........................................   $  75,440
                                                               =========

     The Company's provision for income taxes differs from the amount computed by applying the statutory rate to income from continuing operations before taxes as follows:

                                                               SUCCESSOR
                                                              ------------
                                                                FOR THE
                                                              PERIOD FROM
                                                              OCTOBER 16,
                                                              2002 THROUGH
                                                              DECEMBER 28,
                                                                  2002
                                                              ------------
Income tax at U.S. statutory rate...........................      34.0%
State taxes, net of federal income tax......................       3.0%
Foreign income taxes........................................       5.0%
Permanent differences and other.............................       4.4%
S Corporation income not subject to tax.....................      28.9%
                                                                  ----
Income tax provision........................................       1.3%
                                                                  ====

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 28, 2002 are as follows:

                                                               SUCCESSOR
                                                              -----------
                                                                 2002
                                                              -----------
Deferred tax assets:
  Accrued expenses..........................................  $    45,068
  Inventory basis...........................................       67,905
  Depreciable/amortizable assets............................    2,920,142
  Federal tax carryforwards.................................    1,308,951
  Other.....................................................           --
                                                              -----------
Net deferred tax assets.....................................  $ 4,342,066

     Upon the acquisition of Golfsmith by Holdings on October 15, 2002, the Company recorded a net deferred tax asset of approximately $3.9 million due to differences between book and tax basis of acquired assets and assumed liabilities.

     As of December 28, 2002, the Company had federal net operating loss carryforwards of approximately $3.5 million. The net operating loss carryforwards will expire in 2022 if not utilized.

15.  FOREIGN AND DOMESTIC OPERATIONS

     The Company has operated in foreign and domestic regions. Information about these operations is presented below:

                                 SUCCESSOR                    PREDECESSOR
                                ------------   ------------------------------------------
                                  FOR THE        FOR THE
                                PERIOD FROM    PERIOD FROM
                                OCTOBER 16,    DECEMBER 30,           YEAR ENDED
                                2002 THROUGH   2001 THROUGH   ---------------------------
                                DECEMBER 28,   OCTOBER 15,    DECEMBER 29,   DECEMBER 30,
                                    2002           2002           2001           2000
                                ------------   ------------   ------------   ------------
Net revenues:
  North America...............  $37,147,135    $175,392,971   $216,333,270   $226,450,914
  International...............      683,405       4,922,192      5,105,226      5,629,523
Operating profit (loss):
  North America...............   (1,326,480)      8,077,197     12,550,336       (162,320)
  International...............      337,138         568,112      1,230,887        668,091
Identifiable assets:
  North America...............  158,455,118     151,030,755    109,803,125    104,959,725
  International...............    1,555,754       2,104,283      1,697,238      1,942,767

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

16.  VALUATION AND QUALIFYING ACCOUNTS

                                                                AMOUNTS
                                                             CHARGED TO NET
                                               BALANCE AT    INCOME (LOSS),   WRITE-OFFS   BALANCE AT
                                              BEGINNING OF       NET OF        AGAINST       END OF
                                                 PERIOD        RECOVERIES      RESERVES      PERIOD
                                              ------------   --------------   ----------   ----------
INVENTORY RESERVE:
  Period from October 16, 2002 through
     December 28, 2002 (Successor)..........   1,219,373         (58,852)       (341,705)    818,816
  Period from December 30, 2001 through
     October 15, 2002 (Predecessor).........   1,555,107       1,253,856      (1,589,590)  1,219,373
  Year ended December 29, 2001
     (Predecessor)..........................     867,510       1,745,956      (1,058,359)  1,555,107
  Year ended December 30, 2000
     (Predecessor)..........................     828,512       2,665,132      (2,626,134)    867,510
ALLOWANCE FOR SALES RETURNS:
  Period from October 16, 2002 through
     December 28, 2002 (Successor)..........   1,116,480         640,592        (659,043)  1,098,029
  Period from December 30, 2001 through
     October 15, 2002 (Predecessor).........   1,220,584       4,240,901      (4,345,005)  1,116,480
  Year ended December 29, 2001
     (Predecessor)..........................   1,402,614       5,768,877      (5,950,907)  1,220,584
  Year ended December 30, 2000
     (Predecessor)..........................   1,829,108       7,076,618      (7,503,112)  1,402,614
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  Period from October 16, 2002 through
     December 28, 2002 (Successor)..........     403,088         (94,905)        (65,540)    242,643
  Period from December 30, 2001 through
     October 15, 2002 (Predecessor).........   1,107,321          27,057        (731,290)    403,088
  Year ended December 29, 2001
     (Predecessor)..........................   1,564,785       2,129,334      (2,586,798)  1,107,321
  Year ended December 30, 2000
     (Predecessor)..........................     966,926         597,859              --   1,564,785

17.  CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                  PREDECESSOR                          SUCCESSOR
                                            -------------------------------------------------------   ------------
                                                                                       PERIOD FROM    PERIOD FROM
                                                                                      SEPTEMBER 29,   OCTOBER 16,
                                                                                      2002 THROUGH    2002 THROUGH
                                               FIRST        SECOND         THIRD       OCTOBER 15,    DECEMBER 28,
FISCAL 2002(1)                                QUARTER       QUARTER       QUARTER         2002            2002
--------------                              -----------   -----------   -----------   -------------   ------------
Net revenues..............................  $47,460,173   $70,155,932   $55,962,187   $  6,736,871    $37,830,540
Gross profit..............................   16,752,162    24,991,205    19,346,101      2,019,101     12,684,362
Income (loss) from continuing
  operations..............................    2,583,312     4,215,849     3,391,900    (13,654,777)    (2,546,001)
Income (loss) from discontinued
  operations(2)...........................       26,208      (270,798)       14,710             --        (39,920)
Income from extraordinary items(3)........           --            --            --      4,121,927             --
Net income (loss).........................    2,609,520     3,945,051     3,406,610     (9,532,850)    (2,585,921)

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                                               FIRST        SECOND         THIRD        FOURTH          FULL
FISCAL 2001 (PREDECESSOR) (1)                 QUARTER       QUARTER       QUARTER       QUARTER         YEAR
-----------------------------               -----------   -----------   -----------   -----------   ------------
Net revenues..............................  $50,838,667   $70,779,774   $54,959,614   $44,860,441   $221,438,496
Gross profit..............................   17,163,181    25,025,953    19,526,277    16,605,287     78,320,698
Income (loss) from continuing
  operations..............................      758,303     5,349,897     2,260,383      (615,528)     7,753,055
Income (loss) from discontinued
  operations..............................      (35,252)      155,368        55,550      (765,547)      (589,881)
Net income (loss).........................      723,051     5,505,266     2,315,933    (1,381,076)     7,163,174

---------------

(1) Fiscal 2002 and 2001 each consist of 52-week periods.

(2) Store-closing expenses in fiscal 2002 are reported in discontinued operations under the accounting guidance of SFAS No. 144, Impairment of Long-Lived Assets. All comparative periods presented in the above quarterly table have been reclassified to reflect the closed stores.

(3) During the period from December 30, 2001 through October 15, 2002, the Company recorded an extraordinary gain on the repurchase of minority interest obligations immediately prior to the merger transaction discussed in Note 2.

18.  RELATED PARTY TRANSACTIONS

     In October 2002, the Company entered into an agreement with a majority shareholder whereby the Company pays a management fee expense of $600,000 per year to this majority shareholder of the Company. During the period from October 16, 2002 through December 28, 2002, the Company paid $150,000 to this majority shareholder under this agreement. These amounts are recognized in the consolidated statement of operations in the selling, general and administrative expense line item. As of December 28, 2002, the Company had no amounts payable to this majority shareholder.

19.  SUBSEQUENT EVENTS

     Subsequent to December 28, 2002, the Company entered into three additional non-cancellable leases for long-term retail space in Santa Ana, California, Auburn Hills, Michigan and Baybrook, Texas. The leases commence upon final build-out of each retail space, with total minimum lease payments over the lease terms of $9.3 million, plus operating expenses. The individual leases are as follows: Santa Ana with a 15 year term and minimum lease payments totaling $4.6 million, Auburn Hills with a 10 year term and minimum lease payments totaling $1.6 million, and Baybrook with a 10 year lease term and minimum lease payments totaling $3.1 million, plus operating expenses.

     In May 2003, the purchase price of the merger with Holdings was finalized, resulting in a reduction of the purchase price of $25,000.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               SUCCESSOR
                                                              ------------
                                                               MARCH 29,     DECEMBER 28,
                                                                  2003           2002
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,774,954   $ 11,412,460
  Receivables, net of allowances of $273,336 at March 29,
     2003 and $242,643 at December 28, 2002.................     2,630,006      1,639,120
  Inventories, net of reserves of $918,786 at March 29, 2003
     and $818,816 at December 28, 2002......................    43,682,345     32,351,880
  Deferred tax assets.......................................        67,905         67,905
  Prepaids and other current assets.........................     2,231,130      2,119,390
                                                              ------------   ------------
Total current assets........................................    51,386,340     47,590,755
Property and equipment:
  Land and buildings........................................    21,026,219     21,017,551
  Equipment, furniture, fixtures and autos..................     9,506,884      9,270,340
  Leasehold improvements and construction in progress.......     7,176,192      7,015,985
                                                              ------------   ------------
                                                                37,709,295     37,303,876
  Less: accumulated depreciation and amortization...........    (2,472,231)    (1,258,676)
                                                              ------------   ------------
Net property and equipment..................................    35,237,064     36,045,200
Goodwill....................................................    34,949,341     34,948,016
Tradename...................................................    11,158,000     11,158,000
Trademarks..................................................    15,093,396     15,093,396
Customer database, net of accumulated amortization of
  $188,844 at March 29, 2003 and $94,422 at December 28,
  2002......................................................     3,210,361      3,304,783
Deferred tax assets.........................................     4,274,161      4,274,161
Debt issuance costs.........................................     7,392,821      7,596,561
                                                              ------------   ------------
Total assets................................................  $162,701,484   $160,010,872
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 23,937,890   $ 17,822,015
  Accrued expenses and other current liabilities............     7,853,848     12,822,302
  Lines of credit...........................................     2,075,000             --
                                                              ------------   ------------
Total current liabilities...................................    33,866,738     30,644,317
Long-term debt, less current maturities.....................    75,879,168     75,380,045
Deferred rent...............................................       710,068        513,324
                                                              ------------   ------------
Total liabilities...........................................   110,455,974    106,537,686
Stockholders' equity:
  Common stock -- $.001 par value; 40,000,000 shares
     authorized; 20,077,931 shares issued and outstanding...        20,078         20,078
  Restricted common stock units -- $.001 par value; 839,268
     shares issued and outstanding..........................           839            839
  Additional paid-in capital................................    55,990,042     55,990,042
  Other comprehensive income................................        37,875         48,148
  Accumulated deficit.......................................    (3,803,324)    (2,585,921)
                                                              ------------   ------------
Total stockholders' equity..................................    52,245,510     53,473,186
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $162,701,484   $160,010,872
                                                              ============   ============

                            See accompanying notes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED
                                                              ---------------------------
                                                               MARCH 29,      MARCH 30,
                                                                 2003           2002
                                                              (SUCCESSOR)   (PREDECESSOR)
                                                              -----------   -------------
                                                                      (UNAUDITED)
Net revenues................................................  $45,830,119    $48,443,225
Cost of products sold.......................................   30,972,343     31,348,401
                                                              -----------    -----------
Gross profit................................................   14,857,776     17,094,824
Selling, general and administrative.........................   14,258,838     14,748,796
Amortization of deferred compensation.......................           --        145,847
                                                              -----------    -----------
Total operating expenses....................................   14,258,838     14,894,643
                                                              -----------    -----------
Operating income............................................      598,938      2,200,181
Interest expense............................................    2,638,496      1,588,956
Interest income.............................................       (7,477)      (112,412)
Other income................................................       (5,693)    (2,226,239)
Other expense...............................................        2,334             --
Minority interest...........................................           --        223,408
                                                              -----------    -----------
Income (loss) before income taxes...........................   (2,028,722)     2,726,468
Income tax expense (benefit)................................     (811,319)       116,948
                                                              -----------    -----------
Net income (loss)...........................................  $(1,217,403)   $ 2,609,520
                                                              ===========    ===========

                            See accompanying notes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS ENDED
                                                              ----------------------------
                                                               MARCH 29,       MARCH 30,
                                                                  2003           2002
                                                              (SUCCESSOR)    (PREDECESSOR)
                                                              ------------   -------------
                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................................  $ (1,217,403)  $  2,609,520
Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation..............................................     1,216,435      1,386,413
  Amortization of intangible assets.........................        94,422         31,959
  Amortization of deferred compensation.....................            --        145,847
  Amortization of debt issue costs and debt discount........       713,393        474,590
  Minority interest.........................................            --        223,408
  Gain on sale of intellectual property.....................            --     (2,215,738)
  Changes in operating assets and liabilities:
     Accounts receivable....................................      (990,886)       531,745
     Inventories............................................   (11,330,465)    (9,402,990)
     Prepaid and other assets...............................      (111,740)    (1,494,904)
     Accounts payable.......................................     6,115,875      1,604,096
     Accrued expenses and other current liabilities.........    (4,968,454)    (2,794,891)
     Deferred rent..........................................       196,744        (13,098)
                                                              ------------   ------------
Net cash used in operating activities.......................   (10,282,079)    (8,914,043)
INVESTING ACTIVITIES
Capital expenditures........................................      (408,885)      (376,604)
Proceeds from sale of intellectual property.................            --      3,313,022
Other.......................................................        (1,325)            --
                                                              ------------   ------------
Net cash provided by (used in) investing activities.........      (410,210)     2,936,418
FINANCING ACTIVITIES
Principal payments on lines of credit.......................    (5,476,478)    (9,428,533)
Proceeds from lines of credit...............................     7,551,478      9,394,970
Principal payments on term note.............................            --     (8,916,671)
Debt issuance costs.........................................       (10,530)            --
                                                              ------------   ------------
Net cash provided by (used in) financing activities.........     2,064,470     (8,950,234)
Effect of exchange rate changes on cash.....................        (9,687)       (25,376)
                                                              ------------   ------------
Change in cash and cash equivalents.........................    (8,637,506)   (14,953,235)
Cash and cash equivalents, beginning of period..............    11,412,460     39,549,924
                                                              ------------   ------------
Cash and cash equivalents, end of period....................  $  2,774,954   $ 24,596,689
                                                              ============   ============
Supplemental cash flow information:
  Interest payments.........................................  $  2,979,025   $  1,157,865
  Tax payments..............................................  $     56,936   $     26,490
  Amortization of discount on senior subordinated notes.....  $         --   $    423,905
  Amortization of discount on senior secured notes..........  $    499,123   $         --

                            See accompanying notes.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 MARCH 29, 2003

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     Golfsmith is one of the largest, multi-channel, specialty retailers of golf equipment and related accessories in the industry and is an established designer and marketer of golf equipment. Golfsmith offers equipment from leading manufacturers, including Callaway(R) Cobra(R), FootJoy(R), Nike(R), Ping(R), Taylor Made(R) and Titleist(R). In addition, Golfsmith offers its own proprietary brands, including Golfsmith(R), Lynx(R), Snake Eyes(R) and Killer Bee(R). The Company markets its products through 26 superstores as well as through its direct-to-consumer channel, which includes its clubmaking and accessory catalogs and its Internet site. The Company also operates a clubmaker training program and is the exclusive operator of the Harvey Penick Golf Academy, an instructional school incorporating the techniques of the renowned golf instructor, Harvey Penick.

  BASIS OF PRESENTATION AND CHANGE IN REPORTING ENTITY

     The accompanying consolidated financial statements include the accounts of Golfsmith International Holdings, Inc. ("Holdings", "Company" or "Successor") and its wholly owned subsidiary Golfsmith International, Inc. ("Golfsmith" or "Predecessor"). Holdings was formed on September 4, 2002 as a Delaware corporation to acquire all of the outstanding shares of common stock of Golfsmith. Holdings acquired Golfsmith on October 15, 2002 (See Note 2). Holdings has no assets or liabilities other than its investment in its wholly owned subsidiary Golfsmith and did not have operations prior to the acquisition of Golfsmith; accordingly these consolidated financial statements represent the operations of Golfsmith and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

     For purposes of presentation, the accompanying statements of operations and cash flows for the three months ended March 30, 2002 reflect the operating results and cash flows of Golfsmith prior to its acquisition by Holdings on October 15, 2002. The accompanying statements of operations and cash flows for the three months ended March 29, 2003 reflects the sum of the consolidated operating results and cash flows of Golfsmith and Holdings.

     The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. As information in this report relates to interim financial information, certain footnote disclosures have been condensed or omitted. In the Company's opinion, the unaudited interim condensed consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 28, 2002 as filed in the Company's registration statement on Form S-4. The results of operations for the three month periods ended March 29, 2003 and March 30, 2002 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

     The balance sheet at December 28, 2002 has been derived from audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 28, 2002.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and use assumptions that affect certain reported amounts and disclosures. Although management uses the best information available, it is reasonably possible that the estimates used by the Company will be materially different from the actual results. These differences could have a material effect on the Company's future results of operations and financial position.

  REVENUE SUBJECT TO SEASONAL VARIATIONS

     The Company's business is highly seasonal, reflecting peak sales and earnings during the Father's Day and holiday seasons. A substantial portion of the Company's total revenues and an even larger portion of the Company's operating income occur in its second fiscal quarter. The results of these interim quarters may not be representative of the results for the full fiscal year.

  FISCAL YEAR

     The Company's fiscal year ends on the Saturday closest to December 31. The year to date periods ended March 29, 2003 and March 30, 2002 both consist of thirteen weeks.

  STORE PRE-OPENING AND CLOSING EXPENSES

     Costs associated with the opening of a new store are expensed as incurred. With respect to store closings, the Company provides for the future net lease obligation, non-recoverable investment in fixed assets, and other expenses directly related to discontinuance of operations when the decision has been made to close a store and records store closing expenses in accordance with SFAS 146, Accounting For Costs Associated With Exit or Disposal Activities.

  STOCK-BASED COMPENSATION

     SFAS No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

     In December 2002, the FASB issued SFAS No. 148, Accounting For Stock-Based Compensation -- Transition and Disclosure, An Amendment of FASB Statement No.
123. This Statement amends SFAS No. 123, Accounting For Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Since the Company is continuing to account for stock-based compensation according to APB 25, adoption of SFAS No. 148 requires the Company to provide prominent disclosures about the affects of FASB No. 123 on reported net income (loss).

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

     The following table illustrates the effect on net income (loss), if the Company had applied the fair value recognition provisions of SFAS No. 123:

                                                                 THREE MONTHS ENDED
                                                           -------------------------------
                                                           MARCH 29, 2003   MARCH 30, 2002
                                                            (SUCCESSOR)     (PREDECESSOR)
                                                           --------------   --------------
Net income (loss) -- as reported.........................   $(1,217,403)      $2,609,520
Total stock-based compensation cost, net of related tax
  effects included in the determination of net income
  (loss) as reported.....................................            --          145,847
The stock-based employee compensation cost, net of
  related tax effects, that would have been included in
  the determination of net income (loss) if the fair
  value based method had been applied to all awards......            --         (244,030)
                                                            -----------       ----------
Pro forma net income (loss)..............................   $(1,217,403)      $2,511,337
                                                            ===========       ==========

2.  BUSINESS COMBINATIONS

     On October 15, 2002, the Company acquired all issued and outstanding shares of Golfsmith. The total purchase price was $121.0 million including related acquisition costs of $6.7 million. Atlantic Equity Partners III, L.P., the Company's majority shareholder, acquires profitable companies that it believes to be leaders in their respective markets and that it believes will increase in value over time. The Company believed that Golfsmith satisfied these criteria based on its profitable business, its investment in infrastructure to support additional growth, and its private label brands. The Company believed that these attributes would allow Golfsmith opportunities to increase in value, and therefore justified the purchase price that exceeded the fair market value of the assets.

     In conjunction with the acquisition of Golfsmith, the Company issued 20,077,931 shares of common stock and 839,268 restricted stock units to investors for approximately $62.8 million, excluding related issuance costs. Golfsmith International, Inc., being the surviving wholly owned subsidiary of the Company, issued Senior Secured Notes at a 20% discount off of face value for consideration of $75.0 million. The proceeds from the issuance of common and restricted stock units and the new Senior Secured Notes were utilized to fund the acquisition of Golfsmith.

     The total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition as determined by an independent valuation obtained by the Company. Such allocation resulted in goodwill of $34.9 million. Goodwill is assigned at the enterprise level and is deductible for income tax purposes.

     The consolidated financial statements have been prepared giving effect to the recapitalization of the Company in accordance with EITF 88-16, Basis in Leveraged Buyout Transactions, as a partial purchase. Under EITF 88-16, the Company was revalued at the merger date to fair value to the extent of the majority shareholders' 79.7% controlling interest in the Company. The remaining 20.3% is accounted for at the continuing stockholder's carryover basis in the Company. The excess of the purchase price over the historical basis of the net assets acquired has been applied to adjust net assets to their fair values to the extent of the majority shareholders' 79.7% ownership.

     Contingent consideration of $6,250,000 has been placed in an escrow account by the selling stockholders to cover a final working capital assessment and to secure certain indemnification obligations of the sellers. In accordance with the merger agreement, on May 20, 2003, the parties determined that an adjustment in the merger consideration of $25,000 was payable to the Company based on the post-merger review of Golfsmith's working capital and will be paid out of the escrow account. The Company has adjusted the purchase price allocation accordingly. On April 15, 2004, any remaining escrow funds will be

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

dispersed. Concurrent with the acquisition, Golfsmith changed status from a Subchapter S Corporation to a C Corporation that is subject to federal income taxes.

  PRO FORMA RESULTS OF OPERATIONS

     The following presents the unaudited pro forma combined results of operations of the Company with Golfsmith for the three months ended March 30, 2002, after giving effect to certain pro forma adjustments. These unaudited pro forma results are not necessarily indicative of the actual consolidated results of operations had the acquisition actually occurred on December 29, 2001 (first day of the three month period) or of future results of operations of the consolidated entities:

                                                                  PREDECESSOR
                                                               ------------------
                                                               THREE MONTHS ENDED
                                                                 MARCH 30, 2002
                                                               ------------------
Revenue.....................................................      $48,443,225
Income from operations......................................          643,329
Net income (loss)...........................................          643,329

3.  INTANGIBLE ASSETS

     In July 2001, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") was issued. SFAS 142 requires that ratable amortization of intangible assets with indefinite lives, including goodwill, be replaced with periodic review and analysis for possible impairment. Intangible assets with definite lives must be amortized over their estimated useful lives. On January 1, 2002, the Company adopted SFAS 142. As a result, the Company no longer amortizes its acquired trademarks thereby eliminating estimated amortization of approximately $17,000 for the three months March 30, 2002.

  INTANGIBLE ASSETS WITH DEFINITE LIVES

     Following is a summary of the Company's intangible assets that are subject to amortization:

                                                 GROSS CARRYING   ACCUMULATED    NET CARRYING
                                                     AMOUNT       AMORTIZATION      AMOUNT
                                                 --------------   ------------   ------------
Customer databases.............................    $3,399,205      $(188,844)     $3,210,361

     The net carrying amount of customer databases intangible assets relates solely to the merger transaction between Golfsmith and Holdings discussed in
Note 2. Total amortization expense for the three months ended March 29, 2003 was $94,422 and is recorded in selling, general, and administration costs on the consolidated statement of operations. Estimated future annual amortization expense is as follows:

2003........................................................  $  283,267
2004........................................................     377,689
2005........................................................     377,689
2006........................................................     377,689
2007........................................................     377,689
Thereafter..................................................   1,416,338
                                                              ----------
                                                              $3,210,361
                                                              ==========

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

4.  GUARANTEES

     Holdings fully and unconditionally guarantees both the Senior Secured Notes issued by Golfsmith in October 2002 and the Senior Credit Facility. The Senior Secured Notes mature in October 2009 with certain mandatory redemption features. Interest payments are required on a semi-annual basis on the Senior Secured Notes at an annual interest rate of 8.375%. At March 29, 2003 there was $2.1 million outstanding on the Senior Credit Facility and $75.9 million outstanding on the Senior Secured Notes. Holdings' guarantee of Golfsmith's Senior Secured Notes and Senior Credit Facility is explicitly excluded from the initial recognition and initial measurement requirements of FASB Interpretation No. 45 as it meets the definition of an intercompany guarantee.

     The following represents certain stand-alone information for the three months ended March 29, 2003 for the issuer and certain guarantors of the Senior Secured Notes and the Senior Credit Facility:

                                                     GOLFSMITH   GOLFSMITH
                           HOLDINGS    GOLFSMITH      CANADA       EUROPE        TOTAL
                           --------   ------------   ---------   ----------   ------------
Assets...................   $  --     $160,121,680   $787,117    $1,792,687   $162,701,484
Debt.....................      --       77,954,168         --            --     77,954,168
Net revenues.............      --       44,431,863    545,429       852,827     45,830,119
Net income (loss)........      --       (1,255,472)    96,842       (58,773)    (1,217,403)

     The Company offers warranties to its customers depending on the specific product and terms of the goods purchased. A typical warranty program requires that the Company replace defective products within a specified time period from the date of sale. The Company records warranty costs as they are incurred and historically such costs have not been material. During the quarters ended March 29, 2003 and March 30, 2002, respectively, no amounts have been accrued or paid relating to product warranties.

5.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     The Company's accrued expenses and other current liabilities are comprised of the following at March 29, 2003 and December 28, 2002, respectively:

                                                              MARCH 29,    DECEMBER 28,
                                                                 2003          2002
                                                              ----------   ------------
Salaries and benefits.......................................  $1,275,267   $ 2,206,568
Interest....................................................     606,324     1,660,246
Allowance for returns reserve...............................   1,102,370     1,098,029
Gift certificates...........................................   3,071,078     3,785,669
Taxes.......................................................     559,672     2,456,960
Other.......................................................   1,239,137     1,614,830
                                                              ----------   -----------
Total.......................................................  $7,853,848   $12,822,302
                                                              ==========   ===========

6.  DEFERRED STOCK COMPENSATION

     Due to the decline in the market value of Golfsmith's common stock, the Board of Directors authorized Golfsmith to reprice stock options granted to employees and officers with exercise prices in excess of the fair market value on July 11, 2000. Stock options held by optionees other than non-employees, which were granted under the incentive stock plans and which had an exercise price greater than $4.00 per share, were amended to reduce their exercise price to $4.00 per share, which was the market value of Golfsmith's common stock on July 11, 2000. No other terms were changed. Options to

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

purchase a total of 1,716,780 shares of common stock with a weighted average exercise price of $13.94 were repriced.

     Under FASB Interpretation No. 44, these repriced options require variable accounting treatment until exercised or expired. Golfsmith recorded deferred compensation of $307,642 and $0 related to the repriced options during the three months ended March 30, 2002 and March 29, 2003, respectively. The deferred charge was being amortized over the average remaining life of the repriced options. For the three months ended March 29, 2003 and March 30, 2002, Golfsmith recorded $0 and $145,847 to compensation expense related to these repriced options. As of December 28, 2002, there was no remaining deferred compensation relating to these repriced options as all remaining historical Golfsmith options were either canceled in exchange for the right to receive cash or surrendered in exchange for stock units as part of the merger transaction discussed.

7.  COMPREHENSIVE INCOME

     The Company's comprehensive income is composed of net income and translation adjustments. The following table presents the calculation of comprehensive income (in thousands):

                                                                 THREE MONTHS ENDED
                                                             ---------------------------
                                                              MARCH 29,      MARCH 30,
                                                                2003           2002
                                                             (SUCCESSOR)   (PREDECESSOR)
                                                             -----------   -------------
Net income (loss)..........................................  $(1,217,403)   $2,609,520
Translation adjustments....................................      (10,273)      (25,901)
                                                             -----------    ----------
Total comprehensive income.................................  $(1,227,676)   $2,583,619
                                                             ===========    ==========

8.  SALE OF LYNX JAPAN TRADEMARK

     In March 2002, the Company sold rights to their trademarks for Lynx in Japan to a third party. The Company received proceeds of approximately $3.3 million, net of direct costs associated with the sale. The gain on the sale was approximately $2.2 million. The gain is recorded in other income in the March 30, 2002 statement of operations.

9.  INCOME TAXES

     From commencement through October 15, 2002, Golfsmith and its subsidiaries had elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As such, federal income taxes were the responsibility of the individual stockholders. Accordingly, no provision for U.S. federal income taxes was included in the financial statements. However, certain foreign and state taxes were incurred and were recorded as income tax expense for these periods. Concurrent with the merger transaction with Holdings (see Note 2) on October 15, 2002, Golfsmith's Subchapter S status was terminated and the Company became subject to corporate income taxes.

10.  RECENTLY ISSUED ACCOUNTING STANDARDS

  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

     In June 2002 the FASB issued SFAS No. 146, Accounting For Costs Associated With Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. This Statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 has not had a material impact on our financial statements.

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

  FINANCIAL GUARANTEES

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires a company to recognize an initial liability for the fair value of an obligation it assumes under a guarantee, as well as its ongoing obligation over the term of the guarantee. The offsetting entry of recognizing a liability depends on the circumstances in which the guarantee was issued. Additionally, FIN 45 elaborates on and clarifies existing disclosure requirements for most guarantees. The initial recognition provisions of FIN 45 apply to guarantees issued or modified after December 31, 2002. The adoption of FIN 45's initial recognition and measurement provisions has not had a material effect on our consolidated financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, and have been incorporated into our disclosures of guarantees in our financial statements.

10.  RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

  CONSIDERATION RECEIVED FROM A VENDOR

     In January 2003, the Emerging Issues Task Force ("EITF") issued Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. Issue No. 02-16, Issue No. 1, states that cash consideration received by a customer (or a reseller) from a vendor is presumed to be a reduction of the prices of the vendor's products or services and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer's income statement. However, that presumption is overcome when the consideration is either (a) a payment for assets or services delivered to the vendor, in which case the cash consideration should be characterized as revenue (or other income, as appropriate) when recognized in the customer's income statement, or (b) a reimbursement of costs incurred by the customer to sell the vendor's products, in which case the cash consideration should be characterized as a reduction of that cost when recognized in the customer's income statement. The consensus on Issue 1 should be applied to fiscal periods beginning after December 15, 2002. Upon application of the consensus on Issue 1, income statements for prior periods presented should be reclassified to comply with that consensus, provided that the recasting of prior-period financial statements does not result in a change to net income of those prior periods. The adoption of Issue No. 02-16, Issue 1 did not have a material impact on our financial statements and no prior period reclassifications were necessary.

     Issue No. 02-16, Issue No. 2, states that a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund provided the amounts are probable and reasonably estimable. If the rebate or refund is not probable and reasonably estimable, it should be recognized as the milestones are achieved. Issue 2 is effective for arrangements entered into after November 21, 2002. The adoption of Issue No. 02-16, Issue 2 did not have a material impact on our financial statements.

11.  SUBSEQUENT EVENTS

     Subsequent to March 29, 2003, the Company entered into two additional non-cancelable leases for long-term retail space in El Segundo, California and Scarsdale, New York. The leases commence upon final buildout of each retail space, with total minimum lease payments over the lease terms of $9.5 million, plus operating expenses. The individual leases are as follows: El Segundo with a ten year term and

                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.

minimum lease payments totaling $3.9 million, and Scardsale with a 15 year term and minimum lease payments totaling $5.6 million.

     In May 2003, the purchase price of the merger with Holdings was finalized, resulting in a reduction of the purchase price of $25,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GOLFSMITH SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         GOLFSMITH INTERNATIONAL, INC.

                               OFFER TO EXCHANGE

                                  $93,750,000

                      8.375% SENIOR SECURED NOTES DUE 2009
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                      FOR

                          ALL OUTSTANDING UNREGISTERED
                      8.375% SENIOR SECURED NOTES DUE 2009

                                 JUNE 18, 2003

UNTIL SEPTEMBER 17, 2003, ALL DEALERS EFFECTING TRANSACTIONS IN THE OLD NOTES OR THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------
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